REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933
                                 ---------------
                             HERITAGE BANCORP, INC.
             (Exact name of registrant as specified in its charter)

        VIRGINIA                                   6060                            (Pending)
(State or other jurisdiction of         (Primary Standard Industrial            (I.R.S. Employer
incorporation or organization)          Classification Code Number)            Identification No.)

                              C/O THE HERITAGE BANK
                          1313 DOLLEY MADISON BOULEVARD
                             MCLEAN, VIRGINIA 22101
                                 (703) 356-6060
               (Address, including ZIP Code, and telephone number,
        including area code, of registrant's principal executive offices)
                                 ---------------
                                JOHN T. ROHRBACK
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              C/O THE HERITAGE BANK
                          1313 DOLLEY MADISON BOULEVARD
                             MCLEAN, VIRGINIA 22101
                                 (703) 356-6060
       (Name, address, including ZIP Code, and telephone number, including area code, of agent for service)
                                 ---------------
                                 WITH A COPY TO:
                            RICHARD A. SCHABERG, ESQ.
                             THACHER PROFFITT & WOOD
                               1700 PENNSYLVANIA AVE., NW
                             WASHINGTON, D.C. 20006
                                 (202) 347-8400
                                 ---------------
            Approximate date of commencement of proposed sale of the
           securities to the public: As soon as practicable after the effective date of this Registration Statement.
                                 ---------------
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [X]

                         CALCULATION OF REGISTRATION FEE

  Title of each Class of        Amount to be         Proposed Maximum            Proposed Maximum              Amount of
Securities to be Registered     Registered(1)   Offering Price Per Share(2)  Aggregate Offering Price (2)  Registration Fee(3)
==============================================================================================================================
       Common Stock,
      $0.01 par value           2,293,617               $5.53                      $12,686,569                 $3,743
==============================================================================================================================

(1) Based upon 2,293,617 shares of common stock of Heritage Bancorp, Inc. to be issued in exchange for the same number of shares of common stock of The Heritage Bank in connection with the reorganization of The Heritage Bank as described in the Proxy Statement-Prospectus.

(2) The proposed maximum offering price per share reflects the market price of the common stock of The Heritage Bank to be converted and exchanged in connection with the reorganization described in the Proxy Statement-Prospectus, computed in accordance with Rule 457(f)(1) under the Securities Act of 1933, as amended. It is based on the average of the high and low prices of the common stock on June 30, 1998, as reported on the Nasdaq SmallCap Market. The proposed maximum aggregate offering price is estimated solely for the purpose of calculating the registration fee.

(3) Calculated based on 0.0295 of one percent of the proposed maximum aggregate offering price.

This  Registration  Statement shall become  effective in accordance with Section
                8(a) of the Securities Act of 1933, as amended.

                             Heritage Bancorp, Inc.

         Cross Reference Sheet Required by Item 501(b) of Regulation S-B

                 CAPTION                 CAPTION IN PROXY STATEMENT-PROSPECTUS
                 -------                 -------------------------------------

I.   INFORMATION ABOUT THE TRANSACTION

A.   Forepart of Registration  Statement
     and  Outside  Front  Cover  Page of
     Prospectus.......................    Facing  Page;  Cross-Reference  Sheet;
                                          Notice    of   Annual    Meeting    of
                                          Stockholders; Outside Front Cover Page
                                          of Proxy Statement-Prospectus.

B.   Inside Front and Outside Back Cover
     Pages of Prospectus................  Available   Information;    Table   of
                                          Contents.

C.   Risk Factors,  Ratio of Earnings to
     Fixed     Charges     and     Other
     Information........................  Summary       of       the       Proxy
                                          Statement-Prospectus;          General
                                          Information;  Proposal 5 --  Formation
                                          of   Holding   Company  --  Terms  and
                                          Conditions to the Reorganization.

D.   Terms of the Transaction...........  Summary       of       the       Proxy
                                          Statement-Prospectus;          General
                                          Information;  Proposal 5 --  Formation
                                          of Holding Company-- Conditions to the
                                          Reorganization, Description of Bancorp
                                          Capital Stock,  Certain Differences in
                                          Stockholder  Rights,  Tax Consequences
                                          of  the   Reorganization,   Accounting
                                          Treatment   of   the   Reorganization,
                                          Market for the Common Stock;  Appendix
                                          C--     Agreement    and    Plan    of
                                          Reorganization.

E.   Pro Forma Financial Information..... Pro Forma Consolidated Capitalization.

F.   Material Contracts with the Company
     Being Acquired.....................  Proposal  1--  Election of  Directors;
                                          Proposal  3  --1998   Employee   Stock
                                          Option Plan; Appendix A--1998 Employee
                                          Stock  Option   Plan;   Proposal  4  -
                                          Outside  Directors  Stock Option Plan;
                                          Appendix   B--1998  Outside   Director
                                          Stock    Option     Plan;     Proposal
                                          5--Formation         of        Holding
                                          Company--Management    of    Heritage;
                                          Appendix   C--Agreement  and  Plan  of
                                          Reorganization.

G.   Additional Information Required for
     Reoffering  by Persons  and Parties
     Deemed to be Underwriters..........  Not Applicable.

H.   Interests  of  Named   Experts  and
     Counsel............................  Not Applicable.

                 CAPTION                  CAPTION IN PROXY STATEMENT-PROSPECTUS
                 -------                  -------------------------------------

I.   Disclosure of  Commission  Position
     on  Indemnification  for Securities
     Act Liabilities.......               Proposal  5 --  Formation  of  Holding
                                          Company  --  Certain   Differences  in
                                          Stockholder   Rights--  Limitation  of
                                          Liability   and   Indemnification   of
                                          Directors, Officers and Employees.

II.  INFORMATION ABOUT THE REGISTRANT

A.   Information  with  Respect  to  S-3
     Registrants........................  Not Applicable.

B.   Incorporation of Certain
     Information by Reference...........  Not Applicable.

C.   Information  with Respect to S-2 or
     S-3 Registrants....................  Not Applicable.

D.   Incorporation of Certain
     Information by Reference...........  Not Applicable.

E.   Information    with    Respect   to
     Registrants  Other  Than S-3 or S-2
     Registrants........................  Proposal  5 --  Formation  of  Holding
                                          Company     --    Parties    to    the
                                          Reorganization,  Business  of Bancorp,
                                          Description of Bancorp  Capital Stock,
                                          Market for the Common Stock,  Dividend
                                          Policy,  Regulation  and  Supervision,
                                          Management of Bancorp.

III. INFORMATION ABOUT THE COMPANY BEING
     ACQUIRED

A.   Information  with  Respect  to  S-3
     Companies..........................  Not Applicable.

B.   Information  with Respect to S-2 or
     S-3
     Companies..........................  Not Applicable.

C.   Information    with    Respect   to
     Companies  Other  Than  S-3  or S-2
     Companies..........................  Proposal  5 --  Formation  of  Holding
                                          Company     --    Parties    to    the
                                          Reorganization,  Business of the Bank,
                                          Market for the Common Stock,  Dividend
                                          Policy,  Regulation  and  Supervision,
                                          Management's  Discussion  and Analysis
                                          of Financial  Condition and Results of
                                          Operations, Management of Heritage.

                 CAPTION                  CAPTION IN PROXY STATEMENT-PROSPECTUS
                 -------                  -------------------------------------

IV.  VOTING AND MANAGEMENT INFORMATION

A.   Information if Proxies, Consents or
     Authorization     are     to     Be
     Solicited..........................  Notice    of   Annual    Meeting    of
                                          Stockholders;  Summary  of  the  Proxy
                                          Statement-Prospectus;          General
                                          Information; Proposal 1 -- Election of
                                          Directors;  Proposal 2 -- Ratification
                                          of    Appointment    of    Independent
                                          Auditors;  Proposal 3 -- 1998 Employee
                                          Stock  Option  Plan;   Proposal  4  --
                                          Outside  Director  Stock  Option Plan;
                                          Proposal  5--   Formation  of  Holding
                                          Company--     Conditions     to    the
                                          Reorganization, Management of Bancorp,
                                          Management  of Heritage;  Appendix A--
                                          1998 Stock Option  Plan;  Appendix B--
                                          Recognition    and   Retention   Plan;
                                          Appendix  D--  Dissenters'   Appraisal
                                          Rights.

B.   Information if Proxies, Consents or
     Authorizations   are   Not   to  Be
     Solicited   or   in   an   Exchange
     Offer..............................  Not Applicable.

                        [LETTERHEAD OF THE HERITAGE BANK]


                                 July ____, 1998

Dear Stockholder:

     You are cordially invited to attend the 1998 annual meeting of stockholders of The Heritage Bank ("Heritage" or the "Bank"), which will be held on August 26, 1998 at 10:00 a.m. Eastern Daylight Time at the McLean Community Center, 1234 Ingleside Avenue, McLean, VA 22101 (the "Annual Meeting").

     At the Annual Meeting, you will be asked to consider and vote upon: (1) the election of nine directors to serve for a one-year term expiring in 1999; (2) the ratification of the appointment of Yount, Hyde & Barbour, P.C. as independent auditors for the Bank for the fiscal year ending December 31, 1998;
(3) the approval of the 1998 The Heritage Bank Employee Incentive Stock Option Plan (the "Employee Stock Option Plan"); (4) the approval of the 1998 The Heritage Bank Outside Directors Stock Option Plan (the "Outside Director Stock Option Plan"); and (5) a proposal to form a holding company for the Bank by the adoption and approval of an Agreement and Plan of Reorganization, dated as of June 30, 1998, among the Bank and Heritage Bancorp, Inc., a newly-formed Virginia corporation organized at the direction of the Bank to be a bank holding company with the Bank as its wholly-owned subsidiary. In addition, management will report on the operations and activities of the Bank and there will be an opportunity for you to ask questions about the Bank's business.

     The Board of Directors believes that a holding company structure will better position Heritage to compete in the markets that it serves by facilitating acquisitions of other financial institutions, by providing operating flexibility for activities by the holding company, and by enhancing stockholder value by permitting stock repurchases without adverse tax consequences.

     It is very important that your shares be represented at the Annual Meeting, regardless of whether or not you plan to attend in person. A majority of the votes cast is sufficient to elect directors. A majority of the votes represented in person or by proxy and entitled to vote at the Annual Meeting is necessary to ratify the appointment of the independent auditors and to adopt the Employee Stock Option Plan and the Outside Director Stock Option Plan. The adoption of the holding company proposal requires the approval of votes representing two-thirds of the outstanding shares of the Bank's common stock. A FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST PROPOSAL 5. I urge you to execute, date and return the enclosed proxy card in the postage-paid envelope provided as soon as possible to ensure that your shares will be voted at the Annual Meeting.

                 YOUR VOTE IS IMPORTANT WHETHER OR NOT YOU PLAN
                     TO ATTEND THE ANNUAL MEETING IN PERSON

     The Board of Directors of Heritage has determined that the matters to be considered at the Annual Meeting are in the best interests of the Bank and its stockholders. For the reasons set forth in the Proxy Statement- Prospectus, the Board unanimously recommends a vote FOR each matter to be considered.

                                           Sincerely yours,

                                           John T. Rohrback
                                           President and Chief Executive Officer

                                THE HERITAGE BANK
                          1313 DOLLEY MADISON BOULEVARD
                             MCLEAN, VIRGINIA 22101

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON AUGUST 26, 1998

     NOTICE IS HEREBY GIVEN that the 1998 annual meeting of stockholders of The Heritage Bank ("Heritage" or the "Bank") will be held on August 26, 1998 at 10:00 a.m. Eastern Daylight Time at the McLean Community Center, 1234 Ingleside Avenue, McLean, VA 22101 (the "Annual Meeting"). The Annual Meeting has been called for the following purposes:

     1. To elect nine directors to serve for a one-year term expiring at the 1999 annual meeting and until their respective successors have been duly elected and qualified;

     2.   To  ratify  the  appointment  of  Yount,  Hyde  &  Barbour,   P.C.  as
          independent auditors for the Bank for the fiscal year ending December 31, 1998;

     3. Approval of the 1998 The Heritage Bank Stock Option Plan (the "Stock Option Plan") (a copy of the Stock Option Plan is attached as Appendix A to the Proxy Statement--Prospectus accompanying this Notice);

     4. Approval of the 1998 The Heritage Bank Outside Directors Stock Option Plan (the "Outside Director Stock Option Plan") (a copy of the Outside Director Stock Option Plan is attached as Appendix B to the Proxy Statement -- Prospectus accompanying this Notice);

     5. To consider and vote upon the formation of a bank holding company for Heritage by the adoption and approval of an Agreement and Plan of Reorganization dated as of June 30, 1998 (the "Plan of Reorganization" or "Plan") by and between the Bank and Heritage Bancorp, Inc. ("Bancorp" or the "Company), pursuant to which Heritage will become the wholly-owned subsidiary of Bancorp and all of the outstanding shares of common stock of Heritage (other than shares held by stockholders exercising dissenters' rights, if any) will be converted into and exchanged for, on a one-for-one basis, shares of common stock of Bancorp (a copy of the Plan is attached as Appendix C to the Proxy Statement-Prospectus accompanying this Notice); and

     6. To transact such other business as may properly come before the Annual meeting or any adjournment or postponement thereof.

     Pursuant to the Bylaws of Heritage, the Board of Directors has fixed July 17, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. Only holders of the Bank's common stock as of the close of business on the record date will be entitled to vote at the Annual Meeting or any adjournment or postponement thereof.

     Each Heritage stockholder has the right to demand from Heritage payment for the fair value of his or her shares; provided, that such stockholder (1) files with Heritage, before the vote on the approval of the Plan, written objection demanding payment for the shares at fair value if the Plan is approved and (2) does not vote such shares in favor of the Plan. Heritage and any such stockholder will have the rights and duties and must follow the procedures set forth in Section 13.1-731 of the Code of Virginia, a copy of which is attached as Appendix D to the Proxy Statement-Prospectus accompanying this Notice.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF EACH PROPOSAL TO BE CONSIDERED AT THE ANNUAL MEETING.

     WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT-PROSPECTUS. ANY STOCKHOLDER PRESENT AT THE ANNUAL MEETING, INCLUDING ANY ADJOURNMENT OR POSTPONEMENT THEREOF, MAY REVOKE SUCH HOLDER'S PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE ANNUAL MEETING.

                                              By Order of the Board of Directors

                                              George K. Degnon
                                              Secretary



McLean, Virginia
_____________, 1998

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

SUMMARY OF THE PROXY STATEMENT-PROSPECTUS....................................-3-
SELECTED FINANCIAL AND OTHER DATA OF THE BANK................................-7-
GENERAL INFORMATION..........................................................-8-
     General      ...........................................................-8-
     Record Date and Voting..................................................-8-
     Vote Required...........................................................-8-
     Rights of Dissenting Stockholders.......................................-8-
     Revocability of Proxies.................................................-9-
     Solicitation of Proxies.................................................-9-

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.................-10-
PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING..............................-11-
PROPOSAL 1 ELECTION OF DIRECTORS............................................-11-
     General      ..........................................................-11-
     Vote Required..........................................................-11-
     Information with Respect to Nominees...................................-11-
     Nominees     ..........................................................-12-
     Board and Committee Meetings...........................................-13-
     Summary Compensation Table.............................................-14-
     Certain Relationships and Related Party Transactions...................-15-
     Section 16(a) Beneficial Ownership Reporting Compliance................-15-

PROPOSAL 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS..............-15-
PROPOSAL 3 EMPLOYEE STOCK OPTION PLAN.......................................-16-
     General Plan Information...............................................-16-
     Purpose of the Employee Stock Option Plan..............................-16-
     Vote Required..........................................................-16-
     Description of the Employee Stock Option Plan..........................-16-
     New Plan Benefits......................................................-17-
     Termination or Amendment of the Employee Stock Option Plan.............-17-
     Effect of Reorganization on Employee Stock Option Plan.................-17-
     Federal Income Tax Consequences........................................-18-

PROPOSAL 4 OUTSIDE DIRECTORS STOCK OPTION PLAN..............................-19-
     General Plan Information...............................................-19-
     Purpose of the Outside Directors Stock Option Plan.....................-19-
     Vote Required..........................................................-19-
     Description of the Stock Option Plan...................................-19-
     New Plan Benefits......................................................-20-
     Termination or Amendment of the Outside Director Stock Option Plan.....-20-
     Effect of Reorganization on Outside Director Stock Option Plan.........-21-
     Federal Income Tax Consequences........................................-21-

PROPOSAL 5 FORMATION OF HOLDING COMPANY.....................................-22-
     General      ..........................................................-22-
     Vote Required..........................................................-22-

PARTIES TO THE REORGANIZATION...............................................-23-
     The Heritage Bank......................................................-23-
     Heritage Bancorp, Inc..................................................-24-

DESCRIPTION OF THE REORGANIZATION...........................................-24-
     Reasons for the Reorganization.........................................-24-
     Effective Date.........................................................-24-
     Actions at the Effective Date..........................................-25-
     Conditions to the Reorganization.......................................-25-
     Amendment and Termination .............................................-25-
     Exchange of Stock Certificates.........................................-25-
     Effect of the Reorganization on Employee Benefit Plans.................-26-

DESCRIPTION OF BANCORP CAPITAL STOCK........................................-26-
     General      ..........................................................-26-

     Common Stock ..........................................................-27-
     Bancorp Preferred Stock................................................-27-
     Anti-Takeover Provisions...............................................-27-

DESCRIPTION OF HERITAGE CAPITAL STOCK.......................................-27-
     Common Stock ..........................................................-27-
     Limitation of Liability................................................-28-
     State Law Restrictions on Acquisitions of the Bank.....................-28-
     Federal Law Restrictions on Acquisition of the Bank....................-29-

CERTAIN DIFFERENCES IN STOCKHOLDER RIGHTS...................................-29-
     General      ..........................................................-29-
     Payment of Dividends...................................................-29-
     Rights of Issuer to Repurchase Stock...................................-30-
     Limitation of Liability and Indemnification of Directors, Officers
      and Employees.........................................................-30-
     Special Meetings of Stockholders.......................................-30-
     Certain Anti-Takeover Provisions.......................................-30-

TAX CONSEQUENCES OF THE REORGANIZATION......................................-32-
ACCOUNTING TREATMENT OF THE REORGANIZATION..................................-33-
MARKET FOR THE COMMON STOCK.................................................-33-
DIVIDEND POLICY.............................................................-34-
PRO FORMA CONSOLIDATED CAPITALIZATION.......................................-35-
BUSINESS OF BANCORP.........................................................-35-

     General      ..........................................................-35-
     Property     ..........................................................-36-
     Competition  ..........................................................-36-
     Employees    ..........................................................-36-

BUSINESS OF THE BANK........................................................-36-
     General      ..........................................................-36-
     Business Strategy......................................................-37-
     Asset/Liability Management.............................................-37-
     Credit Policies........................................................-38-
     Lending Activities.....................................................-38-
     Market Area  ..........................................................-38-
     Competition  ..........................................................-39-
     Year 2000 Issues.......................................................-40-
     Properties   ..........................................................-40-
     Employees    ..........................................................-41-
     Legal Proceedings......................................................-41-

TAXATION....................................................................-41-
     Federal Taxation.......................................................-41-
     State Taxation.........................................................-42-

REGULATION AND SUPERVISION..................................................-42-
     Regulation of the Bank.................................................-42-
     Capital Requirements...................................................-43-
     Branching    ..........................................................-44-
     Recent Legislative Developments........................................-44-
     Federal Reserve System.................................................-45-
     Effect of Economic Environment.........................................-45-
     Limits on Dividends and Other Payments.................................-45-
     Regulation of Holding Company..........................................-46-
     Federal Securities Laws................................................-46-

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
     FINANCIAL CONDITION AND RESULTS OF OPERATIONS..........................-47-
     General      ..........................................................-47-
     Results of Operations..................................................-47-
     Comparison of Financial Condition at March 31, 1998 and December
      31, 1997..............................................................-47-
     Results of Operations for the Three Months Ended March 31, 1998
      and 1997..............................................................-48-
     Liquidity and Capital Resources........................................-49-

     Capital      ..........................................................-49-
     Results of Operations..................................................-49-
     Comparison of Financial Condition at December 31, 1997 and 1996........-50-
     Results of Operations for the Years Ended December 31, 1997 and 1996...-50-Comparison of Financial Condition for the Years Ended December 31, 1996
      and 1995..............................................................-51-
     Results of Operations for the Years Ended December 31, 1996 and 1995...-51-
     Average Balances, Interest and Average Yields..........................-52-
     Rate and Volume Analysis...............................................-54-
     Interest Rate Sensitivity..............................................-54-

ANALYSIS OF FINANCIAL CONDITION.............................................-55-
     Loan Portfolio.........................................................-55-
     Non-Performing Assets .................................................-56-
     Loan Maturity..........................................................-56-
     Maturity and Rate Sensitivity of Loans.................................-57-
     Allowance for Loan Losses..............................................-57-
     Allocation of Allowance for Loan Losses................................-59-
     Investment Activities..................................................-59-
     Securities Portfolio...................................................-60-
     Investment Portfolio - Maturity And Yields.............................-60-
     Deposits...............................................................-61-
     Average Deposits And Average Rates Paid................................-61-
     Maturities Of Certificates Of Deposit Of $100,000 Or More..............-61-
     Short-Term Borrowings..................................................-61-
     Capital Requirements...................................................-62-
     Capital Ratios.........................................................-62-
     Liquidity and Capital Resources........................................-62-
     Summary Of Liquid Assets...............................................-63-
     Impact of Inflation, Changing Prices and Monetary Policies.............-63-
     Accounting Matters.....................................................-63-

MANAGEMENT OF BANCORP.......................................................-64-
     Directors    ..........................................................-64-
     Executive Officers.....................................................-64-
     Compensation ..........................................................-64-
     Employee Benefit Plans.................................................-65-

MANAGEMENT OF THE BANK......................................................-65-
     Directors    ..........................................................-65-
     Non-Director Executive Officers........................................-65-
     Biographical Information...............................................-65-
     Non-Director Executive Officers........................................-65-
     Compensation and Employee Benefit Plans................................-65-

OTHER MATTERS...............................................................-66-
PROPOSALS FOR 1998 ANNUAL MEETING...........................................-66-
FINANCIAL STATEMENTS........................................................-66-
AVAILABLE INFORMATION.......................................................-66-
INDEX TO FINANCIAL STATEMENTS
     OF THE HERITAGE BANK...................................................FS-1
FINANCIAL STATEMENTS........................................................FS-2
APPENDICES
Appendix A  1998 The Heritage Bank Employee Incentive Stock Option Plan .....A-1
Appendix B  1998 The Heritage Bank Outside Directors Stock Option Plan ......B-1
Appendix C  Agreement and Plan of Reorganization ............................C-1
Appendix D      Dissenters' Appraisal Rights ................................D-1
Appendix E      Bancorp Articles of Incorporation ...........................E-1
Appendix F      Bancorp Bylaws ..............................................F-1

                                 PROXY STATEMENT

                                THE HERITAGE BANK
                          1313 DOLLEY MADISON BOULEVARD
                             MCLEAN, VIRGINIA 22101

                         ANNUAL MEETING OF STOCKHOLDERS
                                 AUGUST 26, 1998

                               -------------------

                                   PROSPECTUS

                             Heritage Bancorp, Inc.
                      Common Stock, no par value per share

     This document serves as a Proxy Statement for the 1998 annual meeting of stockholders of The Heritage Bank ("Heritage" or the "Bank"), to be held on August 26, 1998 at 10:00 a.m. Eastern Daylight time at the McLean Community Center, 1234 Ingleside Avenue, McLean, VA 22101, and at any adjournment or postponement thereof (the "Annual Meeting"), and is being used by the Board of Directors of the Bank to solicit the proxies of the Bank's stockholders in connection therewith. This Proxy Statement-Prospectus, with the accompanying proxy card, is first being sent or given to Heritage's stockholders on or about July 28, 1998.

     As more fully described in this Proxy Statement-Prospectus, the purpose of the Annual Meeting is (1) to elect nine directors to serve for a one-year term expiring in 1999; (2) to ratify the appointment of Yount, Hyde & Barbour, P.C. as independent auditors for the Bank for the fiscal year ending December 31, 1998; (3) to approve the 1998 The Heritage Bank Employee Incentive Stock Option Plan; (4) to approve the 1998 The Heritage Bank Outside Directors Stock Option Plan; (5) consider and vote upon the formation of a bank holding company by the adoption and approval of the Agreement and Plan of Reorganization dated as of June 30, 1998 (the "Plan of Reorganization" or "Plan") by and between the Bank and Heritage Bancorp, Inc. ("Bancorp"), a newly-formed Virginia corporation organized at the direction of the Bank to become the holding company for Heritage (the "Reorganization"); and (6) to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     This document also serves as a Prospectus in connection with the issuance by Bancorp of up to 2,293,617 shares of Bancorp common stock, par value $0.01 per share ("Bancorp Common Stock"). Upon the effective date of the Reorganization (the "Effective Date"), all outstanding shares of the Bank's common stock, no par value per share ("Bank Common Stock") (other than shares held by stockholders exercising dissenters' rights, if any), will be converted into and exchanged for an equal number of shares of Bancorp Common Stock, on a one-for-one basis.

     Under the Securities Act of 1933, as amended (the "Securities Act") and the rules and regulations of the Securities and Exchange Commission (the "SEC"), the solicitation of stockholders of Heritage to approve the proposed Plan of Reorganization constitutes an offering of Bancorp Common Stock. Bancorp has filed with the SEC a registration statement on Form S-4 under the Securities Act (the "Registration Statement") with respect to such offering, and this Proxy Statement-Prospectus constitutes the prospectus of Bancorp filed as part of the Registration Statement. This Proxy Statement-Prospectus does not contain all of the information set forth in the

Registration Statement and the related exhibits, certain parts of which are omitted in accordance with the rules and regulations of the SEC.

     This Proxy Statement-Prospectus shall not constitute a prospectus for a public reoffering of Bancorp Common Stock issuable pursuant to the Plan of Reorganization.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT-PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION IN WHICH IT WOULD BE UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT-PROSPECTUS, NOR ANY OFFER OR SOLICITATION MADE HEREUNDER, SHALL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THE INFORMATION SET FORTH OR INCORPORATED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE FEDERAL DEPOSIT INSURANCE CORPORATION, OR ANY OTHER FEDERAL OR STATE AGENCY OR ANY STATE SECURITIES COMMISSION, NOR HAS SUCH COMMISSION, OFFICE OR OTHER AGENCY OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THESE SECURITIES ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY. THE SECURITIES ARE SUBJECT TO INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF THE PRINCIPAL INVESTED.

      The date of this Proxy Statement-Prospectus is_______________, 1998.

                    SUMMARY OF THE PROXY STATEMENT-PROSPECTUS

     This Summary is qualified in its entirety by the detailed information contained in this Proxy Statement-Prospectus, the Appendices hereto and the documents referred to herein.

                         ANNUAL MEETING OF STOCKHOLDERS

Time and Place of the
   Annual Meeting.......................  The  Annual  Meeting  will  be held on
                                          August 26, 1998 at 10:00 a.m.  Eastern
                                          Daylight Time at the McLean  Community
                                          Center, 1234 Ingleside Avenue, McLean,
                                          VA, 22101. See "General Information --
                                          General."

Purpose of the Annual
   Meeting..............................  The  purpose of the Annual  Meeting is to (1) elect nine  directors,  each to
                                          serve for a one-year  term expiring in
                                          1999;  (2) ratify the  appointment  of
                                          Yount,   Hyde  &  Barbour,   P.C.   as
                                          independent  auditors for the Bank for
                                          the fiscal  year ending  December  31,
                                          1998;   (3)   approve   the  1998  The
                                          Heritage Bank Employee Incentive Stock
                                          Option Plan;  (4) approve the 1998 The
                                          Heritage Bank Outside  Directors Stock
                                          Option  Plan;  (5)  consider  and vote
                                          upon   the   Plan  of   Reorganization
                                          pursuant to which Heritage will become
                                          the    wholly-owned    subsidiary   of
                                          Bancorp,  and  all of the  outstanding
                                          shares  of Bank  Common  Stock  (other
                                          than  shares   held  by   stockholders
                                          exercising dissenters' rights, if any)
                                          will be converted  into and  exchanged
                                          for, on a one-for-one basis, shares of
                                          Bancorp Common Stock; and (6) transact
                                          such other  business  as may  properly
                                          come  before the Annual  Meeting.  See
                                          "General Information,"  "Proposal 1 --
                                          Election of Directors," "Proposal 2 --
                                          Ratification    of    Appointment   of
                                          Independent  Auditors," "Proposal 3 --
                                          Employee Stock Option Plan," "Proposal
                                          4 --  Outside  Director  Stock  Option
                                          Plan" and  Proposal 5 --  Formation of
                                          Holding Company."

Record Date.............................  The Board of Directors of Heritage has
                                          fixed the close of business on July 17
                                          as the record date (the "Record Date")
                                          for the  determination of stockholders
                                          entitled  to  notice of and to vote at
                                          the   Annual   Meeting   and   at  any
                                          adjournment or  postponement  thereof.
                                          See  "General  Information  --  Record
                                          Date and Voting."

Beneficial Ownership by
  Directors and
  Executive Officers....................  On July  17,  1998 the  directors  and
                                          executive    officers    of   Heritage
                                          beneficially  owned  in the  aggregate
                                          571,094  shares  of Bank Common Stock.
                                          See  "General   Information  --  Stock
                                          Ownership of Management."

Additional Information..................  For additional information,  telephone
                                          John T. Rohrback,  President and Chief
                                          Executive Officer,  The Heritage Bank,
                                          at (703) 356-6060.

                          FORMATION OF HOLDING COMPANY

The Parties to the
   Reorganization.......................  The   Heritage   Bank   and   Heritage
                                          Bancorp, Inc.

The Heritage Bank.......................  Heritage   is   a   state    chartered
                                          commercial  bank  organized  under the
                                          rules   and    regulations    of   the
                                          Commonwealth  of  Virginia.   Heritage
                                          conducts  its   business   through  an
                                          office  located at 1313 Dolley Madison
                                          Boulevard,  McLean, Virginia 22101 and
                                          its   telephone    number   is   (703)
                                          356-6060.

Heritage Bancorp, Inc...................  Bancorp is a corporation  incorporated
                                          as  a   wholly-owned   subsidiary   of
                                          Heritage   under   the   laws  of  the
                                          Commonwealth of Virginia.  Bancorp was
                                          organized at the direction of Heritage
                                          to become a bank holding  company with
                                          Heritage    as    its     wholly-owned
                                          subsidiary.  Bancorp  will acquire all
                                          of the issued and  outstanding  shares
                                          of the  Bank  Common  Stock as part of
                                          the Plan of Reorganization.  Bancorp's
                                          address and  telephone  number are the
                                          same  as  those  given  for   Heritage
                                          above.

Reasons for the
   Reorganization.......................  The Board of Directors believes that a holding company  structure will better
                                          position   Heritage   to  (i)  enhance
                                          stockholder  value by permitting stock
                                          repurchases    without   adverse   tax
                                          consequences, (ii) provide a source of
                                          shares  to  satisfy   proposed   stock
                                          option  plans   without   dilution  to
                                          stockholders   and  (iii)   facilitate
                                          acquisitions    of   other   financial
                                          institutions should such opportunities
                                          arise.  See "Proposal 5-- Formation of
                                          Holding   Company-Description  of  the
                                          Reorganization--   Reasons   for   the
                                          Reorganization."

Description of the
   Reorganization.......................  Under the Plan of Reorganization,  all
                                          of  the  outstanding  shares  of  Bank
                                          Common  Stock  (other than shares held
                                          by stockholders exercising dissenters'
                                          rights,  if any) will be automatically
                                          converted into and exchanged for, on a
                                          one-for-one  basis,  shares of Bancorp
                                          Common Stock and Heritage  will become
                                          the    wholly-owned    subsidiary   of
                                          Bancorp.  Heritage  will  continue its
                                          current  business and  operations as a
                                          Virginia  chartered   commercial  bank
                                          using its current  name.  Certificates
                                          representing  shares  of  Bank  Common
                                          Stock  will  automatically   represent
                                          shares  of   Bancorp   Common   Stock.
                                          Stockholders will not need to exchange
                                          their Heritage stock  certificates for
                                          Bancorp stock certificates.

                                          The Plan of Reorganization is attached
                                          hereto as Appendix C. See  "Proposal 5
                                          --  Formation  of  Holding  Company --
                                          Description of the  Reorganization  --
                                          Conditions to the Reorganization."

Management of Bancorp...................  The Board of  Directors  of Bancorp is
                                          comprised  of the  current  members of
                                          the  Board of  Directors  of the Bank.
                                          The   officers   of  Bancorp  are  the
                                          current  senior  officers of the Bank.
                                          See   "Proposal  5  --   Formation  of
                                          Holding  Company" and  "Management  of
                                          Bancorp."

Conditions and Required
   Regulatory Approvals.................  The consummation of the Reorganization is  subject to the  satisfaction  of a
                                          number of conditions,  including:  (1)
                                          the  adoption and approval of the Plan
                                          of Reorganization by the holders of at
                                          least  two-thirds  of the  outstanding
                                          shares of Bank Common  Stock;  (2) the
                                          approval  by  the  State   Corporation
                                          Commission  of  the   Commonwealth  of
                                          Virginia    (the    "SCC")    of   the
                                          application of Bancorp and the Bank to
                                          approve  the  Plan of  Reorganization,
                                          which will be filed following adoption
                                          and    approval   of   the   Plan   of
                                          Reorganization     by    the    Bank's
                                          stockholders;   (3)  approval  of  the
                                          Bureau of  Financial  Institutions  of
                                          the SCC of Bancorp's  Application  for
                                          Permission to Acquire Voting Shares of
                                          a Virginia Financial Institution;  (4)
                                          the  approval of the  Federal  Reserve
                                          Board ("FRB") of Bancorp's application
                                          to become a bank holding company;  and
                                          (5)  the  receipt  by  Heritage  of  a
                                          favorable opinion of counsel as to the
                                          federal income tax consequences of the
                                          Reorganization.  THERE IS NO ASSURANCE
                                          THAT   THESE    CONDITIONS   WILL   BE
                                          SATISFIED.  See "Tax  Consequences  of
                                          the  Reorganization"  and "Description
                                          of the Reorganization -- Conditions to
                                          the Reorganization"  under "Proposal 5
                                          -- Formation of Holding Company."

Comparison of Stockholder
   Rights ..............................  The  Articles  of   Incorporation   of
                                          Bancorp     (the      "Articles     of
                                          Incorporation"),  attached  hereto  as
                                          Appendix E, and the Bylaws of Bancorp,
                                          attached  hereto  as  Appendix  F, are
                                          similar  in  many   respects   to  the
                                          current Articles of Incorporation  and
                                          Bylaws of Heritage.  However,  certain
                                          differences  will exist  following the
                                          Reorganization  between  the rights of
                                          the  stockholders of Bancorp and those
                                          of Heritage.  These  differences  will
                                          include such matters as limitations on
                                          the     liability    of     directors,
                                          indemnification of directors, officers
                                          and  employees,  appraisal  rights and
                                          antitakeover     protections.      See
                                          "Proposal  5 --  Formation  of Holding
                                          Company  --  Certain   Differences  in
                                          Stockholder  Rights,"  Appendix  E  --
                                          Bancorp Articles of Incorporation  and
                                          Appendix F -- Bancorp Bylaws.

Anti-Takeover Effects...................  The  Articles  of  Incorporation   and
                                          Bylaws of Bancorp and the  Articles of
                                          Incorporation  and Bylaws of  Heritage
                                          contain   provisions   that   may   be
                                          relevant  to   potential   changes  in
                                          control.  See "Proposal 5 -- Formation
                                          of   Holding    Company   --   Certain
                                          Differences in  Stockholder  Rights --
                                          Certain   Anti-takeover   Provisions,"
                                          Appendix  E  --  Bancorp  Articles  of
                                          Incorporation   and   Appendix   F  --
                                          Bancorp Bylaws.

Federal Income Tax
   Consequences.........................  The   Plan   of    Reorganization   is
                                          conditioned, in part, upon the receipt
                                          by  Heritage  of an opinion of counsel
                                          to the effect that for federal  income
                                          tax purposes: (1) no gain or loss will
                                          be  recognized  by   stockholders   of
                                          Heritage  on  the  transfer  of  their
                                          shares of Bank Common Stock to Bancorp
                                          solely  in  exchange   for  shares  of
                                          Bancorp  Common Stock;  (2) no gain or
                                          loss  will be  recognized  by  Bancorp
                                          upon its  receipt  of  shares  of Bank
                                          Common Stock in exchange for shares of
                                          Bancorp   Common   Stock;    (3)   the
                                          aggregate   basis  of  the  shares  of
                                          Bancorp Common Stock to be received by
                                          each Heritage  stockholder will be the
                                          same  as the  aggregate  basis  of the
                                          shares of Bank Common Stock  exchanged
                                          therefor;  and (4) the holding  period
                                          of the shares of Bancorp  Common Stock
                                          to  be  received   by  each   Heritage
                                          stockholder
                                          will  include  the  holding  period of
                                          Bank Common Stock exchanged  therefor,
                                          provided  that each  such  stockholder
                                          held such shares of Bank Common  Stock
                                          as a  capital  asset on the  Effective
                                          Date.  Each  stockholder  is  urged to
                                          consult  his or her own tax advisor as
                                          to the  specific  consequences  of the
                                          Reorganization   to  the   stockholder
                                          under  federal,  state  and any  other
                                          applicable  tax laws.  See "Proposal 5
                                          -- Formation of Holding Company -- Tax
                                          Consequences of the Reorganization."

Accounting Treatment of the
  Reorganization........................  It is expected that the Reorganization will be characterized  as, and treated
                                          similarly to, a "pooling of interests"
                                          for  financial  reporting  and related
                                          purposes. See "Proposal 5 -- Formation
                                          of  Holding   Company  --   Accounting
                                          Treatment of the Reorganization."

Regulation and Supervision..............  After the Effective Date, Bancorp will be subject to regulation by the FRB as
                                          a bank holding  company under the BHCA
                                          and by the SEC. Heritage will continue
                                          to be  subject  to  regulation  by the
                                          Bureau of  Financial  Institutions  of
                                          the SCC and FRB.  See  "Proposal  5 --
                                          Formation   of   Holding   Company  --
                                          Regulation and Supervision."

Market for Stock........................  The Bank's  Common  Stock is currently traded on the Nasdaq  SmallCap  Market
                                          under the symbol "HBVA". Following the
                                          Reorganization,  it is  expected  that
                                          Bancorp Common Stock will be traded on
                                          the Nasdaq  SmallCap  Market under the
                                          same  symbol.   See  "Market  For  The
                                          Common  Stock" and  "Dividend  Policy"
                                          under  "Proposal  5  --  Formation  of
                                          Holding Company."

Effective Date..........................  The Effective Date will be the date of
                                          the   consummation   of  the  Plan  of
                                          Reorganization.  See  "Proposal  5  --
                                          Formation   of   Holding   Company  --
                                          Description of the  Reorganization  --
                                          Conditions  to the  Reorganization  --
                                          Effective Date."

Rights of Dissenting
   Stockholders.........................  Holders of shares of Bank Common Stock are  entitled to dissent from the Plan
                                          of  Reorganization  and to receive the
                                          fair  value  of their  shares  if they
                                          follow  certain  statutory  procedures
                                          under   Virginia   law.  See  "General
                                          Information   --  Appraisal   Rights,"
                                          "Proposal  5 --  Formation  of Holding
                                          Company,"   "General   Information  --
                                          Rights of Dissenting Stockholders" and
                                          Appendix  D --  Dissenters'  Appraisal
                                          Rights.

Stockholder Vote Required
   for Approval.........................  Approval of the Plan of Reorganization
                                          will  require  the vote of the holders
                                          of  two-thirds   of  the   outstanding
                                          shares of Bank Common  Stock  entitled
                                          to vote thereon.

Recommendation Of
   Management...........................  The  Board of  Directors  of  Heritage
                                          unanimously       recommends      that
                                          stockholders  vote for the adoption of
                                          the Plan of Reorganization.

                  SELECTED FINANCIAL AND OTHER DATA OF THE BANK

The year-end income statement data, the year-end balance sheet data and the year-end per share data regarding net income contained in the following selected financial data for the five years ended December 31, 1997 are derived from the financial statements of the Bank, which have been audited on an annual basis. The selected financial information should be read in conjunction with the financial statements of the Bank and the notes thereto included elsewhere in this Prospectus. The data presented as of and for the three months ended March 31, 1998 and 1997 were derived from unaudited consolidated financial statements and reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) which are necessary to present fairly the results for such interim periods. Interim results at and for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the year ended December 31, 1998.

                                         THREE MONTHS ENDED MARCH 31                    YEARS ENDED DECEMBER 31,
                                         -------------------------- ----------------------------------------------------------------
                                            1998(1)       1997         1997          1996        1995          1994           1993
                                         -------------------------- ----------------------------------------------------------------
                                                                   (Dollars in thousands, except per share data)
SUMMARY OF OPERATING RESULTS:
Total interest income .................. $       837   $       793  $     3,256  $     3,420  $     3,048  $     3,034  $     3,196
Total interest expense .................         277           284        1,111        1,411        1,165          960        1,104
                                         -----------   -----------  -----------  -----------  -----------  -----------  -----------
Net interest income .................... $       560           509  $     2,145  $     2,009  $     1,883  $     2,074  $     2,092
Provision for loan losses ..............           2             4            4           --          (87)         488          472
                                         -----------   -----------  -----------  -----------  -----------  -----------  -----------
Net interest income after provision for
 loan losses ........................... $       558   $       505  $     2,141  $     2,009  $     1,970  $     1,586  $     1,620
Other income ...........................          32            33          181          119           98          168          271
Other expenses .........................         489           461        1,836        1,725        1,854        1,868        1,880
                                         -----------   -----------  -----------  -----------  -----------  -----------  -----------
Income before taxes ....................         101            77          486          403          214         (114)          11
Income tax expense (benefit)(2) ........          --             5          (85)          --           31           --           --
                                         -----------   -----------  -----------  -----------  -----------  -----------  -----------
Net income ............................. $       101   $        72  $       571  $       403  $       183  $      (114) $        11
                                         ===========   ===========  ===========  ===========  ===========  ===========  ===========

PER SHARE:

Basic earnings per share ............... $      0.07   $      0.06  $      0.45  $      0.32  $      0.15  $     (0.09) $      0.01
Diluted earnings per share .............        0.07          0.06         0.44         0.32         0.15        (0.09)        0.01
Cash dividend declared .................          --            --           --           --           --           --           --
Book value at period end ...............        3.23          2.85         3.18         2.84         2.52         2.30         2.46
Common shares outstanding ..............   1,489,636     1,249,634    1,489,636    1,249,634    1,249,634    1,249,634    1,249,634

BALANCE SHEET DATA (AT PERIOD END):

Loans, net of unearned interest ........ $    23,842   $    25,061  $    23,390  $    25,202  $    24,346  $    27,426  $    29,517
Allowance for loan loss ................         641           676          634          617          685        1,164          959
Total assets ...........................      44,634        41,315       45,450       46,075       46,874       41,944       45,335
Total deposits .........................      39,383        37,661       40,604       42,387       43,539       38,933       42,226
Total stockholders' equity .............       4,816         3,567        4,730        3,543        3,149        2,878        3,070

PERFORMANCE AND ASSET QUALITY RATIOS(4):

Return on average total assets .........        0.90%         0.67%        1.33%        0.87%        0.46%       (0.26)%        .02%
Return on average stockholders' equity .        8.38          8.07        15.24        12.05         5.89        (3.84)         .43
Average stockholders' equity to average
 total assets ..........................       10.74          8.36         8.74         7.19         7.74         6.81         5.63
Non-accrual and past due loans to total
 loans .................................        1.12          1.61          .98         1.85         2.93         3.11         2.74
Allowance for loan losses to total loans        2.69          2.70         2.71         2.45         2.81         4.24         3.25
Net yield ..............................        4.18          4.17         4.29         3.69         3.96         4.26         4.16
Net interest margin(3) .................        5.28          5.01         5.25         4.54         4.93         4.37         4.84

----------

(1) Does not give effect to Heritage's stock offering consummated on May 18, 1998. For the pro forma capitalization of Heritage at March 31, 1998 adjusted to give effect to such stock offering, see "Pro Forma Consolidated Capitalization." For a description of such stock offering, see "Business of the Bank -- Business Strategy."

(2) At December 31, 1997 the Bank had available approximately $387,000 of an operating loss caryforward which could be offset against future income.

(3) Net interest margin is calculated as net interest income divided by average earnings assets and represents the Bank's net yield on its earning assets.

(4)  Annualized for the three months ended March 31, 1998 and 1997.

                               GENERAL INFORMATION

GENERAL

     This Proxy Statement-Prospectus is being furnished to stockholders of Heritage, in connection with the solicitation of proxies by the Bank's Board of Directors for the Annual Meeting to be held on August 26, 1998, at 10:00 a.m. Eastern Daylight Time at the McLean Community Center, 1234 Ingleside Avenue, McLean, VA 22101, and at any adjournment or postponement thereof.

     HOLDERS OF BANK COMMON STOCK ARE REQUESTED PROMPTLY TO SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD TO HERITAGE IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE ANNUAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST PROPOSAL 5.

RECORD DATE AND VOTING

     The Board of Directors of Heritage has fixed the close of business on July 17, 1998 as the Record Date for the determination of the holders of Bank Common Stock entitled to receive notice of and to vote at the Annual Meeting. Only holders of record of Bank Common Stock at the close of business on that date will be entitled to vote at the Annual Meeting and at any adjournment or postponement thereof. At the close of business on the Record Date, there were 2,292.917 shares of Bank Common Stock outstanding.

     Each holder of outstanding shares of Bank Common Stock on the Record Date will be entitled to one vote for each share held of record upon each matter properly submitted at the Annual Meeting and at any adjournment or postponement thereof. The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of Bank Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. If a quorum is not obtained, or if fewer shares of Bank Common Stock are voted in favor of any of Proposals than the number required for approval, it is expected that the Annual Meeting will be postponed or adjourned for the purpose of allowing additional time for obtaining additional proxies or votes. At any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting (except for any proxies which have theretofore effectively been revoked or withdrawn).

     If the enclosed proxy card is properly executed and received by Heritage in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked on the proxy card. EXECUTED PROXY CARDS WITHOUT VOTING INSTRUCTIONS WILL BE VOTED FOR EACH OF THE PROPOSALS SET FORTH IN THE ACCOMPANYING NOTICE OF ANNUAL MEETING OF STOCKHOLDERS.

     Management is not aware of any matters other than those set forth in the Notice of Annual Meeting of Stockholders that may be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, including, among other things, a motion to adjourn or postpone the Annual
Meeting to another time or place or both for the purpose of soliciting additional proxies or otherwise, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters in such manner as shall be determined by a majority of the Board of Directors of Heritage.

VOTE REQUIRED

     The vote required for each proposal is set forth in the discussion of such proposal under the caption "-- Vote Required."

RIGHTS OF DISSENTING STOCKHOLDERS

     Virginia law provides that stockholders of record of the Bank on the Record Date have the right to dissent from the Reorganization and, if the Reorganization is consummated, to receive compensation equal to the fair value of their shares. Stockholders of the Bank desiring to exercise their dissent and appraisal rights must follow the procedures set forth in VA. CODE ANN. ss. 13.1-729-41 (MICHIE 1997), as summarized below and included as Appendix D to this Proxy Statement-Prospectus. Stockholders of the Bank desiring to exercise their dissent and appraisal rights are urged to read

Appendix D in its entirety since failure to comply with the procedures set forth therein may result in the loss of dissent and appraisal rights.

REVOCABILITY OF PROXIES

     The presence of a stockholder at the Annual Meeting will not automatically revoke such stockholder's proxy. However, a stockholder may revoke a proxy at any time prior to its exercise by (i) delivering to the Secretary of the Bank a written notice of revocation prior to the Annual Meeting, (ii) delivering to the Secretary of the Bank prior to the Annual Meeting a duly executed proxy bearing a later date or (iii) attending the Annual Meeting, filing a written notice of revocation with the Secretary of the Bank, and voting in person.

SOLICITATION OF PROXIES

     In addition to solicitation by mail, directors, officers and employees of Heritage may solicit proxies for the Annual Meeting from Heritage stockholders personally or by telephone or telegram without additional remuneration therefor. Heritage will also provide persons, firms, banks and corporations holding shares in their names or in the names of nominees, which in either case are beneficially owned by others, proxy material for transmittal to such beneficial owners and will reimburse such record owners for their expenses in doing so. The cost of solicitation of proxies for the Annual Meeting will be borne by Heritage. A Heritage stockholder may authorize another person or persons to act for him or her as proxy by transmitting or authorizing the transmission of a telegram, cablegram or other means of electronic transmission to the Secretary of the Bank, provided that any such telegram, cablegram or other means of electronic transmission must either set forth or be submitted with information (such as a prescribed identification code) from which it can be determined that the telegram, cablegram or other electronic transmission was authorized by the stockholder.

                      STOCK OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

     The following table sets forth, as a group as of June 30, 1998, the beneficial ownership of Common Stock of the Bank by (i) each director of the Bank; (ii) each executive officer named in the Summary Compensation Table; (iii) each person who owns or is knows by management to own beneficially more than five percent of the outstanding shares of the Bank's Common Stock; and (iv) all executive officers and directors as a group.

         NAME AND ADDRESS             NUMBER OF SHARES          PERCENT OF CLASS
     OF BENEFICIAL OWNER(1)          OWNED BENEFICIAL(1)       (COMMON STOCK)(3)
     ----------------------        ----------------------      -----------------

George K. Degnon                           23,100(4)                  1.01%
Philip F. Herrick, Jr.                    131,411(5)                  5.72
Henry E. Hudson                             2,403                     0.10
Ronald W. Kosh                              1,700                     0.07
Harold E. Lieding                         344,393(6)                 15.00
John T. Rohrback                           16,581                     0.29
Stanley I. Richards                        11,602(7)                  0.51
Kevin P. Tighe                              4,000                     0.17
George P. Shafran                          30,269                     1.32
                                          -------                    -----
All Directors and                         571,494                    24.80%
Executive Officers as a                   =======                    =====
Group (10 persons)

----------

(1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from March 31, 1998. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date of this
     Proxy Statement - Prospectus have been exercised. Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. Unless otherwise indicated, the address for the individuals listed above is c/o The Heritage Bank, 1313 Dolley Madison Blvd., McLean, Virginia 22101.

(2) Includes 2,000 shares of Common Stock issuable upon the exercise of stock options granted to each of the following outside directors: Mr. Degnon, Mr. Herrick, Mr. Lieding, Mr. Richards and Mr. Tighe.

(3) Based on 2,293,617 shares of Common Stock outstanding as of June 30, 1998. Does not include (i) 30,625 shares of Common Stock reserved for issuance upon exercise of options granted under the Bank's Employee Stock Option Plan and (ii) 19,375 shares of Common Stock available for future grant under the Bank's Employee Stock Option Plan. (4) Includes 110 shares held jointly with his spouse. (5) Includes 110,383 shares held jointly with his spouse and 3,028 shares which Mr. Herrick holds as custodian for his minor son. (6) Includes 146,652 held in an individual retirement account. (7) Includes 7,000 shares jointly held with his spouse.

                 PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

                          -----------------------------

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

                          -----------------------------

GENERAL

     The Bylaws of the Bank provide for a minimum of five and a maximum of ten directors. The directors each serve for a term of one year. In all cases, directors serve until their successors are elected and qualified.

     The Heritage Board of Directors currently consists of nine members. The terms of all directors expire at the Annual meeting. Each of the nine incumbent directors, Harold E. Lieding, Philip F. Herrick, Jr., John T. Rohrback, George
K. Degnon, Kevin P. Tighe, Stanley I. Richards, Henry E. Hudson, Ronald W. Kosh, and George P. Shafran, has been nominated by the Board of Directors to serve for a one-year term expiring at the annual meeting of stockholders to be held in 1999, or until their successors are otherwise duly elected and qualified. Each nominee has consented to being named in this Proxy Statement-Prospectus and to serve if elected.

     If any nominee is unable to serve, the shares represented by all properly executed proxies which have not been revoked will be voted for the election of a substitute as the Board of Directors may recommend, or the size of the Board of Directors may be reduced to eliminate the vacancy. At this time, the Board knows of no reason why any nominee might be unavailable to serve.

VOTE REQUIRED

     Directors are elected by a plurality of the votes cast in person or by proxy at the Annual Meeting. The holders of Bank Common Stock may vote their shares cumulatively for the election of directors. Shares underlying broker non-votes will not be counted as having been voted in person or by proxy and will have no effect on the election of directors.

INFORMATION WITH RESPECT TO NOMINEES

     The following table sets forth certain information with respect to each nominee for election as a director. There are no arrangements or understandings between the Bank and any director or nominee pursuant to which such person was elected or nominated to be a director of the Bank. For information with respect to security ownership of directors, see "General Information -- Stock Ownership of Management."

                               AGE(1)       TERM EXPIRES          POSITION(S) HELD WITH THE BANK       DIRECTOR SINCE
                               ------       ------------          ------------------------------       --------------
NOMINEES
--------
Harold E. Lieding                61             1999                         Chairman                       1990
                                                                   Vice Chairman and Assistant
Philip F. Herrick, Jr.           57             1999                        Secretary                       1987
                                                                    President, Chief Executive
John T. Rohrback                 52             1999                   Officer and Director                 1996
George K. Degnon                 57             1999                  Secretary and Director                1993
Kevin P. Tighe                   53             1999             Assistant Secretary and Director           1994
Stanley I. Richards              61             1999                         Director                       1996
Henry E. Hudson                  50             1999                         Director                       1998
Ronald W. Kosh                   52             1999                         Director                       1998
George P. Shafran                71             1999             Assistant Secretary and Director           1997

--------------
(1)  As of July 17, 1998.


BIOGRAPHICAL INFORMATION

     Set forth below is certain information regarding the directors and executive officers of the Bank. Unless otherwise indicated, each director and executive officer has held his or her current position for the last five years.

     GEORGE K. DEGNON has been a director of the Bank since January, 1993. He is the present Secretary of the Board. Mr. Degnon is president of Degnon Associates, Inc. (a company that provides organizational management services to national and international health and medical associations) in McLean, Virginia.

     PHILIP F. HERRICK, JR. has been a director and Vice Chairman of the Board of Directors of the Bank since 1987. He is the owner of Herrick Holdings (investments and manages real estate) in Northern Virginia.

     HAROLD E. LIEDING has been a director of the Bank since 1990. He has served as chairman of the Board of Directors since June, 1993. He is a senior partner in the law firm of Lieding and Anderson, P.C., in McLean, Virginia, and has practiced law in McLean since 1970. Mr. Lieding is a member of the Fairfax Bar Association, the McLean Bar Association and the McLean Planning & Zoning Committee.

     STANLEY I. RICHARDS has been a director of the Bank since June, 1996. Mr. Richards is the Chairman and President of the Richards Corporation (a company engaged in the manufacture and sale of imagery interpretation equipment) in Sterling, Virginia. He is also Chairman and CEO of the TIA Electric Corporation (a company engaged in the manufacture and sale of gallery insert equipment for aircraft) in Sterling, Virginia.

     JOHN T. ROHRBACK was elected Director, President and Chief Executive Officer in July, 1996. Mr. Rohrback was Executive Vice President, Director and President-Elect of Hallmark Bank and Trust Co., Springfield, Virginia, from August, 1992 to July, 1996 and President, Chief Executive Officer, and Director of Federal City National Bank, Washington, D.C., from August 1990 to August, 1992.

     KEVIN P. TIGHE has been a director of the Bank since September, 1994. He is senior partner in the law firm of Tighe, Patton, Tabackman and Babbin in Washington, D.C. Mr. Tighe is also the owner and Chairman of the Board of the McLean Racquet and Health Club in McLean, Virginia.

     GEORGE P. SHAFRAN has been a director of the Bank since June, 1997. Mr. Shafran is a business consultant to a number of varied clients. He is also involved in several partnerships and is the chairman of the AAA Mid-Atlantic Advisory Board. He is present of Geo. P. Shafran & Associates, Inc., a consulting firm in McLean, Virginia.

     HENRY E. HUDSON has been a director of the Bank since February, 1998. He is an attorney with Reed Smith Shaw & McClay, in McLean, Virginia. Mr. Hudson was counsel with the law offices of Mays & Valentine, Alexandria, Virginia from 1994 to 1995. Mr. Hudson has previously served as United States Attorney for the Eastern District of Virginia, Commonwealth's Attorney of Arlington County and Director, U.S. Marshals Service.

     RONALD W. KOSH has been a director of the Bank since February, 1998. He is Vice President and Division manager of AAA MidAtlantic, Inc., Fairfax, Virginia. Mr. Kosh was General manager of the American Automobile Association, Inc., Fairfax, Virginia, from 1985 to 1997.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
           A VOTE "FOR" ALL OF THE NOMINEES FOR ELECTION AS DIRECTORS.

BOARD AND COMMITTEE MEETINGS

     The Board of Directors conducts its business through meetings of the Board and its committees. Regular meetings of the Board of Directors are held on a monthly basis. The Board of Directors held 13 regular meetings and no special meetings during the fiscal year ended December 31, 1997. No director attended fewer than 75% of the meetings of the Board of Directors and committees on which such director served during this period.

     The Audit Committee is responsible for reviewing a number of periodic management reports. It also reviews the annual audit and audit report prepared by the independent accountants and recommends appointment of the accountants. The Audit Committee held three meetings in 1997. The present members of the Audit Committee are Messrs. Tighe (Chairman), Degnon and Richards.

     The Compensation Committee did not meet in 1997. The present members are Messrs. Degnon (Chairman), Herrick, Tighe and Richards. The Committee provides advice and recommendations to the Board in areas of employee salaries and directors' compensation.

     The Executive Committee, under certain circumstances and to the extent permitted by law, can exercise all powers of the Board of Directors when the Board is not in session. There were no Executive Committee meetings held in 1997. The present members of the Executive Committee are Messrs. Lieding (Chairman), Herrick and Rohrback.

     The Board of Directors, acting as nominating committee, met in June 1998 to select the nominees for election as directors at the Annual Meeting. In accordance with the Bylaws of the Bank, no nominations for election as directors, except those made by the Board acting as nominating committee, shall be voted upon at the Annual Meeting unless properly made by a stockholder.

     The Bank's Chief Executive Officer attends meetings of the Bank's Advisory Board. This Advisory board, which had 18 members in 1997, represents a cross-section of the McLean community. It assists the Bank in many areas including marketing, community relations and monitoring the quality of the Bank's customer service on an independent basis.

MANAGEMENT COMPENSATION

     Directors' Compensation. The Bank's outside Directors are paid $250 per month. Each director also receives $100 for each committee meeting attended with an annual payment cap of $600 applicable to the committee meeting compensation only. On March 26, 1997, each outside director was granted options to purchase 2,000 shares of Common Stock at the higher of book value or fair market value on that date. The exercise price of all such options was deemed to be $2.86 under these terms. Stock options must be exercised within 10 years from date of award or within 60 days after the date which the director leaves.

SUMMARY COMPENSATION TABLE

     The following table sets forth cash and noncash compensation for the fiscal years ended December 31, 1997, 1996 and 1995 awarded to or earned by the Bank's Chief Executive Officer and by each other executive officer whose compensation exceeded $100,000 for services rendered in all capacities to the bank during such years ("Named Executive Officers"). No other officers received total compensation in excess of $100,000 in such years.

                           SUMMARY COMPENSATION TABLE

                                                                                                   LONG TERM COMPENSATION
                                                  ANNUAL COMPENSATION(1)                        AWARDS                  PAYOUTS
                                                  ----------------------                        ------                  -------
                                                                         OTHER       RESTRICTED
                                                                        ANNUAL          STOCK                  LTIP       ALL OTHER
     NAME AND PRINCIPAL                                              COMPENSATION      AWARDS      OPTIONS    PAYOUTS   COMPENSATION
          POSITIONS             YEAR      SALARY($)     BONUS($)        ($)(2)         ($)(3)      (#)(3)     ($)(3)        ($)(4)
-----------------------------   ----      ---------     --------    ---------------  ----------- ---------- ----------  ----------
John T. Rohrback,               1997        100,000          --               --           --         --         --          3,829
 President and Chief Executive  1996        100,000(1)   10,000               --           --         --         --          3,751
 Officer
Sidney E. Bostian,              1996         76,663          --               --           --      5,000         --           --(5)
 President and Chief Executive  1995        125,000          --               --           --      5,000         --           --(5)
 Officer

----------

(1) Under Annual Compensation, the column titled "Salary" includes base salary, amounts deferred under the Bank's 401(k) plan (but not matching contributions from the Bank) and payroll deductions for health insurance under the Bank's health insurance plan. Mr. Rohrback was elected as President and Chief Executive Officer (CEO) of the Bank by the Board of Directors effective July, 1996. Mr. Rohrback earned $47,916 during 1996.

(2) For fiscal 1997, there were no: (a) perquisites with an aggregate value for any named individual in excess of the lesser of $50,000 or 10% of the total of the individual's salary and bonus for the year; (b) payments of above-market preferential earnings on deferred compensation; (c) payments of earnings with respect to long-term incentive plans prior to settlement or maturation; (d) tax payment reimbursements; or (e) preferential discounts on stock.

(3) During the fiscal year ended December 31, 1997, no restricted stock awards, stock options or other long-term incentive plans were awarded to Mr. Rohrback. Mr. Rohrback will be eligible to participate in the Bank's 1998 Employee Stock Option Plan, if such plan is approved by the shareholders of the Bank at the 1998 Annual Meeting of Shareholders.

(4) Includes (a) the use of a vehicle provided by the Bank valued at $3,325 and $3,535 for the years ended December 31, 1997 and 1996, respectively; and
     (b) the amount of insurance premiums paid by the Bank on behalf of Mr. Rohrback, in the amounts of $504 and $216 for the years ended December 31, 1997 and 1996, respectively.

(5) Mr. Bostian resigned as Chief Executive Officer of the Bank effective June 30, 1996. Mr. Bostian received the following compensation for the 1996 and 1995 fiscal year: (i) base salary of $125,000; (ii) Tower Club dues and use of a vehicle; and (iii) options to purchase 5,000 shares of common stock which were terminated upon Mr. Bostian's resignation.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     The officers, directors, their immediate families and affiliated companies in which they are stockholders maintain normal relationships with the Bank. Loans made by the Bank are made in the ordinary course of business on the same terms, including interest rates and collateral, as those prevailing at the time of comparable transactions with others and do not involve more than normal risks of collectability or present other unfavorable features. The amount of such loans was approximately $348,483 and $757,413 as of December 31, 1997 and 1996, respectively. No loan to a director or any director's related interest exceeded ten percent of capital or exceeded $300,000 at December 31, 1997.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Bank's directors, executive officers, and any person holding more than ten percent of the Bank's Common Stock to file with the FRB reports of ownership changes. Officers, directors and greater than ten percent stockholders are required to furnish the Bank with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Bank believes that all filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with.

                          -----------------------------

                                   PROPOSAL 2

                         RATIFICATION OF APPOINTMENT OF
                              INDEPENDENT AUDITORS

                          -----------------------------

     The Board of Directors has appointed the firm of Yount, Hyde & Barbour, P.C. as independent auditors for the Bank for the fiscal year ending December 31, 1998, subject to ratification of such appointment by the stockholders. Representatives of Yount, Hyde & Barbour, P.C. are expected to be present at the Annual Meeting to respond to questions and to make a statement if they desire to do so.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF YOUNT, HYDE & BARBOUR, P.C.
                      AS INDEPENDENT AUDITORS FOR THE BANK.

                          -----------------------------

                                   PROPOSAL 3

                                    EMPLOYEE

                                STOCK OPTION PLAN

                          -----------------------------


GENERAL PLAN INFORMATION

     The Bank has adopted, subject to approval by stockholders of the Bank, the 1998 The Heritage Bank Employee Incentive Stock Option Plan (the "Employee Stock Option Plan"). The Employee Stock Option Plan provides for the grant of options to purchase Common Stock of the Bank ("Options") to certain officers and employees. The Employee Stock Option Plan is not subject to ERISA and is not a tax-qualified plan under the Code. The principal provisions of the Employee Stock Option Plan are summarized below. The full text of the Employee Stock Option Plan is set forth as Appendix A to this Proxy Statement-Prospectus, to which reference is made, and the summary provided below is qualified in its entirety by such reference.

PURPOSE OF THE EMPLOYEE STOCK OPTION PLAN

     The purpose of the Employee Stock Option Plan is to provide all employees of the Bank with an incentive to achieve corporate objectives, to attract and retain individuals of outstanding competence and to provide such individuals with an equity interest in the Bank, and to promote the success of the Bank.

VOTE REQUIRED

     The Employee Stock Option Plan requires the approval by a majority of the vote cast in person or by proxy and entitled to vote at the annual meeting. Accordingly, an abstention from voting will have the same effect as a "NO" vote with respect to this proposal. Broker non-votes will not be counted as having been voted in person or by proxy at the Annual Meeting and will have no effect with respect to this proposal.

DESCRIPTION OF THE EMPLOYEE STOCK OPTION PLAN

     Administration. The Board of Directors or a committee of not less than 3 members of the board (the "Option Committee") will administer the Employee Stock Option Plan. Subject to certain specific limitations and restrictions set forth in the Employee Stock Option Plan, the Option Committee has full and final authority to: (i) determine the fair market value of the shares covered by each Option; (ii) interpret the Employee Stock Option Plan; (iii) prescribe, amend and rescind rules and regulations, if any, relating to the Employee Stock Option Plan, but not to the Employee Stock Option Plan itself; (iv) determine the terms and provisions of each Option granted under the Employee Stock Option Plan; (v) accelerate the exercise date of any Option; (vi) authorize any person to execute on behalf of the Bank any instrument required to effectuate the grant of an Option; and (vii) make all determinations necessary or advisable for the administration of the Employee Stock Option Plan.

     Stock Subject to the Employee Stock Option Plan. Upon receipt of stockholder approval, the Bank will reserve 75,000 shares of Bank Common Stock ("Option Shares") for issuance upon exercise of Options. This amount represents 3.3% of the outstanding shares of the Bank on July 17, 1998. Such Option Shares may be authorized and unissued shares or shares previously issued and reacquired by the Company. See "Proposal 5 -- Formation of Holding Company." Any Option Shares subject to grants under the Employee Stock Option Plan which expire or are terminated, forfeited or cancelled without having been exercised or vested in full, shall again be available for purposes of the Employee Stock Option Plan. As of________________, the aggregate fair market value of the Option Shares reserved for issuance was $__________, based on the closing sales price per share of Bank Common Stock of $________ on the Nasdaq SmallCap Market on __________, 1998.

     Eligibility. Any employee of the Bank who is selected by the Option Committee is eligible to participate in the Employee Stock Option Plan. As of ____________, 1998, there were______ eligible employees.

     Terms and Conditions of Options Granted to Officers and Employees. The Employee Stock Option Plan is intended to provide for the grant of options which qualify for favorable federal income tax treatment as "incentive stock options" ("ISOs") and stock option which do not qualify as ISOs are non-qualified stock options ("NQSOs"). ISOs are subject to certain restrictions under the Code. Unless otherwise designated by the Option Committee, Options granted under the Employee Stock Option Plan will be ISOs and will be exercisable at a price per share equal to the fair market value of a share of Common Stock on the date of the Option grant and will be exercisable for a period of ten years after the date of grant (or for a shorter period no later than six months following the option holder's discharge for cause). In no event may an Option be granted with an exercise price per share that is less than fair market value of a share of Bank Common Stock when the Option is granted.

     Upon the exercise of an Option, the Exercise Price must be paid in full. Payment may be made in cash or in such other consideration as the Option Committee deems appropriate. Options may be transferred prior to exercise only by will or by the laws of descent or distribution.

     Mergers and Reorganizations. The number of shares available under the Employee Stock Option Plan and the outstanding options will be adjusted to reflect any merger, consolidation or business reorganization in which the Bank is the surviving entity, and to reflect any stock split, stock dividend or other event generally affecting the number of shares. If a merger, consolidation or other business reorganization occurs and the Bank is not the surviving entity, outstanding Options may be cancelled upon 30 days' written notice to the option holder so long as the option holder receives payment determined by the Board to be the equivalent value of the cancelled Options.

NEW PLAN BENEFITS

     As of the date of this Proxy Statement-Prospectus, no grants have been made under the Employee Stock Option Plan. It is not determinable at this time what benefits, if any, outside directors, officers or employees will receive under the Employee Stock Option Plan. See "-- Regulatory Restrictions and Conditions to Implementation."

TERMINATION OR AMENDMENT OF THE EMPLOYEE STOCK OPTION PLAN

     Unless sooner terminated, the Employee Stock Option Plan will terminate automatically on the day preceding the tenth anniversary of the Employee Stock Option Plan Effective Date. The Board may terminate the Employee Stock Option Plan at any time. In the event of termination of the Employee Stock Option Plan, all Options theretofore granted under the Employee Stock Option Plan that are outstanding on the date of such suspension or termination of the Employee Stock Option Plan will remain outstanding under the terms of the agreements granting such Options.

     The Board may amend or revise the Employee Stock Option Plan in such respects as the Board may deem advisable from time to time without the approval of stockholders. An amendment or revision will be subject to approval by the stockholders of the Bank that: (i) increases (except in accordance with Sections 3 and 12 of the Employee Stock Option Plan), the maximum number of shares for which Options may be granted under the Plan; (ii) changes the standard of eligibility prescribed by Section 5 of the Employee Stock Option Plan; (iii) increases the term of the Plan or the term of the Option as prescribed in Sections 6 and 7 of the Employee Stock Option Plan; (iv) changes the provisions as to Option Price as prescribed in Section 8 of the Employee Stock Option Plan;
(v) changes the provisions as to transferability of options of Section 11 of the Employee Stock Option Plan.

EFFECT OF REORGANIZATION ON EMPLOYEE STOCK OPTION PLAN

     If the Plan of Reorganization is adopted and approved by stockholders at the Annual Meeting, on the Effective Date, Bancorp will adopt and assume sponsorship of the Employee Stock Option Plan, including all of the Bank's obligations with respect to any outstanding options pursuant to such plan. All outstanding options to purchase Bank Common Stock granted pursuant to the Employee Stock Option Plan prior to the Reorganization will become options to purchase the same number of shares of Bancorp Common Stock with the same terms, conditions and exercise price as the original options granted.

FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is intended only as a summary and does not purport to be a comprehensive description of the federal tax laws, regulations and policies affecting the Bank and recipients of ISOs and NQSOs that may be granted under the Employee Stock Option Plan. Any change in applicable law or regulation or in the policies of various taxing authorities may have a material effect on the discussion contained herein.

     There are no federal income tax consequences for the Bank or the option holder at the time an ISO is granted or upon the exercise of an ISO. If there is no sale or other disposition of the shares acquired upon the exercise of an ISO within two years after the date the ISO was granted, or within one year after the exercise of the ISO, then at no time will any amount be deductible by the Bank with respect to the ISO. If the option holder exercises an ISO and sells or otherwise disposes of the shares so acquired after satisfying the foregoing holding period requirements, then he will realize a capital gain or loss on the sale or disposition. If the option holder exercises his ISO and sells or disposes of his shares prior to satisfying the foregoing holding period requirements, then an amount equal to the difference between the amount realized upon the sale or other disposition of such shares and the price paid for such shares upon the exercise of the ISO will be includible in the ordinary income of such person, and such amount will ordinarily be deductible by the Bank at the time it is includible in such person's income.

     With respect to the grant of NQSOs, there are no federal income tax consequences for the Bank or the option holder at the date of the grant. Upon the exercise of a NQSO, an amount equal to the difference between the fair market value of the shares to be purchased on the date of exercise and the aggregate purchase price of such shares is generally includible in the ordinary income of the person exercising such NQSO, although such inclusion may be at a later date in the case of an option holder whose disposition of such shares could result in liability under Section 16(b) of the Exchange Act. The Bank will ordinarily be entitled to a deduction for federal income tax purposes at the time the option holder is taxed on the exercise of the NQSO equal to the amount which the option holder is required to include as ordinary income. Section 162(m) of the Code limits the Bank's deductions of compensation in excess of $1,000,000 per year for the chief executive officer and the four other most highly paid executives named in its proxy statement, but provides for certain exceptions for performance based compensation. The Bank intends for the Employee Stock Option Plan to comply with the requirements for an exception to Section 162(m) applicable to stock option plans so that the Bank's deduction for compensation related to the exercise of stock options would not be subject to the $1,000,000 limitation. No executive of the Bank currently receives compensation subject to this limitation.

     The foregoing statements are intended to summarize the general principles of current federal income tax law applicable to Options that may be granted under the Employee Stock Option Plan. State and local tax consequences also may be significant.

       THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE 1998 THE HERITAGE BANK EMPLOYEE INCENTIVE STOCK OPTION PLAN.

                          -----------------------------

                                   PROPOSAL 4

                                OUTSIDE DIRECTORS
                                STOCK OPTION PLAN

                          -----------------------------


GENERAL PLAN INFORMATION

     The Bank has adopted, subject to approval by stockholders of the Bank, the 1998 The Heritage Bank Outside Directors Stock Option Plan (the "Outside Directors Stock Option Plan"). The Outside Directors Stock Option Plan provides for the grant of options to purchase Common Stock of the Bank ("Options") to certain outside directors. The Outside Directors Employee Stock Option Plan is not subject to ERISA and is not a tax-qualified plan under the Code. The principal provisions of the Outside Directors Stock Option Plan are summarized below. The full text of the Outside Directors Stock Option Plan is set forth as Appendix B to this Proxy Statement-Prospectus, to which reference is made, and the summary provided below is qualified in its entirety by such reference.

PURPOSE OF THE OUTSIDE DIRECTORS STOCK OPTION PLAN

     The purpose of the Outside Director Stock Option Plan is to provide all outside directors of the Bank with an incentive to achieve corporate objectives, to attract and retain individuals of outstanding competence and to provide such individuals with an equity interest in the Bank, and to promote the success of the Bank.

VOTE REQUIRED

     The Outside Directors Stock Option Plan requires the approval by a majority of the vote cast in person or by proxy and entitled to vote at the annual meeting. Accordingly, an abstention from voting will have the same effect as a "NO" vote with respect to this proposal. Broker non-votes will not be counted as having been voted in person or by proxy at the Annual Meeting and will have no effect with respect to this proposal.

DESCRIPTION OF THE STOCK OPTION PLAN

     Administration. The Board of Directors or a committee of not less than 3 members of the board (the "Option Committee") will administer the Outside Director Stock Option Plan. Subject to certain specific limitations and restrictions set forth in the Outside Director Stock Option Plan, the Option Committee has full and final authority to: (i) determine the fair market value of the shares covered by each Option; (ii) interpret the Outside Director Stock Option Plan; (iii) prescribe, amend and rescind rules and regulations, if any, relating to the Outside Director Stock Option Plan, but not to the Outside Director Stock Option Plan itself; (iv) determine the terms and provisions of each Option granted under the Outside Director Stock Option Plan; (v) accelerate the exercise date of any Option; (vi) authorize any person to execute on behalf of the Bank any instrument required to effectuate the grant of an Option; and
(vii) make all determinations necessary or advisable for the administration of the Outside Director Stock Option Missing Plan.

     Stock Subject to the Outside Directors Stock Option Plan. Upon receipt of stockholder approval, the Bank will reserve 75,000 shares of Bank Common Stock ("Option Shares") for issuance upon exercise of Options. This amount represents 3.3% of the outstanding shares of the Bank on July 17, 1998. Such Option Shares may be authorized and unissued shares or shares previously issued and reacquired by the Company. See "Proposal 5 -- Formation of Holding Company." Any Option Shares subject to grants under the Outside Director Stock Option Plan which expire or are terminated, forfeited or cancelled without having been exercised or vested in full, shall again be available for purposes of the Outside Director Stock Option Plan. As of________________, the aggregate fair market value of the Option Shares reserved for issuance was $__________, based on the closing sales price per share of Bank Common Stock of $________ on the Nasdaq SmallCap Market on______________, 1998.

     Eligibility. Any outside director of the Bank, or any affiliate approved by the Board who is selected by the Option Committee is eligible to participate in the Outside Director Stock Option Plan. As of the date of this Proxy Statement-Prospectus, there were nine eligible directors.

     Terms and Conditions of Options Granted to Outside Directors. Effective on the Outside Director Stock Option Plan Effective Date, each person who is an Eligible Director on such date will be granted a NQSO to purchase a number of Option Shares to be determined by the Committee in consultation with an employee benefits consultant and not to exceed 75,000 for all Eligible Directors in the aggregate. Such Options will have an Exercise Price equal to the fair market value of a share of Bank Common Stock on the date of grant and an Exercise Period commencing on the date of grant and expiring on the earliest of (i) the date he or she ceases to be an Eligible Director due to a removal for cause (in accordance with the Bylaws of the Bank or other affiliate, as applicable) and
(ii) the last day of the ten-year period commencing on the date the Option was granted. All Option Shares not previously purchased or available for purchase will become available for purchase on the date of the option holder's death or disability as defined in the Outside Director Stock Option Plan.

     Options granted to directors under the Outside Director Stock Option Plan will be NQSOs. Upon the exercise of an Option, the Exercise Price must be paid in full. Payment may be made in cash or in such other consideration as the Option Committee deems appropriate, including, but not limited to, Bank Common Stock already owned by the option holder or Option Shares to be acquired by the option holder upon exercise of the Option.

     Mergers and Reorganizations. The number of shares available under the Outside Director Stock Option Plan and the outstanding options will be adjusted to reflect any merger, consolidation or business reorganization in which the Bank is the surviving entity, and to reflect any stock split, stock dividend or other event generally affecting the number of shares. If a merger, consolidation or other business reorganization occurs and the Bank is not the surviving entity, outstanding Options may be cancelled upon 30 days' written notice to the option holder so long as the option holder receives payment determined by the Board to be the equivalent value of the cancelled Options.

NEW PLAN BENEFITS

     As of the date of this Proxy Statement-Prospectus, no grants have been made under the Outside Director Stock Option Plan. It is not determinable at this time what benefits, if any, outside directors, officers or employees will receive under the Outside Director Stock Option Plan. See "-- Regulatory Restrictions and Conditions to Implementation."

TERMINATION OR AMENDMENT OF THE OUTSIDE DIRECTOR STOCK OPTION PLAN

     Unless sooner terminated, the Outside Director Stock Option Plan will terminate automatically on the day preceding the tenth anniversary of the Outside Director Stock Option Plan Effective Date. The Board may terminate the Outside Director Stock Option Plan at any time. In the event of termination of the Outside Director Stock Option Plan, all Options theretofore granted under the Outside Director Stock Option Plan that are outstanding on the date of such suspension or termination of the Outside Director Stock Option Plan will remain outstanding under the terms of the agreements granting such Options.

     The Board may amend or revise the Outside Director Stock Option Plan in such respects as the Board may deem advisable from time to time without the approval of stockholders. An amendment or revision will be subject to approval by the stockholders of the Bank that: (i) increases (except in accordance with Sections 3 and 11 of the Outside Director Stock Option Plan), the maximum number of shares for which Options may be granted under the Plan; (ii) changes the standard of eligibility prescribed by Section 5 of the Outside Director Stock Option Plan; (iii) increases the term of the Plan or the term of the Option as prescribed in Sections 6 and 7 of the Outside Director Stock Option Plan; (iv) changes the provisions as to Option Price as prescribed in Section 8 of the Outside Director Stock Option Plan; (v) changes the provisions as to the transferability of options of Section 11 of the Outside Director Stock Option Plan.

EFFECT OF REORGANIZATION ON OUTSIDE DIRECTOR STOCK OPTION PLAN

     If the Plan of Reorganization is adopted and approved by stockholders at the Annual Meeting, on the Effective Date, Bancorp will adopt and assume sponsorship of the Outside Director Stock Option Plan, including all of the Bank's obligations with respect to any outstanding options pursuant to such plan. All outstanding options to purchase Bank Common Stock granted pursuant to the Outside Director Stock Option Plan prior to the Reorganization will become options to purchase the same number of shares of Bancorp Common Stock with the same terms, conditions and exercise price as the original options granted.

FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is intended only as a summary and does not purport to be a comprehensive description of the federal tax laws, regulations and policies affecting the Bank and recipients of ISOs and NQSOs that may be granted under the Outside Director Stock Option Plan. Any change in applicable law or regulation or in the policies of various taxing authorities may have a material effect on the discussion contained herein.

     All options granted under the Outside Director-Stock Option Plan will be NQSOs. With respect to the grant of NQSOs, there are no federal income tax consequences for the Bank or the option holder at the date of the grant. Upon the exercise of a NQSO, an amount equal to the difference between the fair market value of the shares to be purchased on the date of exercise and the aggregate purchase price of such shares is generally includible in the ordinary income of the person exercising such NQSO, although such inclusion may be at a later date in the case of an option holder whose disposition of such shares could result in liability under Section 16(b) of the Exchange Act. The Bank will ordinarily be entitled to a deduction for federal income tax purposes at the time the option holder is taxed on the exercise of the NQSO equal to the amount which the option holder is required to include as ordinary income.

     The foregoing statements are intended to summarize the general principles of current federal income tax law applicable to Options that may be granted under the Outside Director Stock Option Plan. State and local tax consequences also may be significant.

       THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE 1998 THE HERITAGE BANK OUTSIDE DIRECTORS STOCK OPTION PLAN.

                          -----------------------------

                                   PROPOSAL 5

                          FORMATION OF HOLDING COMPANY

                          -----------------------------


GENERAL

     Bancorp and Heritage entered into the Plan of Reorganization as of June 30, 1998, pursuant to which Bancorp will become a bank holding company with Heritage as its wholly-owned subsidiary. A copy of the Plan of Reorganization is set forth as Appendix C to this Proxy Statement-Prospectus and is incorporated herein by reference. The discussion below is qualified in its entirety by such reference. Bancorp is a newly-formed Virginia stock corporation that was organized by Heritage for the purpose of effecting the Reorganization and, therefore, has no operating history. If the Reorganization is approved by the holders of Bank Common Stock, and subject to the satisfaction of all other conditions set forth in the Plan of Reorganization, including receipt of all required regulatory approvals, on the Effective Date, all of the outstanding shares of Bank Common Stock (other than shares held by stockholders exercising dissenters' rights, if any) will be converted into and exchanged for, on a one-for-one basis, shares of Bancorp Common Stock.

     After the Effective Date, Heritage will continue its existing business and operations as a wholly-owned subsidiary of Bancorp. The consolidated assets, liabilities, stockholders' equity and income of Bancorp immediately following the Effective Date will be the same as those of Heritage immediately prior to the Effective Date. The Board of Directors of Bancorp is, and upon the Effective Date will continue to be, comprised of the current members of the Board of Directors of Heritage. The officers of Bancorp are, and upon the Effective Date will continue to be, certain current officers of Heritage. See "Management of Bancorp." Heritage will continue to operate under the name "The Heritage Bank" and its deposit accounts will continue to be insured by the Bank Insurance Fund ("BIF") of the FDIC. The corporate existence of Heritage will continue unaffected and unimpaired by the Reorganization, except that all of the outstanding shares of Bank Common Stock (other than shares held by stockholders exercising dissenters' rights, if any) will be owned by Bancorp. Heritage's stockholders prior to the Effective Date will, in turn, own all of the outstanding shares of Bancorp Common Stock, having received that stock in exchange for their shares of Bank Common Stock as part of the Reorganization.

VOTE REQUIRED

     Approval of the Plan of Reorganization requires the approval of two-thirds of the outstanding shares of the Bank. The required vote of stockholders on the Plan of Reorganization is based upon the number of outstanding shares of Bank Common Stock, and not the number of those shares that are actually voted. Accordingly, the failure to submit a proxy card or to vote in person at the Annual Meeting or an abstention from voting will have the same effect as a "NO" vote with respect to this proposal. Broker non-votes will not be counted as having been voted in person or by proxy at the Annual Meeting and will have the same effect as a "NO" vote with respect to this proposal.

          THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PROPOSED
         REORGANIZATION AND UNANIMOUSLY RECOMMENDS A VOTE "FOR" ADOPTION
                         OF THE PLAN OF REORGANIZATION.

                          PARTIES TO THE REORGANIZATION

THE HERITAGE BANK

     The Heritage Bank, a Virginia-chartered commercial bank, is the only independent financial institution headquartered in McLean, Virginia. Established in 1987, the Bank operated as a wholly-owned subsidiary of Heritage Bankshares, Inc. (formerly Independent Banks of Virginia, Inc.), until 1992 when it became an independent bank. The Bank is a well-capitalized, profitable community bank dedicated to financing small business and consumer needs in its market area. The Bank is also committed to providing personalized "hometown" quality service to its customers by tailoring its products and services to appeal to a local market. The Bank currently operates one full-service office and engages in a broad range of lending and deposit services aimed at individual and commercial customers in the McLean area of Fairfax County, Virginia. At March 31, 1998, the Bank had total assets of $44.6 million, total deposits of $39.4 million and total stockholders' equity of $4.8 million. Net income for the three months ended March 31, 1998 was $101,000, an increase of 40.3% from the net income of $72,000 for the comparable period in 1997. Basic and diluted earnings per share for the three months ended March 31, 1998 were $0.07, up from $0.06 per share for the three months ended March 31, 1997.

     The business of the Bank consists of attracting deposits from the general public and using these funds to originate various types of individual and commercial loans primarily in the McLean area. The Bank's commercial activities include providing checking accounts, money market accounts and certificates of deposit to small and medium sized businesses. The Bank also provides credit services, such as lines of credit, term loans, construction loans, and letters of credit, as well as real estate loans and other forms of collateralized financing. The Bank's products include checking accounts, NOW accounts, savings accounts, certificates of deposit, installment accounts, construction and other personal loans, home improvement loans, automobile and other consumer financing.

     Historically, the Bank focused on providing services to the McLean market area. Beginning in 1996, the management team adopted a growth-oriented strategy designed to enhance the Bank's franchise value and operating profitability by increasing the size and quality of the Bank's assets and build upon its success in the McLean market. This will be accomplished by expanding the Bank's service area within the rapidly growing Northern Virginia markets of Fairfax and eastern Loudoun counties, through the establishment of a branch network by means of acquisitions and/or de novo branching.

     In the initial stages of this strategy, the Bank focused on improving its long term profitability by strengthening the quality of the Bank's loan portfolio. This policy caused an increase in collection efforts on past due loans, the collateralization of previously unsecured loans and a decision not to renew certain lending relationships. Although these efforts resulted in decreases in total assets and net loans during fiscal year 1997, the Bank believes that this policy has increased the size of the non-criticized loan portfolio, which has positively impacted earnings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     More recently, the Bank has also focused on expanding the Bank's asset and deposit base, while continuing to maintain its image as a community bank. The Bank recently completed a secondary offering of 805,000 shares of its Common Stock which raised approximately $4.4 million in gross proceeds for the Bank. The proceeds of the offering will be used primarily to fund the costs of establishing the Bank's first branch office in eastern Loudoun County. This area, which is situated within the Bank's target area, is among the fastest growing communities in Virginia. Furthermore, this area is not currently served by an independent community bank and the Bank believes there is a need for a bank focused on serving the local community. Accordingly, the Bank has recently entered into an agreement to lease and build the proposed branch in eastern Loudoun County, three miles west of the Fairfax County line. The proposed branch will be a 3,000 square foot facility with an ATM and drive-up window and will be located on Route 7, a major traffic corridor serving the growing commercial and residential market of Loudoun and Fairfax counties. The proposed branch will be situated between the "Cascades" and "CountrySide" residential communities next to the newly-opened 14-screen Regal Cinema complex in the CountrySide Commercial and Professional Center. This site is particularly attractive because it is located near a growing number of office parks, commercial and retail shopping centers and large residential developments presently underway in eastern Loudoun County. To help service this growth, construction has begun on Dulles Town Center, a 300-acre retail shopping mall located near the branch site. Construction of the mall is expected to be completed by the end of 1999. See "Business - Market Area."

     Because the CountrySide and Cascades areas are not currently served by any independent community bank, the CountrySide branch will emphasize the Bank's image and experience as a well-capitalized, profitable and independent community bank. As it has done successfully in McLean, the Bank will provide personalized, quality service to its customers. In an effort to develop ties to the community that it will serve, the Bank has hired an experienced banking executive with significant ties to the eastern Loudoun County community. The Bank expects that any additional branches that may be established in the future will follow this strategic model. See "Business - Business Strategy."

     Although the banking business in Northern Virginia is highly competitive, management believes that the trend toward consolidation of the banking industry and the closings and acquisitions of financial institutions in the Bank's service area, in particular Fairfax and Loudoun counties, have created and will continue to create opportunities for the Bank to establish a branch network through acquisitions and/or de novo branching, and to support a growing customer base in Northern Virginia. The additional capital raised by the Bank has raised the Bank's legal lending limit by 79.61%, allowing the Bank to originate larger loans in its market area and in areas of Fairfax and Loudoun counties which the Bank has targeted for expansion.

HERITAGE BANCORP, INC.

     Bancorp was organized on June 30, 1998 at the direction of the Board of Directors of the Bank to become a bank holding company with Heritage as its wholly-owned subsidiary. Bancorp, upon the approval of the SCC to acquire the Bank and the approval by the FRB of Bancorp's application for approval to become a bank holding company, will be subject to regulation by the FRB. See "Regulation and Supervision -- Regulation of Holding Company." Upon consummation of the Reorganization, Bancorp will have no significant assets other than the shares of the Bank's capital stock acquired in the Reorganization, and will have no significant liabilities. The management of Bancorp is set forth under "Management of Bancorp." Initially, Bancorp will neither own nor lease any property, but will instead use the premises, equipment and furniture of the Bank. At the present time, Bancorp does not intend to employ any persons other than certain executive officers, but will utilize the support staff of the Bank from time to time. Additional employees will be hired as appropriate, to the extent Bancorp expands its business in the future.

     Bancorp's executive office is located at 1313 Dolley Madison Boulevard, McLean, Virginia 22101 and its telephone number is (703) 356-6060.

                        DESCRIPTION OF THE REORGANIZATION

REASONS FOR THE REORGANIZATION

     The Board of Directors believes that a holding company structure will better position Heritage to compete in the markets that it serves by providing Heritage with greater flexibility to conduct its banking business. The formation of a holding company will permit management greater flexibility with respect to the enhancement of stockholder value through, among other things, the implementation of a stock repurchase program. After the Reorganization is completed, the Board of Directors may consider the establishment of a stock repurchase program by evaluating the holding company's financial condition, the value of its common stock and the available strategic alternatives for enhancing stockholder value. The Bank cannot repurchase its own shares without taking the risk of triggering potentially adverse tax consequences, but the holding company may do so without such tax consequences after the Reorganization is completed. Repurchased shares may be used to fund the Employee Stock Option Plan and the Outside Directors Stock Option Plan, if implemented. In the future, Bancorp may acquire or organize other operating subsidiaries, including other savings institutions, without merging such institutions with Heritage.

EFFECTIVE DATE

     The Effective Date will be the first business day following the date on which Bancorp files the Plan in accordance with the provisions of Section 13.1-606 of the Virginia Code, providing all conditions precedent are satisfied.

ACTIONS AT THE EFFECTIVE DATE

     The Reorganization will be accomplished through the following steps:

1. Bancorp has been incorporated as a wholly-owned subsidiary of Heritage. The primary purpose of Bancorp is to become the holding company for Heritage.

2. At the Effective Date, Bancorp automatically will acquire all shares of Bank Common Stock issued and outstanding immediately prior to the Effective Date.

3. At the Effective Date, the holders of the shares of Bank Common Stock issued and outstanding immediately prior to the Effective Date automatically will become owners of one share of Bancorp Common Stock for each share of Bank Common Stock held by them immediately prior to the Effective Date.

4. All shares acquired by Heritage as a result of the exercise of dissenters' rights will be cancelled upon receipt.

CONDITIONS TO THE REORGANIZATION

     The Plan of Reorganization provides that the obligations of Heritage and Bancorp to consummate the Reorganization are subject to the satisfaction of the following conditions: (1) the approval of the Plan of Reorganization by an affirmative vote of the holders of at least two-thirds of the outstanding shares of Bank Common Stock; (2) the approval by the SCC of the Plan of Reorganization;
(3) the approval by the Bureau of Financial Institutions of the SCC of Bancorp's Application for Permission to Acquire Voting Shares of a Virginia Financial Institution; (4) the approval by the FRB of Bancorp's application to become a holding company under the BHCA; (5) the receipt of a favorable opinion of counsel as to the federal income tax consequences of the Reorganization; (6) the registration with the SEC of Bancorp Common Stock under the Securities Act; (7) compliance with all applicable state securities or "blue sky" laws relating to the issuance and distribution of Bancorp Common Stock; and (8) the receipt of all other consents and approvals and the satisfaction of all other requirements necessary to the consummation of the Reorganization. There are no assurances that these conditions will be satisfied and that the Reorganization will be consummated.

AMENDMENT AND TERMINATION

     The Plan of Reorganization provides that it may be amended by the parties thereto in whole or in part at any time prior to its approval by stockholders and subsequent to approval by stockholders, if such amendment is approved by the SCC. The Plan of Reorganization will not be amended after the Annual Meeting with respect to matters effecting stockholder rights.

     The Plan of Reorganization further provides that it may be terminated at any time prior to the Effective Date (whether before or after approval by the stockholders of Heritage) if the Reorganization becomes inadvisable in the opinion of the Board of Directors of Heritage or Bancorp due to (1) the number of shares of Bank Common Stock owned by stockholders exercising dissenters' rights; (2) an action, suit, proceeding or claim that has been made or threatened relating to the Plan of Reorganization; or (3) any other reason.

EXCHANGE OF STOCK CERTIFICATES

     In connection with the exchange of Bank Common Stock for Bancorp Common Stock, it will not be necessary for stockholders of Heritage to exchange their certificates for certificates representing shares of Bancorp Common Stock. On the Effective Date, non-dissenting stockholders of Heritage automatically will become stockholders of Bancorp and each outstanding certificate representing shares of Bank Common Stock will automatically represent, and will be deemed for all purposes to evidence ownership of, the same number of shares of Bancorp Common Stock.

     After the Effective Date, as currently outstanding certificates of Bank Common Stock are presented for transfer, or, upon the request of any holder of Bank Common Stock, the registrar and transfer agent for Bank Common Stock and Bancorp Common Stock (the "Transfer Agent") will issue new stock certificates representing the same number of shares of Bancorp Common Stock as the number of shares of Bank Common Stock surrendered therefor. Upon surrender, each certificate representing Bank Common Stock will be cancelled. After the Effective Date, there will be no further registration of transfers of shares of Bank Common Stock on the records of Heritage.

EFFECT OF THE REORGANIZATION ON EMPLOYEE BENEFIT PLANS

     On the Effective Date, the Bank's 1992 Stock Option Plan will be assumed by Bancorp. Options to purchase Bank Common Stock under the 1992 Stock Option Plan will automatically become options to purchase shares of Bancorp Common Stock.

     If the Employee Stock Option Plan is approved by stockholders at the Annual Meeting, on the Effective Date, Bancorp will adopt and assume sponsorship of the Employee Stock Option Plan, and all outstanding options to purchase Bank Common Stock granted pursuant to the Employee Stock Option Plan prior to the Reorganization will become options to purchase the same number of shares of Bancorp Common Stock with the same terms, conditions and exercise price as the original options granted.

     If the Outside Director Stock Option Plan is approved by stockholders at the Annual Meeting, on the Effective Date, Bancorp will adopt and assume sponsorship of the Outside Director Stock Option Plan, and all outstanding options to purchase Bank Common Stock granted pursuant to the Outside Director Stock Option Plan prior to the Reorganization will become options to purchase the same number of shares of Bancorp Common Stock with the same terms, conditions and exercise price as the original options granted.

     All other employee benefit plans of Heritage will be unchanged by the Reorganization. See "Management of Heritage -- Compensation and Employee Benefit Plans."

                      DESCRIPTION OF BANCORP CAPITAL STOCK

GENERAL

     The Articles of Incorporation of Bancorp authorizes the issuance of capital stock consisting of 10,000,000 shares of common stock, no par value per share. There are 100 shares of Bancorp Common Stock currently issued and outstanding, all of which are owned by Heritage. On the Effective Date, such shares will be cancelled, and there will be, subject to the exercise of dissenters' rights, if any, 2,293,617 shares outstanding as a result of the exchange of shares of Bancorp Common Stock for shares of Bank Common Stock. Because all of the issued and outstanding shares of Bancorp Common Stock are owned by Heritage, there is currently no established public trading market for Bancorp Common Stock.

     In the future, the authorized but unissued and unreserved shares of Bancorp Common Stock will be available for issuance for general corporate purposes, including, but not limited to, possible issuance as stock dividends or stock splits, future mergers or acquisitions, or future private placements or public offerings. Except as otherwise may be required to approve a merger or other transaction in which the additional authorized shares of Bancorp Common Stock would be issued, no stockholder approval will be required for the issuance of those shares. See "Certain Differences in Stockholder Rights" for a discussion of the rights of the holders of Bancorp Common Stock as compared to the holders of Bank Common Stock. In addition, the Company may be restricted in its ability to register additional shares of capital stock after completion of the Reorganization due to certain requirements of the SEC related to financial statement and related disclosures. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMMON STOCK

     GENERAL. Each share of Bancorp Common Stock has the same relative rights as, and is identical in all respects to, each other share of Bancorp Common Stock. The relative rights of shares of Bancorp Common Stock do not differ materially from the relative rights of shares of Bank Common Stock.

     DIVIDEND RIGHTS. The holders of Bancorp Common Stock will be entitled to dividends when, as and if declared by Bancorp's Board of Directors out of funds legally available therefor. The payment of dividends by Bancorp will depend on Bancorp's net income, financial condition, regulatory requirements and other factors, including the results of Heritage's operations. See "Dividend Policy" for restrictions on the payment of dividends on Bancorp Common Stock. Bancorp has no present intention to pay dividends, but may consider doing so in the future.

     VOTING RIGHTS. Each share of Bancorp Common Stock will entitle the holder thereof to one vote on all matters upon which stockholders have the right to vote. In addition, the Board of Directors of Bancorp is classified so that approximately one-third of the directors will be elected each year. Stockholders of Bancorp are entitled to cumulate their votes for the election of directors provided that the shareholder gives notice of his intent to cumulate votes to the secretary of Bancorp sixty days before the date established in the Bylaws for the annual meeting or no later than ten days following the mailing of notice of a special meeting. See "Certain Differences in Stockholder Rights -- Certain Anti-Takeover Provisions."

     LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of Bancorp, the holders of shares of Bancorp Common Stock will be entitled to receive, after payment of all debts and liabilities of Bancorp, all remaining assets of Bancorp available for distribution in cash or in kind. In the event of any liquidation, dissolution or winding up of Heritage, Bancorp, as the holder of all shares of Bank Common Stock, upon completion of the Reorganization, would be entitled to receive payment of all debt, and liabilities of Heritage (including all deposits and accrued interest thereon) and all remaining assets of Heritage available for distribution in cash or in kind.

     PREEMPTIVE RIGHTS; REDEMPTION. Holders of shares of Bancorp Common Stock will not be entitled to preemptive rights with respect to any shares that may be issued. Bancorp Common Stock is not subject to call or redemption.

ANTI-TAKEOVER PROVISIONS

     See "Certain Differences in Stockholder Rights -- Certain Anti-Takeover Provisions" for a description of certain provisions contained in the Articles of Incorporation and Bylaws of Bancorp that might have the effect of delaying, deferring or preventing a change in control of Bancorp.

                      DESCRIPTION OF HERITAGE CAPITAL STOCK

     The Bank's authorized capital stock consists of 10,000,000 shares of Common Stock, par value $1.00 per share. At July 17, 1998, the Bank had issued and outstanding 2,293,617 shares of Common Stock held by approximately ________ stockholders of record. All outstanding shares are fully paid and nonassessable.

COMMON STOCK

     Holders of shares of Common Stock are entitled to receive dividends when and as declared by the Board of Directors out of funds legally available therefor. Virginia law precludes any distribution to stockholders if, after giving it effect (i) the Bank would not be able to pay its debts as they become due in the usual course of business or (ii) the Bank's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the Bank were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. Federal Reserve and SCC regulations further limit a bank's ability to pay dividends. See "Market Price and Dividend Data" and "Supervision and Regulation." Upon the liquidation, dissolution or winding up of the Bank, whether voluntary or involuntary, holders of Common Stock are entitled to share ratably, after satisfaction in full of all liabilities, in all remaining assets of the Bank available for distribution.

     Holders of Common Stock are entitled to one vote per share on most matters submitted to shareholders. The Articles of Incorporation permit cumulative voting in the election of directors. The Bank's shareholders do not have preemptive rights to purchase additional shares of any class of the Bank's capital stock, nor do they have any conversion or redemption rights. The shares of Common Stock presently outstanding are, and the shares to be issued in connection with the Offering will be when issued, fully paid and nonassessable.

LIMITATION OF LIABILITY

     The Bank's Articles of Incorporation provide for limitation or elimination of liability of directors and officers of the Bank and its shareholders for monetary damages to the full extent permitted under Virginia law.

STATE LAW RESTRICTIONS ON ACQUISITIONS OF THE BANK

     Affiliated Transactions. The Bank is subject to the provisions of the Virginia Stock Corporation Act (the "Virginia Act") governing "affiliated transactions." These provisions, with the exceptions discussed below, generally prohibit material acquisition transactions between a Virginia corporation and any holder of more than 10% of its outstanding voting shares (an "Interested Stockholder") for three years after such stockholder became an Interested Stockholder and thereafter require approval of the transaction by the holders of at least two-thirds of the remaining voting shares. The principal exception to the affiliated transaction provision applies if a majority of the disinterested directors approved the acquisition of voting shares which made such person an Interested Stockholder. Transactions subject to these requirements include mergers, share exchanges and material dispositions of corporate assets, as well as any dissolution of the Virginia corporation proposed by or on behalf of an Interested Stockholder. These provisions are designed to make uninvited takeovers of Virginia corporations more difficult.

     The principal exceptions to the special vote required after the three-year moratorium has passed are for transactions approved by a majority of the Virginia corporation's disinterested directors and transactions satisfying the fair-price requirements of the law, which generally require that in a two-step acquisition transaction the Interested Stockholder must pay the stockholders in the second step either the same amount of cash or the same type of consideration paid to acquire the Virginia corporation's shares in the first step.

     In addition, the Virginia Act provides that, by affirmative vote of a majority of the voting shares other than shares owned by any Interested Stockholder, a corporation may adopt, by meeting certain voting requirements, an amendment to its articles of incorporation or bylaws providing that the affiliated transactions provisions shall not apply to the corporation. The Bank has not adopted such an amendment.

     Control Share Acquisitions. The Virginia Control Share Acquisitions Statute also is designed to afford stockholders of a public company incorporated in Virginia protection against certain types of non-negotiated acquisitions in which a person, entity or group (an "Acquiring Person") seeks to gain voting control of that corporation. The Bank has opted-out of this statute, by so providing in its Articles of Incorporation.

     With certain enumerated exceptions, the statute applies to acquisitions of shares of a corporation which would result in an Acquiring Person's ownership of the corporation's shares entitled to vote in the election of directors failing within any one of the following ranges: 20% to 33-1/3%, 33-1/3% to 50%, or 50% or more (a "Control Share Acquisition"). Shares that are the subject of a Control Share Acquisition ("Control Shares") will not be entitled to voting rights unless the holders of a majority of the "Disinterested Shares" vote at an annual or special meeting of stockholders of the corporation to accord the Control Shares with voting rights. Disinterested Shares do not include shares owned by the Acquiring Person or by officers and inside directors of the target company. Under certain circumstances, the statute permits an Acquiring Person to call a special stockholders' meeting for the purpose of considering granting voting rights to the holders of the Control Shares. As a condition to having this matter considered at either an annual or special meeting, the Acquiring Person must provide stockholders with detailed disclosures about his or her identity, the method and financing of the Control Share Acquisition, and any plans to engage in certain transactions with, or to make fundamental changes to, the corporation, its management or business. Under certain circumstances, the statute grants dissenters' rights to stockholders who vote against granting voting rights to the Control Shares. The Virginia Control Share Acquisitions Statute also enables a corporation to make provisions for redemption of Control Shares with no voting rights. Among the acquisitions specifically excluded from the statute are acquisitions which are a part of certain negotiated transactions to which the corporation is a party and which, in the case of mergers or share exchanges, have been approved by the corporation's stockholders under other provisions of the Virginia Act

FEDERAL LAW RESTRICTIONS ON ACQUISITION OF THE BANK

     Under the Bank Holding Company Act of 1956, as amended (the "BHCA"), and regulations promulgated thereunder by the Federal Reserve, no company may acquire "control" of institutions that offer demand deposit accounts and make commercial loans without the prior approval of the Federal Reserve. The ownership of, control of, holding with power to vote of, or holding proxies representing 25% or more of any class of voting securities is presumed to be a "controlling" interest under the BHCA, and, depending upon the circumstances, control may be found to exist below this level of ownership. Any company acquiring such control would become a bank holding company, would be subject to certain limitations and prohibitions on its operations, and would become subject to registration, examination and regulation by the Federal Reserve. The Federal Reserve may withhold approval of an application to become a bank holding company on certain specified grounds.

     The Federal Reserve has adopted a regulation pursuant to the Change in Bank Control Act of 1978 which generally requires persons (except for companies subject to the corresponding provisions of the BHCA) who intend to acquire control of the Bank to give 60 days prior written notice to the Federal Reserve. Control for the purpose of this regulation is presumed in situations in which the acquiring party has voting control of at least 10% of any class of an institution's voting stock if (a) the institution's shares are registered pursuant to Section 12 of the Exchange Act, or (b) the acquiring party would be the largest stockholder of the institution. The statute and related regulations authorize the Federal Reserve to disapprove the proposed transaction on certain specified grounds.

     Under the Riegle Act, the Federal Reserve may approve bank holding company acquisitions of banks in other states, subject to certain aging and deposit concentration limits. Commencing June 1, 1997, banks in one state may merge with banks in another state, unless the other state has chosen not to implement this section of the Riegle Act. These mergers are also subject to similar aging and deposit concentration limits. See "Supervision and Regulation Recent Legislative Developments" for more information about the Riegle Act.

                    CERTAIN DIFFERENCES IN STOCKHOLDER RIGHTS

GENERAL

     The rights of the holders of Bank Common Stock are currently governed by Virginia law and by Heritage's Articles of Incorporation and Bylaws. The rights of the holders of Bancorp Common Stock will be governed by Virginia law, by Bancorp's Articles of Incorporation and Bylaws and by the applicable regulations of the SEC. The following discussion summarizes the material differences as reflected in Bancorp's Articles of Incorporation and Bylaws and is not intended to be a complete statement of all differences affecting the rights of stockholders. This discussion is qualified in its entirety by reference to Bancorp's Articles of Incorporation and Bylaws, copies of which are attached hereto as Appendix E and Appendix F, respectively. If the Reorganization is not consummated, any action affecting the rights of stockholders of Heritage, including any change in control, will continue to be subject to the relevant provisions of Heritage's Articles of Incorporation and Bylaws and the Virginia law. For a description of Bancorp Common Stock, see "Description of Bancorp Capital Stock -- Common Stock." For a description of provisions contained in the Articles of Incorporation and Bylaws of Bancorp that may be deemed to have an anti-takeover effect, see "-- Certain Anti-Takeover Provisions."

PAYMENT OF DIVIDENDS

     The ability of Heritage to pay dividends on its common stock is restricted by Virginia banking law and by tax considerations related to state-chartered banks. Virginia law imposes restrictions on the ability of all banks chartered under Virginia law to pay dividends. Under Virginia law, no dividend may be declared or paid that would impair a Virginia- chartered bank's paid-in capital. The SCC also has authority to limit the payment of dividends by a Virginia bank if it determines the limitation is in the public interest and is necessary to ensure the bank's financial soundness. See "Dividend Policy." Although Bancorp's ability to pay dividends will not be subject to these restrictions, such restrictions will indirectly affect the Company because dividends from the Bank will be a primary source of funds of the Company for the payment of dividends to stockholders of the Company. Bancorp will be limited by certain restrictions imposed generally on Virginia corporations. Subject to certain limitations and exceptions, dividends may be paid only out of a Virginia corporation's surplus or its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. See "Dividend Policy" and "Regulation and Supervision -- Regulation of Holding Company." Bancorp intends to continue the Bank's current dividend policy.

RIGHTS OF ISSUER TO REPURCHASE STOCK

     Under the Virginia banking law, Heritage may repurchase its stock under certain specific conditions, but only with the prior approval of the SCC. See "Dividend Policy." Under the BHCA, no prior approval is required and, therefore, Bancorp will be allowed to purchase its own stock in the open market subject to applicable law and the availability of funds therefor. Under certain circumstances, stock repurchases by Bancorp will require the prior approval of the Federal Reserve Bank of Richmond. See "Regulation and Supervision -- Bank Holding Company Regulation" for a description of the restrictions on the repurchase by Bancorp of its stock. Bancorp may consider repurchases of its stock in the future, but there can be no assurance that Bancorp will conduct such repurchases.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

     The Articles of Incorporation of Bancorp contains provisions that limit the personal liability of directors to Bancorp or to its stockholders for monetary damages for breach of fiduciary duty, except to the extent such limitation is not permitted by the Virginia Stock Corporation Act. The provisions in Bancorp's Articles of Incorporation apply only to the liability of a director acting in his capacity as such and not to actions brought other than by a stockholder or Bancorp. Bancorp's Articles of Incorporation contains provisions that require indemnification of the directors and officers and permits indemnification of employees of Bancorp and any of its direct or indirect subsidiaries. To be entitled to indemnification, it must be determined that, in general terms, the person acted in good faith and in a manner believed to be in, or not opposed to, the best interests of Bancorp and, with respect to a criminal action, had no reasonable cause to believe his or her conduct was unlawful.

     Virginia law permits institutions to indemnify directors, officers and employees or agents, as provided in (i) the Articles of Incorporation, (ii) a bylaw adopted by stockholders or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. Heritage's Bylaws include a provision indemnifying directors and officers of the Bank against expenses arising out of litigation or other proceedings relating to such person's activities as a director or officer of the Bank.

     Bancorp's Articles of Incorporation define in greater detail than the Virginia banking law the circumstances under which a person may be entitled to indemnification and the procedures for obtaining indemnification and for resolving disputes over indemnification. Under the Federal Deposit Insurance Act, as amended ("FDIA"), both Heritage and Bancorp would be prohibited from paying any indemnification with respect to any liability or legal expense incurred by a director, officer, or employee as result of an action or proceeding by a federal banking agency resulting in a civil money penalty or certain other remedies against such person.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Bancorp pursuant to the forgoing provisions, Bancorp has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SPECIAL MEETINGS OF STOCKHOLDERS

     The Bank's Bylaws provide that special meetings of the stockholders of the Bank may be called by the Chairman of the Board, the President, or a majority of the Board of Directors.

CERTAIN ANTI-TAKEOVER PROVISIONS

     General. The principal purpose of any anti-takeover provision is to protect the interests of a corporation and its stockholders in the event of a sudden takeover attempt. Such provisions are intended to require a hostile purchaser to deal fairly with stockholders and to give a corporation's board of directors a better opportunity to analyze prospective business combinations and tender offers, evaluate alternatives, and make careful recommendations to stockholders. Such provisions could have the effect of making more difficult, or discourage, a merger, tender offer, proxy contest, or assumption of control and change of incumbent management, even when a majority of stockholders considers such a course to be in its best interests. However, the Board of Directors of the Bank and Bancorp believes that the disadvantages of discouraging such actions are outweighed by the best interests of the stockholders as a whole and by the benefits obtained by protecting the ability of the Board to negotiate with a proponent of an unfriendly or unsolicited proposal to take over or restructure the Bank or Bancorp.

     The following discussion focuses on certain provisions of Bancorp's Articles of Incorporation and Bylaws and, where applicable, the corresponding provisions of Heritage's Articles of Incorporation and Bylaws that could be relevant to change in control situations and that may affect the rights of stockholders.

     Capital Stock. Heritage's Articles of Incorporation authorize the issuance of up to 10,000,000 shares of common stock and Bancorp's Articles of Incorporation authorize the issuance of up to 10,000,000 shares of common. Although neither Heritage nor Bancorp has any arrangements, understandings or plans at the present time for the issuance or use of additional shares of common stock, the availability of such shares will provide Heritage or Bancorp with flexibility in structuring financings and acquisitions and meeting other corporate needs that may arise.

     Bancorp's Board of Directors may, without stockholder approval, issue additional shares of Bancorp Common Stock with rights and preferences that could impede the completion of a transaction to which management is opposed. Bancorp's ability to issue additional capital stock is subject to applicable law, including the duty of directors to exercise their business judgment in the best interests of Bancorp and its stockholders.

     Board of Directors. Heritage's Articles of Incorporation provides that the authorized number of directors shall not be fewer than five nor more than ten, as fixed in Heritage's Bylaws. Bancorp's Articles of Incorporation and Bylaws also provide that the authorized number of directors shall be nine, unless otherwise fixed by the Bylaws of Bancorp. The Board of Bancorp will initially be composed of nine directors, the same number of directors currently on Heritage's Board of Directors. See "Management of Bancorp." Bancorp's Articles of Incorporation provide for a board of directors that is to be divided into three classes, which shall be as nearly equal in number as possible. The power to fill vacancies for Bancorp is vested in its Board of Directors. The overall effect of such provisions may be to prevent a person or entity from immediately acquiring control of Bancorp through an increase in the number of directors and the election of such person or of such person's or entity's nominees to fill such newly created vacancies.

     The Articles of Incorporation of Bancorp provide that a director serving on a classified board may be removed only for cause. The classified Board of Directors, the enhanced requirement for removal of directors of Bancorp and the related provisions discussed above could make it more difficult for stockholders to force an immediate change in the composition of a majority of the Board of Directors.

     Notice of Director Nominations and Stockholder Proposals. Bancorp's Bylaws provide that all nominations for election to the Board of Directors and proposals for any new business, other than those made by the Chairman of the Board, the President and Chief Executive Officer or by resolution of at least a majority of the directors then in office, shall be made by a stockholder who has complied with the written notice provisions in the Bylaws, which generally provide for at least sixty days notice to the Secretary of Bancorp. The Bylaw procedures regarding stockholder proposals and nominations are intended to provide the Board of Directors of Bancorp with the information deemed necessary to evaluate a stockholder proposal or nomination and other relevant information, such as existing stockholder support, as well as the time necessary to consider and evaluate such information in advance of a meeting. The procedures will give incumbent directors advance notice of a business proposal or nomination. This may make it easier for incumbent directors to defeat a stockholder proposal or nomination, even when certain stockholders may view such proposal or nomination as in the best interests of the Company or its stockholders.

     Stockholder Vote Required to Approve Certain Business Combinations. Under the Bank's Articles of Incorporation, certain business combinations, such as mergers, consolidations, purchases and sales of substantially all of the assets of an institution, require the approval of the holders of two-thirds of the Bank's outstanding shares of voting stock. This provision is comparable to the provision in Bancorp's Articles of Incorporation discussed below.

     Amendment of Articles of Incorporation and Bylaws. Virginia law provides that amendments of the Bank's Articles of Incorporation must be proposed by the Board of Directors and approved by the holders of two-thirds of the total votes of stockholders entitled to vote thereon at a meeting.

     Bancorp's Articles of Incorporation generally provide that, any alteration, amendment, repeal or rescission (collectively, any "Change") of any provision of the Articles of Incorporation must be approved by a majority of the directors of Bancorp then in office and by the affirmative vote of the holders of a two-thirds of the total votes eligible to be cast by the holders of all outstanding shares of Bancorp Common Stock entitled to vote provided that, at its sole discretion, the Board may decrease the required vote to not less than a majority of all the votes cast. Business combinations must also be approved by the affirmative vote of not less than two-thirds of the total number of votes eligible to be cast by the holders of all outstanding shares of the voting stock provided that, at its sole discretion, the Board may decrease the required vote to not less than a majority of all the votes cast. The Articles of Incorporation also provides that the Board of Directors is authorized to make, alter, amend, rescind or repeal any of the Company's Bylaws in accordance with the terms thereof, regardless of whether the Bylaw was adopted initially by the stockholders. However, this authorization neither divests the stockholders of their right, nor limits their power to adopt, amend, rescind or repeal any Bylaw. These provisions could have the effect of discouraging a tender offer or other takeover attempt where the ability to make fundamental changes through Bylaw amendments is an important element of the takeover strategy of the acquiror.

     Additional Change in Control Regulation. The acquisition of more than ten percent (10%) of either Bancorp Common Stock or Bank Common Stock outstanding may, in certain circumstances, be subject to the provisions of the Change in Bank Control Act of 1978 (the "Change in Bank Control Act"). The FDIC has also adopted a regulation pursuant to the Change in Bank Control Act which generally requires persons who at any time intend to acquire control of an FDIC-insured state-chartered non-member bank, either directly or indirectly through an acquisition of control of Bancorp to provide 60 days' prior written notice and certain financial and other information to the FDIC. Control for the purpose of this Act exists in situations in which the acquiring party has voting control of at least twenty-five percent (25%) of any class of voting stock or the power to direct the management or policies of the Bank or Bancorp. However, under FDIC regulations, control is presumed to exist where the acquiring party has voting control of at least ten percent (10%) of any class of voting securities if (i) the Bank or Bancorp has a class of voting securities which is registered under
Section 12 of the Exchange Act, or (ii) the acquiring party would be the largest holder of a class of voting shares of the Bank or Bancorp. The statute and underlying regulations authorize the FDIC to disapprove a proposed acquisition on certain specified grounds.

     Prior approval of the FRB would be required for any acquisition of control of the Bank or Bancorp by any bank holding company under the Bank Holding Company Act ("BHCA") and approval by the SCC would also be required by Virginia law.

would be required under Virginia law. Control for purposes of the BHCA would be based on, among other things, a twenty-five percent (25%) voting stock test or on the ability of the holding company otherwise to control the election of a majority of the Board of Directors of the Bank or Bancorp. As part of such acquisition, the acquiring company (unless already so registered) would be required to register as a bank holding company under the BHCA.

     The Exchange Act requires that a purchaser of any class of a corporation's securities registered under the Exchange Act notify the SEC and such corporation within ten days after its purchases exceed 5% of the outstanding shares of that class of securities. This notice must disclose the background and identity of the purchaser, the source and amount of funds used for the purchase, the number of shares owned and, if the purpose of the transaction is to acquire control of the corporation, any plans to alter materially the corporation's business or corporate structure. In addition, any tender offer to acquire a corporation's securities is subject to the limitations and disclosure requirements of the Exchange Act.

                     TAX CONSEQUENCES OF THE REORGANIZATION

     The consummation of the Reorganization is conditioned, in part, upon receipt by Heritage of an opinion of Thacher Proffitt & Wood, the Bank's special counsel for the reorganization, to Heritage to the effect that, for federal income tax purposes: (1) no gain or loss will be recognized by stockholders of Heritage on the transfer of their shares of Bank Common Stock to Bancorp solely in exchange for Bancorp Common Stock; (2) no gain or loss will be recognized by Bancorp upon its receipt of shares of Bank Common Stock in exchange for shares of Bancorp Common Stock; (3) the aggregate basis of the shares of Bancorp Common Stock to be received by each Heritage stockholder will be the same as the aggregate basis of the shares of Bank Common Stock exchanged therefor; and (4) the holding period of Bancorp Common Stock to be received by each Heritage stockholder will include the holding period of the shares of Bank Common Stock exchanged therefor, provided that such stockholder held such shares of Bank Common Stock as a capital asset on the Effective Date.

     Walton & Adams, P.C. has opined, subject to the limitations and qualifications in its opinion, that the Reorganization will not be a taxable transaction to Bancorp, Heritage or Heritage's stockholders (who do not elect to exercise dissenters' rights) for Virginia state income and corporate tax purposes.

     For federal income tax purposes, cash received in exchange for shares of Bank Common Stock held by stockholders who exercise dissenters' rights will be treated as a distribution in redemption of such common stock, subject to the provisions and limitations of Section 302 of the Code. Each stockholder of the Bank who elects to exercise dissenters' rights should consult his or her own tax advisor for specific guidance with respect to the federal income tax consequences of that exercise.

     Thacher Proffitt & Wood will not express an opinion as to whether or to what extent payments to stockholders who exercise dissenters' rights or payments by Heritage to Bancorp of an amount that exceeds the current and accumulated earnings and profits of Heritage will cause Heritage to have income. In addition, Thacher Proffitt & Wood will not express an opinion as to the tax consequences to stockholders of exercising their dissenters' rights with respect to any shares of Bank Common Stock.

     Each stockholder is urged to consult his or her own tax advisor as to the specific consequences of the Reorganization to the stockholder under federal, state and any other applicable laws.

                   ACCOUNTING TREATMENT OF THE REORGANIZATION

     The Reorganization is expected to be characterized as, and treated similarly to, a "pooling of interests" (rather than a "purchase") for financial reporting and related purposes, with the result that the accounts of Heritage and Bancorp will be combined.

                           MARKET FOR THE COMMON STOCK

     The Bank's common stock currently is quoted on the Nasdaq SmallCap Market under the symbol "HBVA." Bancorp, as a newly formed corporation, has never issued capital stock and consequently there is no established market for Bancorp Common Stock. It is expected that Bancorp Common Stock will be at least as liquid as Bank Common Stock since the number of outstanding shares of Bancorp Common Stock following the Reorganization will match the number of shares of Bank Common Stock prior to the Reorganization. However, there can be no assurance that an active and liquid trading market for Bancorp Common Stock will be maintained.

     At July 17, 1998, there were 2,293,617 shares of Bank Common Stock outstanding which were held of record by approximately________ stockholders, not including persons or entities who hold the stock in nominee or "street" name through various brokerage firms. Since May 18, 1998, the Bank Common Stock has traded on the Nasdaq SmallCap Market under the symbol "HBVA." The Bank Common Stock previously traded on the OTC Bulletin Board, an inter-dealer quotation system sponsored and operated by the National Association of Securities Dealers, Inc. (the "NASD"), under the symbol "HVBA."

     Based on information available to the Bank from a limited number of sellers and purchasers of Common Stock, the Bank believes that the selling price for the Common Stock ranged from $2.00 to $2.25 during 1996; from $2.25 to $4.00 during 1997; and from $4.00 to $4.625 from January 1, 1998 through March 31, 1998. Since May 18, 1998, the selling price of the Common Stock has ranged from $_____ to $_____. Such transactions may not be representative of all transactions during the indicated periods or the actual fair market value of the Common Stock at the time of such transactions due to the infrequency of trades and the limited market for the Common Stock.

                                 DIVIDEND POLICY

     The Board of Directors of Bancorp will have the authority to declare dividends on Bancorp Common Stock, subject to statutory and regulatory requirements. The Board of Directors plans to continue the Bank's current dividend policy for the Bancorp Common Stock. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities available to Bancorp or Heritage, capital requirements, regulatory limitations, Bancorp's and Heritage's results of operations, financial and tax considerations and general economic conditions. After consummation of the Reorganization, management of the Bank expects to make a capital contribution to Bancorp by transferring investment securities to Bancorp, which may be used by Bancorp after the Reorganization to, among other things, fund cash dividends that may be declared.

     Since becoming an independent entity in 1992, the Bank has not paid a cash dividend to its stockholders. The Board of Directors does not presently anticipate paying a dividend in the near term. The timing and amount of future dividends, if any, will depends on general business conditions encountered by the Bank, its earnings, its financial condition and cash and capital requirements, governmental regulations and other such factors as the Board of Directors may deem relevant. There are significant regulatory limitations on the Bank's ability to pay dividends depending on its capital structure and the overall health of the institution. An insured depository institution may not make a capital distribution if, following such distribution, the institution will be "undercapitalized" as that term is defined for purposes of the prompt corrective action provisions of the Federal Deposit Insurance Corporation Improvement Act ("FDICIA").

     As a state member bank subject to the regulations of the Federal Reserve, the Bank must obtain the approval of the Federal Reserve for any dividend if the total of all dividends declared in any calendar year would exceed the total of its net profits, as defined by the Federal Reserve, for that year, combined with its retained net profits for the preceding two years. In addition, the Bank may not pay a dividend in an amount greater than its undivided profits then on hand after deducting its losses and bad debts. For this purpose, bad debts are generally defined to include the principal amount of loans which are in arrears with respect to interest by six months or more, unless such loans are fully-secured and in the process of collection. Moreover, for purposes of this limitation, the Bank is not permitted to add the balance in its allowance for loan losses account to its undivided profits then on hand; however, it may net the sum of its bad debts, as so defined, against the balance in its allowance for loan losses account and deduct from undivided profits only bad debts, as so defined, in excess of that account. At December 31, 1997, the Bank could not declare or pay any dividends and had made no requests to do so. The Bank expects that it will qualify to pay dividends in 1998.

     In addition, the Federal Reserve is authorized to determine under certain circumstances relating to the financial condition of a state member bank, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. The payment of dividends that would deplete a bank's capital base could be deemed to constitute such an unsafe or unsound practice. The Federal Reserve has indicated that banking organizations should generally pay dividends only out of current operating earnings.

     Unlike the Bank, Bancorp is not subject to SCC regulatory restrictions on the payment of dividends to its stockholders, although the source of such dividends could be, in part, dependent upon dividends from the Bank in addition to the net proceeds retained by Bancorp and earnings thereon. Bancorp is subject to the requirements of Virginia law, which generally limit dividends to an amount equal to the excess of the net assets of Bancorp (the amount by which total assets exceed total liabilities) over its statutory capital, or if there is no such excess, to its net profits for the current and/or immediately preceding fiscal year.

                      PRO FORMA CONSOLIDATED CAPITALIZATION

     The following table presents the pro forma capitalization of Heritage as of March 31, 1998, adjusted to give effect to Heritage's stock offering consummated on May 18, 1998, and the pro forma consolidated capitalization of Bancorp and Heritage, as its subsidiary, at March 31, 1998, adjusted to give effect to the Reorganization as described in this Proxy Statement-Prospectus.

                                                                 HERITAGE                    BANCORP AND SUBSIDIARY
                                                                 --------                    ----------------------
                                                                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                                                     ------------------------------------
                                                          SHARES          AMOUNT            SHARES            AMOUNT
                                                          ------          ------            ------            ------
Stockholders' equity:
Common stock, par value $0.01 per share for Bancorp,                     $2,295
$1.00 per share for Heritage:
Authorized..........................................     10,000,000                       10,000,000        $   23
Issued and outstanding..............................      2,294,636                        2,294,636
Additional paid-in capital .........................                      6,288                              8,556
Accumulated deficit.................................                         (4)                                 0
Accumulated other comprehensive income, net.........                          3                                  3
                                                                              -                                  -
Total stockholders' equity..........................                     $8,582                             $8,582
                                                                         ======                             ======

                               BUSINESS OF BANCORP

GENERAL

     Bancorp is a business corporation organized under the laws of the State of Virginia on June 30, 1998. The only office of Bancorp, and its principal place of business, is located at the administrative office of Heritage at 1313 Dolley Madison Boulevard, McLean, Virginia 22101. Bancorp's telephone number is (703) 356-6060.

     Bancorp was organized for the purpose of becoming the holding company of Heritage. On the Effective Date, Heritage will become a wholly-owned subsidiary of Bancorp, Bancorp will become a bank holding company, and each stockholder of Heritage will, subject to the exercise of dissenters' rights, become a stockholder of Bancorp without any change in the number of shares owned or percentage ownership.

     Bancorp has not yet undertaken any operating business activities and does not currently propose to do so. In the future, Bancorp may become an operating company or acquire other commercial banks or bank holding companies, or engage in or acquire such other activities or businesses as may be permitted by applicable law, although there are no present plans or intentions to do so.

     After consummation of the Reorganization, subject to obtaining applicable state and federal regulatory approvals, the Bank expects to make a capital contribution to Bancorp by transferring investment securities to Bancorp, which may be used to conduct the activities described in "Proposal 5 -- Formation of Holding Company -- Description of the Reorganization -- Reasons for the Reorganization," including funding stock repurchase programs, if implemented, or cash dividends, if declared. See "Dividend Policy." The initial capitalization of Bancorp will be approximately $10,000 and future capitalization through capital contributions from the Bank will be subject to the prior approval of the SCC, the FRB and, to the extent that Section 18(i) of the FDIA is applicable, the FDIC. Due to the current significant capitalization of the Bank, it is expected that such regulatory approvals would be received. There are no assurances that the Bank will obtain regulatory approvals for the Reorganization or the Bank's proposed capital contributions to Bancorp or that, if the Reorganization is consummated, Bancorp will conduct such activities.

PROPERTY

     Initially, Bancorp will neither own nor lease any real or personal property but will utilize the premises and property of Heritage without the payment of any rental fees to Heritage.

COMPETITION

     It is expected that for the near future the primary business of Bancorp will be the ongoing business of Heritage. Therefore, the competitive conditions to be faced by Bancorp will be the same as those faced by Heritage. In addition, many banks and financial institutions have formed, or are in the process of forming, holding companies. It is likely that these holding companies will attempt to acquire banks, thrift institutions or companies engaged in bank-related activities. Thus, Bancorp will face competition in undertaking any such acquisitions and in operating subsequent to any such acquisitions. Bancorp has no present plans or intentions to undertake any such acquisitions. See "Business of the Bank -- Competition."

EMPLOYEES

     At the present time, Bancorp does not intend to have any employees other than its management. See "Management of Bancorp." It will utilize the support staff of Heritage from time to time without the payment of any fees to Heritage. If Bancorp acquires other financial institutions or pursues other lines of business, it may at such time hire additional employees.

                              BUSINESS OF THE BANK

GENERAL

     The Heritage Bank, a Virginia commercial bank, is the only independent financial institution headquartered in McLean, Virginia. Established in 1987, the Bank operated as a wholly-owned subsidiary of Heritage Bankshares, Inc. (formerly Independent Banks of Virginia, Inc.) until 1992 when it became an independent bank. The Bank is a well-capitalized, profitable community bank dedicated to financing small business and consumer needs in its market area and providing personalized "hometown" quality service to its customers by tailoring its products and services to appeal to a local market. The Bank currently operates one full-service office and engages in a broad range of lending and deposit services aimed at individual and commercial customers in the McLean area of Fairfax County, Virginia. At March 31, 1998, the Bank had total assets of $44.6 million, total deposits of $39.4 million and total stockholders' equity of $4.8 million. Net income for the three months ended March 31, 1998 was $101,000, an increase of 40.3% from the net income of $72,000 for the comparable period in 1997. Basic and diluted earnings per share for the three months ended March 31, 1998 were $0.07, up from $0.06 per share for the three months ended March 31, 1998.

     The business of the Bank consists of attracting deposits from the general public and using these funds to originate various types of individual and commercial loans primarily in the McLean area. The Bank's commercial activities include providing checking accounts, money market accounts and certificates of deposit to small and medium sized businesses. The Bank also provides credit services, such as lines of credit, term loans, construction loans, and letters of credit, as well as real estate loans and other forms of collateralized financing. The Bank's personal services include checking accounts, NOW accounts, savings accounts, certificates of deposit, installment accounts, construction and other personal loans, home improvement loans, automobile and other consumer financing.

     The Bank's profitability depends primarily on its net interest income, the difference between the interest income it earns on its loans and investment portfolio and its cost of funds, which consists mainly of interest paid on deposits. Net interest income is affected by the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on these balances. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.

     The Bank's profitability is also affected by the level of other (noninterest) income and operating expenses. Other income consists primarily of service fees, loan servicing and other loan fees and gains on sales of investment securities. Operating expenses consist of salaries and benefits, occupancy-related expenses, and other general operating expenses.

     The operations of the Bank, and banking institutions in general, are significantly influenced by general economic conditions and related monetary and fiscal policies of financial institutions' regulatory agencies. Deposit flows and the cost of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing real estate and other types of loans, which in turn are affected by the interest rates at which such financing may be offered and other factors affecting loan demand and the availability of funds.

BUSINESS STRATEGY

     The Bank has historically focused on providing services to the McLean market area. Beginning in 1996, the management team implemented a growth-oriented strategy designed to enhance the Bank's franchise value and operating profitability by increasing the size and quality of the Bank's assets and build upon its success in the McLean market by expanding the Bank's service area within the rapidly growing Northern Virginia markets of Fairfax and eastern Loudoun counties, through the establishment of a branch network by means of acquisitions and/or de novo branching.

     In the initial stages of this strategy, the Bank focused on improving its long term profitability by strengthening the quality of the Bank's loan portfolio. This policy caused an increase in collection efforts on past due loans, the collateralization of previously unsecured loans and a decision not to renew certain lending relationships. Although the policy resulted in decreases in total assets and net loans during 1997, the Bank believes that this policy has increased the size of the non-criticized loan portfolio, which has positively improved earnings.

     More recently, the Bank has also focused on expanding the Bank's asset and deposit base, while continuing to maintain its image as a community bank. The Bank recently completed a secondary offering of 805,000 shares of its common stock which raised $4.4 million in gross proceeds for the Bank. The proceeds of the offering will be used primarily to fund the costs of establishing the Bank's first branch office in eastern Loudoun County. This area is situated within the Bank's target area and is among the fastest growing communities in Virginia. Furthermore, this area is not currently served by an independent community bank and the Bank believes there is a need for a bank focused on serving the local community. The Bank believes that its expansion will be limited to a twenty mile radius of the executive offices of the Bank in McLean. The Bank believes it will be the most successful in delivering its personalized service within this delineated market area with which it is most familiar.

     Accordingly, the Bank has recently entered into an agreement, subject to regulatory approval, to lease and build its first branch office, to be located in eastern Loudoun County, Virginia, three miles west of the Fairfax County line. The proposed branch will be a 3,000 square foot facility with an ATM and drive-up window and will be located along Route 7, a major traffic corridor serving the growing commercial and residential market of Loudoun and Fairfax counties. The proposed branch will be situated between the "Cascades" and "CountrySide" residential communities next to the newly opened 14 screen Regal Cinema complex in the CountrySide Commercial and Professional Center. This site is particularly attractive because it is located near a growing number of office parks, commercial and retail shopping centers and large residential developments presently underway in eastern Loudoun County. To help service this growth, construction has begun on Dulles Town Center, a 300-acre retail shopping mall located near the branch site. Construction of the mall should be completed by the end of 1999.

     Although the banking business in Northern Virginia is highly competitive, management believes that the trend toward consolidation of the banking industry and the closings and acquisitions of financial institutions in the Bank's service area, in particular Fairfax and Loudoun counties, have created and will continue to create opportunities for the Bank to grow its branching network and customer base in Northern Virginia through whole branch acquisitions or through de novo branching. The additional capital raised by the Bank in the secondary stock offering consummated on May 18, 1998 raised the Bank's legal lending limit by 79.61%, allowing the Bank to originate larger loans in its market area and in areas of Fairfax and Loudoun counties which the Bank has targeted for expansion.

ASSET/LIABILITY MANAGEMENT

     A principal operating objective of the Bank is to produce stable earnings by achieving a favorable interest rate spread that can be sustained during fluctuations in prevailing interest rates. Since the Bank's principal interest-earning assets have longer terms to maturity than its primary source of funds, i.e., deposit liabilities, increases in general interest rates will generally result in an increase in the Bank's cost of funds before the yield on its asset portfolio adjusts upward. The Bank has sought to reduce its exposure to adverse changes in interest rates by attempting to achieve a closer match between the periods in which its interest-bearing liabilities and interest-earning assets can be expected to reprice through the origination of adjustable-rate mortgages and loans with shorter terms and the purchase of other shorter term interest-earning assets.

     The term "interest rate sensitivity" refers to those assets and liabilities which mature and reprice periodically in response to fluctuations in market rates and yields. As noted above, one of the principal goals of the Bank's asset/liability program is to maintain and match the interest rate sensitivity characteristics of the asset and liability portfolios.

     In order to properly manage interest rate risk, the Bank's Board of Directors has established an Asset/Liability Management Committee ("ALCO") made up of members of management to monitor the difference between the Bank's maturing and repricing assets and liabilities and to develop and implement strategies to decrease the "negative gap" between the two. The primary responsibilities of the committee are to assess the Bank's asset/liability mix, recommend strategies to the Board that will enhance income while managing the Bank's vulnerability to changes in interest rates and report to the Board the results of the strategies used.

CREDIT POLICIES

     The Bank utilizes written policies and procedures to enhance management of credit risk. The loan portfolio is managed under a specifically-defined credit process. This process includes formulation of portfolio management strategy, guidelines for underwriting standards and risk assessment, procedures for ongoing identification and management of credit deterioration, and regular portfolio reviews to estimate loss exposure and ascertain compliance with the Bank's policies. Lending authority is granted to individual lending officers with the current highest limit being $150,000 for secured and $25,000 for unsecured loans. Any two officers acting together may approve a loan up to the amount of the lower lending authority of the two officers. An Officers' Loan Committee comprised of six officers is authorized to approve credit of up to $400,000 for secured loans and $200,000 for unsecured loans. Approval of such credits requires a majority vote of the Officers' Loan Committee. The Directors' Loan Committee is authorized to approve loans up to the legal lending limit of the Bank.

     The Bank's management generally requires that secured loans have a loan-to-value ratio of 80% or less. Management believes that when a borrower has significant equity in the assets securing the loan, the borrower is less likely to default on the outstanding loan balance.

     A major element of credit risk management is diversification. The Bank's objective is to maintain a diverse loan portfolio to minimize the impact of any single event or set of circumstances. Concentration parameters are based on factors of individual risk, policy constraints, economic conditions, collateral and product type.


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



LENDING ACTIVITIES

     General. Lending activities include a variety of consumer, real estate and commercial loans with a strong emphasis on serving the needs of customers within the Bank's market territory. Consumer loans are made primarily on a secured basis in the form of installment obligations or personal lines of credit. The focus of real estate lending is commercial mortgages, but also includes home improvement loans, construction lending and home equity lines of credit. Commercial lending is provided to businesses seeking credit for working capital and the purchase of equipment and facilities. The principal lending activity of the Bank is concentrated in mortgage loans secured by commercial real estate, usually consisting of commercial and warehouse facilities in the Bank's market area.

MARKET AREA

     The Bank currently has one office serving the McLean area of Fairfax County, Virginia. From this office, the Bank serves its customers, the majority of whom own businesses or reside in the McLean/Great Falls area of Northern Virginia, which is located eight miles west of Washington, DC. The remainder of the Bank's customers reside primarily in other communities in Fairfax County, and, to a lesser extent, Arlington and Loudoun counties.

     McLean lies in the northernmost part of Fairfax County, Virginia, by most measures, the wealthiest county in Virginia. The median household income in Fairfax County in 1996 was $78,000 - the highest in the country. The 1997 population of Fairfax County is estimated to have been 913,012. Fairfax County is also home to many information technology firms including UUNet and PSINet. It is estimated that nearly one-half of all international Internet traffic flows through one of the Fairfax-based access providers.

     McLean is home to the Central Intelligence Agency, McLean's largest employer, and the Federal Home Loan Mortgage Corporation. The Bank provides financial services to the many professional service firms, including lawyers, accountants, consultants and engineers that have offices in McLean. McLean's population is estimated to be approximately 63,000. The median household income in McLean was estimated to be $70,000 in 1996. McLean also includes the Tysons Corner area, an office and commercial district that is home to a significant number of high-technology employers. Major employers in Tysons Corner include INOVA Health Systems, EDS, SAIC and AT&T. Tysons Corner is also home to two major shopping centers and several major hotels.

     With the opening of the CountrySide branch, the Bank expects to expand its market area to include a significant portion of Loudoun County, one of the fastest growing counties in the United States. According to census figures, the 1997 population of Loudoun County has increased to approximately 133,000 persons, representing an increase of 55% since 1990 compared to population growth of 9% in the Washington, D.C. region as a whole during the same period. Among counties with more than 10,000 residents, Loudoun County's 7.7% growth rate for 1996-97 ranked eighth in the nation. This area is experiencing significant economic growth as a result of the expansion of the Dulles
International Airport technology corridor and the influx of "high-tech" companies from Fairfax County. The Loudoun County market is predominately residential with a healthy mix of retail, service activities and light industry.

     Eastern Loudoun County, with a population of approximately 50,000, is the fastest growing area of Loudoun County and Northern Virginia. It contains several mature residential neighborhoods and the newer developments of CountrySide, Cascades, and Ashburn Village. Several large high-tech companies such as America Online and Alcatel Data Networks have recently moved their headquarters to eastern Loudoun County, giving rise to accelerated residential building and retail development in the area. More than 4,000 housing sites are in various stages of future development in the area. In addition, the 300-acre regional mall, Dulles Town Center, is being constructed within one mile of the site. The new branch will be located in the CountrySide Shopping and Professional Center, a 350,000 square foot retail/professional/medical campus near the entrance to the 2,500 unit CountrySide residential community that is home to over 12,000 persons. The site also borders on Cascades, a new 6,000-unit planned residential development and associated shopping center, Cascades Market Place. Over 100,000 persons with an average family income of $71,000 are estimated to live within five miles of the branch's proposed location. The Bank believes that development now taking place along the Route 7 and Route 28 corridors, coupled with the rapid population growth in eastern Loudoun County, will provide the Bank with the opportunity to expand its consumer and small business services.


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



COMPETITION

     The Bank operates in the highly competitive environment of the McLean area of Fairfax County. It competes for deposits and loans with commercial banks, savings and loans, credit unions and other financial institutions, including non-bank competitors such as loan companies, insurance companies and large securities firms. Many of these organizations possess substantially greater financial and technical resources than the Bank.

     In Fairfax County, the Bank commands 0.42% of the market, according to the most recent survey of deposits by the Federal Deposit Insurance Corporation ("FDIC"). In McLean, the Bank commands 3.27% of the market. Seventeen banks with 31 branches operate in the greater McLean area and 17 of these branches are located in proximity to the Bank in the McLean Central Business District. The Heritage Bank is the only community bank headquartered in McLean.

     The market is mature and the growth of deposits and loan demand has slowed in recent years. While it can produce stable earnings from its operations in the McLean office, the Bank believes the future growth of the Bank will be in expansion to other parts of Northern Virginia, including Loudoun County.

     There are 12 commercial banks with 37 branches located in Loudoun County with deposits totaling approximating $900 million. A number of mortgage companies along with several non-bank financial institutions also compete in the area. Nine bank branches are located in eastern Loudoun County. All are full-service banks and provide a wide array of bank products and services, although none of these banks is considered to be a community bank, like the Heritage Bank. The Bank believes that it will enjoy a competitive advantage due to its local community bank orientation and reputation for providing personalized service to its customers.

     With the opening of the new branch in Loudoun County, the Bank expects to increase its deposit base, which in turn will increase the funds available for loans and other profitable opportunities for the Bank. While the Bank will continue to experience a competitive environment in Fairfax and Loudoun counties, there still exist opportunities to establish new branches in those areas where significant population increases and economic growth are occurring.

YEAR 2000 ISSUES

     The "Year 2000 Problem" centers on the inability of computer systems to precisely recognize the year 2000. Many existing computer programs and systems were originally programmed with six digit dates that provided only two digits to identify the calendar year in the date field, without considering the upcoming change in the century. With the impending millennium, these programs and computers will recognize "00" as the year 1900 rather than the year 2000. If computer systems are not adequately changed to identify the year 2000, many computer applications could fail or create erroneous results. As a result, many calculations which rely on the date/field information, such as interest, payment or due dates and other operating functions, will generate results which could be significantly misstated, and the Bank could experience a temporary inability to process transactions, send invoices or engage in similar normal business activities. In addition, under certain circumstances, failure to adequately address the Year 2000 Problem could adversely affect the viability of the Bank's suppliers and creditors and the creditworthiness of its borrowers. Thus, if not adequately addressed, the Year 2000 Problem could result in a significant adverse impact on the Bank's products, services and competitive condition.

     Financial institution regulators have recently increased their focus upon year 2000 issues, issuing guidance concerning the responsibilities of senior management and directors. The FDIC and the other federal banking regulators have issued safety and soundness guidelines to be followed by insured depository institutions, such as the Bank, to assure resolution of any year 2000 problems. The federal banking agencies have asserted that year 2000 testing and certification is a key safety and soundness issue in conjunction with regulatory exams, and thus an institution's failure to address appropriately the Year 2000 Problem could result in supervisory action, including such enforcement actions as the reduction of the institution's supervisory ratings, the denial of applications for approval of a merger or acquisition, or the imposition of civil money penalties.

     The Bank recently hired an outside consultant to assess the impact of the Year 2000 Problem on the Bank. Because the Bank outsources its data processing and item processing operations, a significant component of the year 2000 plan is working with external vendors to test and certify their systems as year 2000 compliant. The Bank's external vendors have


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



surveyed their programs to inventory the necessary changes and have begun correcting the applicable computer programs and replacing equipment so that the Bank's information systems will be year 2000 compliant prior to the end of 1998. This will enable the Bank to devote substantial time to the testing of the upgraded systems prior to the arrival of the millennium in order to comply with all applicable regulations. The Bank expects to complete its timetable for carrying out its plans to address year 2000 issues by December 31, 1998.

PROPERTIES

     The principal office of the Bank is located at 1313 Dolley Madison Boulevard, McLean, Virginia where the Bank leases approximately 8,407 square feet in an office building. All of the Bank's administrative and customer service facilities are at this location. The lease was for an initial term of ten years, beginning July 1988, with three 5 year renewal options. The current monthly rent is $16,060. The Bank also owns a parcel of land in Great Falls, Virginia valued at $245,000, which it is holding for future bank use. The Bank has classified one parcel of real estate, acquired through foreclosure, as "other real estate owned" totaling $263,000. This parcel currently is under contract for sale, which will result in the Bank charging-off approximately $16,000.

     The Bank also entered into a ten-year lease for its future branch office. The lease is ten years and commences on June 1, 1998 or 15 days following the issuance of an occupancy certificate, whichever occurs last. In the first year of the lease, the minimum monthly rent will be $6,500, with minimal increases in subsequent years.

EMPLOYEES

     At  March  31,  1998,  the  Bank  had  twenty-three   full-time  equivalent
employees. None of its employees is represented by any collective bargaining unit. The Bank considers relations with its employees to be good.

LEGAL PROCEEDINGS

     In the normal course of its operations, the Bank from time to time is party to various legal proceedings. Based upon information currently available, and after consultation with its counsel, management believes that such legal proceedings, in the aggregate, will not have a material adverse effect on the Bank's business, financial position or results of operations, except for the following.

     The Bank has recently been advised of a claim against it by Travelers Casualty & Surety Company of America asserting negligence in accepting allegedly fraudulently endorsed checks by an employee of an entity insured by Travelers. The claimed loss is $460,534 plus interest. The Bank believes it has little or no liability for the claim and has denied liability to Travelers and intends to vigorously defend the claim. The Bank's insurance carrier has notified the Bank that the Bank's insurance policy will cover a fraudulent endorsement loss above the policy's $25,000 deductible.

                                    TAXATION

FEDERAL TAXATION

     General. Bancorp and the Bank report their income on a calendar year basis using the accrual method of accounting, and are subject to federal income taxation in the same manner as other corporations with some exceptions, some of which are discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to the Bank.

     Bad Debt Reserves. The Bank is permitted to establish a reserve for bad debts and to make annual additions to the reserve which, within specified formula limits, can be deducted in computing the Bank's taxable income. Pursuant to the Small Business Job Protection Act of 1996, the Bank is required to recapture (i.e, take into income) over a multi-year period a portion of the balance of its bad debt reserves as of December 31, 1995. Because the Bank has already provided a deferred income tax liability of the amount required to be recaptured for financial accounting purposes, this liability will have no adverse impact on the Bank's financial condition or results of operations.

     Distributions. To the extent that the Bank makes "nondividend distributions" to shareholders, such distributions will be considered to result in distributions from the Bank's base year reserve and then from its supplemental reserve for losses on loans, and an amount based on the amount distributed will be included in the Bank's taxable income. Nondividend distributions include distributions in excess of the Bank's current and accumulated earnings and profits, distributions in redemption of stock and distributions in partial or complete liquidation. However, dividends paid out of the Bank's current or accumulated earnings and profits, as calculated for federal income tax purposes, will not constitute nondividend distributions and, therefore, will not be included in the Bank's income.

     The amount of additional taxable income created from a nondividend distribution is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, approximately one and one-half times the nondividend distribution would be includable in gross income for federal income tax purposes, assuming a 34% federal corporate income tax rate. The Bank does not intend to pay dividends that would result in a recapture of any portion of its tax bad debt reserve.

     Corporate Alternative Maximum Tax. The Code imposes a tax on Alternative Minimum Taxable Income ("AMTI") at a rate of 20%. Only 90% of AMTI can be offset by net operating losses. AMTI is also adjusted by determining the tax treatment of certain items in a manner that negates the deferral of income resulting from the regular tax treatment of those items. Thus, the Bank's AMTI is increased by an amount equal to 75% of the amount by which the Bank's adjusted current earnings exceeds its AMTI (determined without regard to this adjustment and prior to reduction for net operating losses). The Bank does not expect to be subject to the AMT.

STATE TAXATION

     The Bank is exempt from paying state income tax to the Commonwealth of Virginia. Under Virginia law, however, banks must pay a franchise tax at the rate of $1 on each $100 of net capital as defined under Virginia law. For additional information regarding taxation, see Note 8 of the Notes to Financial Statements.

                           REGULATION AND SUPERVISION

     The Bank is extensively regulated under both federal and state law. The following is a brief summary of certain statutes, rules and regulations affecting the Bank. This summary is qualified in its entirety by reference to the particular statutory and regulatory provisions referred to below and is not intended to be an exhaustive description of the statutes or regulations applicable to the Bank's business.

REGULATION OF THE BANK

     The Bank is organized as a Virginia-chartered banking corporation and is regulated and supervised by the SCC. In addition, the Bank is regulated and supervised by the FRB, which serves as its primary federal regulator, and is subject to certain regulations promulgated by the FDIC. The SCC and the FRB conduct regular examinations of the Bank, reviewing the adequacy of its loan loss reserves, the quality of its loans and investments, the propriety of management practices, compliance with laws and regulations, and other aspects of the Bank's operations. In addition to these regular examinations, the Bank must furnish to the FRB quarterly reports containing detailed financial statements and schedules.

     Federal and Virginia banking laws and regulations govern all areas of the operations of the Bank, including reserves, loans, mortgages, capital, issuance of securities, payment of dividends and establishment of branches. Federal and state bank regulatory agencies also have the general authority to limit the dividends paid by insured banks. See "--Limits on Dividends and Other Payments." As its primary federal regulator, the Federal Reserve has authority to impose penalties, initiate civil and administrative actions and take other steps intended to prevent the Bank from engaging in unsafe or unsound practices. In this regard, the FRB has adopted capital adequacy requirements applicable to state member banks such as the Bank. See "--Capital Requirements."

     Transactions with Affiliates and Insiders of the Bank. Transactions between an insured bank, such as the Bank, and any of its affiliates are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a bank is any company or entity which controls, is controlled by or is under common control with the bank. Generally, Sections 23A and 23B (i) limit the extent to which the bank or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such institution's capital stock and surplus, and limit all such transactions with all affiliates to an amount equal to 20% of such


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

capital stock and surplus and (ii) require that all such transactions be on terms that are consistent with safe and sound banking practices. In addition, any purchase of assets or services by a bank from an affiliate must be on terms that are substantially the same, or at least as favorable, to the institution as those that would be provided to a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of guarantees and similar other types of transactions. Further, most loans by a bank to its affiliate must be supported by collateral in amounts ranging from 100 to 130 percent of the loan amounts.

     Banks are also subject to the restrictions contained in Section 22(h) of the Federal Reserve Act and the Federal Reserve Board's Regulation O thereunder on loans to executive officers, directors and principal stockholders. Under
Section 22(h), loans to a director, an executive officer or a greater than 10% stockholder of a bank as well as certain affiliated interests of any of the foregoing, may not exceed, together with all other outstanding loans to such person and affiliated interests, the loans-to-one-borrower limit applicable to national banks (generally 15% of the institution's unimpaired capital and surplus), and all loans to all such persons in the aggregate may not exceed the institution's unimpaired capital and unimpaired surplus. Regulation O also prohibits the making of loans in an amount greater than $25,000 or 5% of capital and surplus but in any event over $500,000, to directors, executive officers and greater than 10% stockholders of a bank, and their respective affiliate, unless such loans are approved in advance by a majority of the Board of Directors of the bank with any "interested" director not participating in the voting. Further, Regulation O requires that loans to directors, executive officers and principal stockholders be made on terms substantially the same as those that are offered in comparable transactions to other persons. Regulation O also prohibits a depository institution from paying the overdrafts over $1,000 of any of its executive officers or directors unless they are paid pursuant to written pre-authorized extension of credit or transfer of funds plans.

     Community Reinvestment. Under the Community Reinvestment Act ("CRA"), as implemented by FRB regulations, a bank has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the FRB, in connection with its examination of a bank, to assess the bank's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such bank. The CRA also requires all institutions to make public disclosure of their CRA ratings. The Bank received a "satisfactory" CRA rating in its most recent examination.

     In April 1995, the federal banking agencies adopted amendments revising their CRA regulations. Among other things, the amended CRA regulations substitute for the prior process-based assessment factors a new evaluation system that would rate an institution based on its actual performance in meeting community needs. In particular, the proposed system would focus on three tests:
(a) a lending test, to evaluate the institution's record of making loans in its service areas; (b) an investment test, to evaluate the institution's record of investing in community development projects, affordable housing, and programs benefitting low or moderate income individuals and businesses; and (c) a service test, to evaluate the institution's delivery of services through its branches, ATMs, and other offices. Small banks would be assessed pursuant to a streamlined approach focusing on a lesser range of information and performance standards. The term "small bank" is defined as including banks with less than $250 million in assets or an affiliate of a holding company with banking and thrift assets of less than $1 billion, which would include the Bank.

     The regulatory agency's assessment of the bank's record is made available to the public. Further, such assessment is required by any bank which has applied to, among other things, establish a new branch office that will accept deposits, relocate an existing office, or merge, consolidate with or acquire the assets or assume the liabilities of a federally-regulated financial institution.

     Safety and Soundness Standards. Pursuant to the requirements of Section 39 of the FDICIA, as amended by the Riegle Community Development and Regulatory Improvement Act of 1994, each federal banking agency, including the FRB, has adopted guidelines establishing general standards relating to internal controls, information and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, asset quality, earnings and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director, or principal shareholder.

CAPITAL REQUIREMENTS

     The Federal Deposit Insurance Corporation Act of 1991 ("FDICIA") requires the Federal Reserve to take "prompt corrective action" with respect to any insured depository institution which does not meet specified minimum capital requirements. The applicable regulations establish five capital levels, ranging from "well-capitalized" to "critically undercapitalized," and require or permit the Federal Reserve to take supervisory action in certain circumstances. Under these regulations, an insured depository institution is considered well-capitalized if it has a Total Risk-based Capital ratio of 10.0% or greater, a Tier 1 Risk-based Capital ratio of 6.0% or greater, and a Leverage ratio of 5.0% or greater, and it is not subject to an order, written agreement, capital directive or prompt corrective action directive to meet and maintain a specific capital level for any capital measure. An insured depository institution is considered adequately capitalized if it has a Total Risk-based Capital ratio of 8.0% or greater, a Tier I Risk-based Capital ratio and Leverage ratio of 4.0% or greater (or a Leverage ratio of 3.0% or greater if the institution is rated composite 1 in its most recent report of examination, subject to appropriate federal banking agency guidelines), and the institution does not meet the definition of an undercapitalized institution. An insured depository institution is considered undercapitalized if it has a Total Risk-based Capital ratio that is less than 8.0%, a Tier 1 Risk-based Capital ratio that is less than 4.0%, or a Leverage ratio that is less than 4.0%. A significantly undercapitalized institution is one which has a Total Risk-based Capital ratio that is less than 6.0%, a Tier 1 Risk-based Capital ratio that is less than 3.0%, or a Leverage ratio that is less than 3.0%. A critically undercapitalized institution is one which has a ratio of tangible equity to total assets that is equal to or less than 2.0%. As of December 31, the Bank was classified as well-capitalized. The Bank's Tier 1 and Total Risk-based Capital ratios as of December 31, 1997 were 17.4% and 18.6%, respectively.

     The severity of action authorized or required to be taken under prompt corrective action regulations increases as a bank's capital deteriorates within the three undercapitalized categories. All banks are prohibited from paying dividends or other capital distributions or paying management fees to any controlling person, if, following such distribution, the bank will be undercapitalized. The Federal Reserve is authorized by this legislation and under Regulation H (which regulates state member banks) to take various enforcement actions against any undercapitalized insured depository institution and any insured depository institution that fails to submit an acceptable capital restoration plan or fails to implement a plan accepted by the Federal Reserve. These powers include, among other things, requiring the institution to be recapitalized, prohibiting asset growth, restricting interest rates paid, requiring prior approval of capital distributions by any bank holding company which controls the institution, requiring divestiture by the institution of its subsidiaries or by the holding company of the institution itself, requiring new election of directors, and requiring the dismissal of directors and officers.

     With certain exceptions, insured depository institutions will be prohibited from making capital distributions or paying management fees if the payment of such distributions or fees will cause them to become undercapitalized. Furthermore, undercapitalized insured depository institutions will be required to file capital restoration plans with the Federal Reserve. Undercapitalized insured depository institutions also will be subject to restrictions on growth, acquisitions, branching and engaging in new lines of business unless they have an approved capital plan that permits otherwise. The Federal Reserve also may, among other things, require an undercapitalized insured depository institution to issue shares or obligations, which could be voting stock, to recapitalize the institution or, under certain circumstances, to divest itself of any subsidiary.

     Significantly and critically undercapitalized insured depository institutions may be subject to more extensive control and supervision. The Federal Reserve may prohibit any such institutions from, among other things, entering into any material transaction not in the ordinary course of business, amending their Articles of Incorporation or bylaws, or engaging in certain transactions with affiliates. In addition, critically undercapitalized institutions generally will be prohibited from making payments of principal or interest on outstanding subordinated debt. Within 90 days of an insured depository institution becoming critically undercapitalized, the Federal Reserve must appoint a receiver or conservator unless certain findings are made with respect to the prospect for the institution's continued viability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Analysis of Financial Condition--Capital Requirements" for more information about the Bank's capital ratios and applicable minimum ratios.

BRANCHING

     Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Riegle Act"), the Federal Reserve may approve bank holding company acquisitions of banks in other states, subject to certain aging and deposit concentration limits. As of June 1, 1997, banks in one state may merge with banks in another state, unless the other state has chosen not to implement this section of the Riegle Act. These mergers are also subject to similar aging and deposit concentration limits.

     Virginia "opted-in" to the provisions of the Riegle Act. Since July 1, 1995, an out-of-state bank that did not already maintain a branch in Virginia was permitted to establish and maintain a de novo branch in Virginia, or acquire a branch in Virginia, if the laws of the home state of the out-of-state bank permit Virginia banks to engage in the same activities in that state under substantially the same terms as permitted by Virginia. Also, Virginia banks may merge with out-of-state banks, and an out-of-state bank resulting from such an interstate merger transaction may maintain and operate the branches in Virginia of a merged Virginia bank, if the laws of the home state of the out-of-state bank involved in the interstate merger transaction permit interstate merger.

RECENT LEGISLATIVE DEVELOPMENTS

     On September 30, 1996, President Clinton signed the Economic Growth and Regulatory Paperwork Reduction Act of 1996 (the "Growth Act"), which contained a comprehensive approach to recapitalize the FDIC's Savings Association Insurance Fund (the "SAIF") and to assure payment of the Financing Corporation (the "FICO") obligations. Most of the Bank's deposits are insured by the FDIC's Bank Insurance Fund (the "BIF"). Under the Growth Act, banks with deposits that are insured under the BIF are required to pay a portion of the interest due on bonds that were issued by FICO to help shore up the ailing Federal Savings and Loan Insurance Corporation in 1987. The Growth Act stipulates that the BIF assessment rate to contribute toward the FICO obligations must be equal to one-fifth the SAIF assessment rate through year-end 1999, or until the insurance funds are merged, whichever occurs first. The amount of FICO debt service to be paid by all BIF-insured institutions is approximately $0.0126 per $100 of BIF-insured deposits for each year from 1997 through 1999 when the obligation of BIF-insured institutions increases to approximately $0.0240 per $100 of BIF-insured deposits per year through the year 2019, subject in all cases to adjustments by the FDIC on a quarterly basis. The Growth Act also contained provisions protecting banks from liability for environmental clean-up costs; prohibiting credit unions sponsored by Farm Credit System banks; easing application requirements for most bank holding companies when they acquire a thrift or a permissible non-bank operation; easing Fair Credit Reporting Act restrictions between bank holding company affiliates; and reducing regulatory burden under the Real Estate Settlement Procedures Act, the Truth-in-Savings Act, the Truth-in-Lending Act and the Home Mortgage Disclosure Act.

FEDERAL RESERVE SYSTEM

     Pursuant to regulations of the FRB, a bank must maintain average daily reserves equal to 3% on the first $52 million of net transaction accounts, plus 10% on the remainder. This percentage is subject to adjustment by the FRB. Because required reserves must be maintained in the form of vault cash or in a non-interest bearing account at a Federal Reserve Bank, the effect of the reserve requirement is to reduce the amount of the institution's interest-earning assets. As of December 31, 1997, the Bank met its reserve requirements.

EFFECT OF ECONOMIC ENVIRONMENT

     The policies of regulatory authorities, including the monetary policy of the Federal Reserve, have a significant effect on the operating results of banks and their subsidiaries. Among the means available to the Federal Reserve to affect the money supply are open market operations in U.S. government securities, changes in the discount rate on member bank borrowings, and changes in reserve requirements against member bank deposits. These means are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may affect interest rates charged on loans or paid for deposits.

     Federal Reserve monetary policies have materially affected the operating results of commercial banks in the past and are expected to continue to do so in the future. The nature of future monetary policies and the effect of such policies on the business and income of the Bank cannot be predicted.

LIMITS ON DIVIDENDS AND OTHER PAYMENTS

     As a state member bank subject to the regulations of the Federal Reserve, the Bank must obtain the approval of the Federal Reserve for any dividend if the total of all dividends declared in any calendar year would exceed the total of its net profits, as defined by the Federal Reserve, for that year, combined with its retained net profits for the preceding two years. In addition, the Bank may not pay a dividend in an amount greater than its undivided profits then on hand after deducting its losses and bad debts. For this purpose, bad debts are generally defined to include the principal amount of loans which are in arrears with respect to interest by six months or more, unless such loans are fully-secured and in the process of collection. Moreover, for purposes of this limitation, the Bank is not permitted to add the balance in its allowance for loan losses account to its undivided profits then on hand; however, it may net the sum of its bad debts, as so defined, against the balance in its allowance for loan losses account and deduct from undivided profits only bad debts, as so defined, in excess of that account. At December 31, 1997, the Bank could not declare or pay any dividends and had made no requests to do so. The Bank expects that it will qualify to pay dividends in 1998.

     In addition, the Federal Reserve is authorized to determine under certain circumstances relating to the financial condition of a state member bank, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. The payment of dividends that would deplete a bank's capital base could be deemed to constitute such an unsafe or unsound practice. The Federal Reserve has indicated that banking organizations should generally pay dividends only out of current operating earnings.

     FDICIA provides that no insured depository institution may make any capital distribution, including a cash dividend if, after making the distribution, the institution would not satisfy one or more of its minimum capital requirements.

     In addition, Virginia law imposes restrictions on the ability of all banks chartered under Virginia law to pay dividends. Under Virginia law, no dividend may be declared or paid that would impair a Virginia-chartered bank's paid-in capital. The SCC also has authority to limit the payment of dividends by a Virginia bank if it determines the limitation is in the public interest and is necessary to ensure the bank's financial soundness.

REGULATION OF HOLDING COMPANY

     Federal Regulation. Following consummation of the Reorganization, Bancorp will be subject to examination, regulation and periodic reporting under the BHCA, as administered by the FRB. The FRB has adopted capital adequacy guidelines for bank holding companies on a consolidated basis substantially similar to those of the FRB for the Bank.

     Bancorp will be required to obtain the prior approval of the FRB to acquire all, or substantially all, of the assets or any bank of bank holding company. Prior FRB approval will be required for Bancorp to acquire direct or indirect ownership or control of any voting securities of any bank or bank holding company if, after giving effect to such acquisition, it would, directly or indirectly, own or control more than 5% of any class of voting shares of such bank or bank holding company.

     Bancorp will be required to give the FRB prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of Bancorp's consolidated net worth. The FRB may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, FRB order or directive, or any condition imposed by, or written agreement with, the FRB. Such notice and approval is not required for a bank holding company that would be treated as "well capitalized" under applicable regulations of the FRB, that has received a composite "1" or "2" rating at its most recent bank holding company inspection by the FRB, and that is not the subject of any unresolved supervisory issues.

     The status of Bancorp as a registered bank holding company under the BHCA will not exempt it from certain federal and state laws and regulations applicable to corporations generally, including, without limitation, certain provisions of the federal securities laws.

     In addition, a bank holding company is prohibited generally from engaging in, or acquiring 5% or more of any class of voting securities of any company engaged in, non-banking activities. One of the principal exceptions to this prohibition is for activities found by the FRB to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the FRB has determined by regulation to be so closely related to banking as to be a proper incident thereto are: (i) making or servicing loans; (ii) performing certain data processing services; (iii) providing discount brokerage services; (iv) acting as fiduciary, investment or financial advisor; (v) leasing personal or real property; (vi) making investments in corporations or projects designed primarily to promote community welfare; and (vii) acquiring a savings and loan association.

     Under FIRREA, depository institutions are liable to the FDIC for losses suffered or anticipated by the FDIC in connection with the default of a commonly controlled depository institution or any assistance provided by the FDIC to such an institution in danger of default. This law would have potential applicability if Bancorp ever acquired as a separate subsidiary a depository institution in addition to the Bank. There are no current plans for such an acquisition.

     Subsidiary banks of a bank holding company are subject to certain quantitative and qualitative restrictions imposed by the Federal Reserve Act on any extension of credit to, or purchase of assets from, or letter of credit on behalf of, the bank holding company or its subsidiaries, and on the investment in or acceptance of stocks or securities of such holding company or its subsidiaries as collateral for loans. In addition, provisions of the Federal Reserve Act and FRB regulations limit the amounts of, and establish required procedures and credit standards with respect to, loans and other extensions of credit to officers, directors and principal stockholders of the Bank, Bancorp, any subsidiary of Bancorp and related interests of such persons. Moreover, subsidiaries of bank holding companies are prohibited from engaging in certain tie-in arrangements (with the holding company or any of its subsidiaries) in connection with any extension of credit, lease or sale of property or furnishing of services.

FEDERAL SECURITIES LAWS

     The Company has filed a registration statement with the SEC under the Securities Act, for the registration of the Bancorp Common Stock to be exchanged pursuant to the Reorganization. Upon completion of the Reorganization, Bancorp's Common Stock will be registered with the SEC under the Exchange Act. The Company will then be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Exchange Act.

     The registration under the Securities Act of the Bancorp Common Stock to be exchanged in the Reorganization does not cover the resale of such shares. Shares of Bancorp Common Stock purchased by persons who are not affiliates of the Company may be resold without registration. Shares purchased by an affiliate of the Company will be subject to the resale restrictions of Rule 144 under the Securities Act. If the Company meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of the Company who complies with the other conditions of Rule 144 (including those that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (a) 1% of the outstanding shares of the Company or (b) the average weekly volume of trading in such shares during the preceding four calendar weeks. Provision may be made in the future by the Company to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The following discussion is intended to assist readers in understanding and evaluating the financial condition and results of operations of the Bank. This review should be read in conjunction with the Bank's financial statements and accompanying notes included elsewhere in this Proxy Statement-Prospectus. This analysis provides an overview of the significant changes that occurred during the periods presented.

COMPARISON OF FINANCIAL CONDITION AT MARCH 31, 1998 AND DECEMBER 31, 1997

     The Bank's total assets decreased $816,000, from $45,450,000 at December 31, 1997 to $44,634,000 at March 31, 1998. The decrease is primarily caused by decreases in Federal Funds Sold. Gross loans increased $451,000 from $23,391,000 at December 31, 1997 to $23,842,000 at March 31, 1998. Total deposits decreased from $40,604,000 at December 31, 1997 to $39,383,000 at March 31, 1998. This
decrease was caused primarily by a decrease in attorney's escrow account balances. Of the total deposits, $35,324,000 were core deposits which the Bank uses to make loans. Federal Funds Sold decreased $3,350,000 from $7,600,000 at December 31, 1997 to $4,250,000 at March 31, 1998. This decrease was caused by a $2,200,000 increase in securities available for sale and a $1,200,000 decrease in deposits.

     Stockholders equity at March 31, 1998, was $4,816,000, as compared to $4,730,000 on December 31, 1997. This increase is due to the net income of $101,000 for the three months ended March 31, 1998. Book value per share increased from $3.18 per share on December 31, 1997 to $3.23 per share on March 31, 1998. At March 31, 1998 and December 31, 1997, there were 1,489,636 shares outstanding.

     The ratio of allowance for loan losses to total loans was 2.69% at March 31, 1998. Management believes the allowance is adequate to absorb losses in the loan portfolio. The Bank believes that its allowance for loan losses is adequate and that, with the expected increases in the Bank's loan portfolio after the recent stock offering, it will remain adequate. The Bank expects to grow its loan portfolio and believes it has adequate reserves in the allowance for loan losses to mirror such growth.

     The Bank's return on average total assets was 0.90% (annualized) at March 31, 1998 and its return on average stockholders' equity was 8.38% at March 31, 1998. The Bank's return on average assets was 1.33% and its return on average equity was 15.24% at December 31, 1997.

     The Bank is required to meet certain capital requirements as established by the Federal Reserve Board. At March 31, 1998 and December 31, 1997, the Bank met all capital adequacy requirements to which it was subject.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997

     Net income. Net income for the three months ended March 31, 1998 for the Heritage Bank totaled $101,000, compared to the $72,000 for the three months ended March 31, 1997. This is a net increase of $29,000 over the first three months of 1997. This increase in net income was primarily due to an increase in interest income on investments and a decrease in interest paid on deposits, due to a decrease in the dollar volume of accounts.

     Interest Income and Expense. Interest income for the three months ended March 31, 1998 was $837,000, as compared to $793,000 for the three months ended March 31, 1997, representing an increase of $44,000. Total interest expense decreased from $284,000 at March 31, 1997 to $277,000 at March 31, 1998,
representing a decrease of $7,000. This decrease was due to a decrease in the dollar volume of accounts.

     Net Interest Income. Net interest income is the difference between interest earned on loans, investments, securities and short term investments and interest paid on deposits. Factors affecting net interest income include interest rates earned on loans and investments and those paid on deposits, the mix and volume of earning assets and interest bearing liabilities and the level or non-earning assets and non-interest bearing liabilities. The Bank's management seeks to maximize net interest income by managing the balance sheet and determining the optimal product mix with respect to yields on assets and costs of funds in light of projected economic conditions, while maintaining an acceptable level of risk.

     Net interest income increased in the first three months of 1998 by $51,000, or 10.02%, from $509,000 at March 31, 1997 to $560,000 at March 31, 1998. This
increase was primarily due to an increase in interest income on the bond investment portfolio.

     Provision for Loan Losses. The provision for loan losses for the three months ended March 31, 1998 was $2,000, as compared to $4,000 for the same period in the prior year, representing a $2,000 decrease. An analysis of the allowance for loan losses follows:

          LOAN LOSS RESERVE

           Balance December 31, 1997                          $      634,000
           Provision for loan losses                                   2,000
           Charge offs                                                    --
           Recoveries                                                  5,000
                                                              ---------------
           Balance March 31, 1998                             $      641,000
                                                              ===============

     The level of the allowance is based upon management's ongoing review of the loan portfolio and includes the present and prospective financial condition of borrowers, consideration of actual loan loss experience and projected economic conditions in general and for the Bank's service areas in particular.

     Noninterest income. Noninterest income consists primarily of service charges and fees associated with the Bank's loan and savings accounts. Noninterest income decreased $1,000 from $33,000 for the three months ended March 31, 1997 to $32,000 at to March 31, 1998.

     Noninterest expense. Noninterest expense consists primarily of operating expenses for compensation and related benefits, occupancy, federal insurance premiums and operating assessments and data processing charges. Non-interest expense increased by $28,000 from $461,000 at March 31, 1997 to $489,000 for the three months ended March 31, 1998. This increase was due primarily to an increase in salaries and employee benefits.

     Income Tax Expense. The Bank had no tax expense at March 31, 1998, compared to income tax expense of $5,000 at March 31, 1997. At December 31, 1997, the Bank had operating loss carryforwards of approximately $387,000 available to offset against future taxable income. The Bank expects to use its net operating loss carryforward in its entirety by the end of fiscal year 1998.

LIQUIDITY AND CAPITAL RESOURCES

     Liquidity is a measure of the Bank's ability to generate sufficient cash to meet present and future financial obligations in a timely manner through either the sale or maturity of existing assets or the acquisition of additional funds through liability management. These obligations include the credit needs of customers, funding deposit withdrawals, and the day-to-day operations of the Bank. Liquid assets include cash, interest-bearing deposits with banks, federal funds sold, and certain investment securities. As a result of the Bank's management of liquid assets and the ability to generate liquidity through liability funding, management believes that the Bank maintains overall liquidity sufficient to satisfy its depositors' requirements and meet its customers' credit needs.

     As of March 31, 1998, cash, federal funds sold, held-to-maturity investment securities maturing within one year and available-for-sale securities represented 50.22% of deposits and other liabilities, compared to 52.51% at December 31, 1997.

CAPITAL

     Management continuously reviews the capital position of the Bank to insure compliance with minimum regulatory requirements, as well as exploring ways to increase capital either by retained earnings or other means.

     Banks are required to maintain minimum risk-based capital ratios. These ratios compare capital, as defined by the risk- based regulations, to assets adjusted for their relative risk as defined by the regulations. Guidelines required banks to have a minimum Tier 1 capital ratio, as defined, of 4.00% and a minimum Tier 2 capital ratio of 8.00%, and a minimum 4.00% leverage capital ratio. On March 31, 1998, the Bank's Tier 1 capital ratio was 17.4% and Tier 2 capital ratio was 18.6% and leverage ratio was 10.8%.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1997 AND 1996

     Beginning in 1996, the management team implemented a growth oriented strategy designed to enhance the Bank's franchise value and operating profitability by increasing the size and quality of the Bank's assets. In the initial stages of this strategy, the Bank focused on improving its long term profitability by strengthening the quality of the Bank's loan portfolio. This policy caused an increase in collection efforts on past due loans, the collateralization of previously unsecured loans and a decision not to renew certain lending relationships. As a result, total assets decreased by $625,000 during 1997, from $46.1 million at December 31, 1996 to $45.4 million at December 31, 1997. This decrease in total assets was caused primarily by a $1.8 million decrease in net loans, from $24.6 million at December 31, 1996 to $22.8 million at December 31, 1997. Although the policy resulted in decreases in total assets and net loans during fiscal year 1997, the Bank believes that this policy has increased the size of the non-criticized loan portfolio, which has positively impacted earnings,

     Stockholders' equity at December 31, 1997 was $4.7 million, as compared to $3.5 million on December 31, 1996. The increase in stockholders' equity was due to net income for the year of $571,000 and to the exercise of common stock purchase warrants during the year. In connection with the Private Placement Offering completed on June 15, 1993, the Bank issued 240,002 warrants to purchase stock at $2.50 per share, exercisable on or before December 31, 1997. All such warrants were exercised in 1997, resulting in an increase to stockholders' equity of $600,000 for the year ended December 31, 1997. Book value per share increased from $2.84 per share on December 31, 1996 to $3.18 per share on December 31, 1997.

     Total deposits decreased 4.2%, from $42.4 million at December 31, 1996 to $40.6 million at December 31, 1997. The decline in deposits was the result of the Bank's decision to reduce interest rates paid on certain certificates of deposit products to prevailing market rates in order to enhance the profitability of the Bank.

     The Bank's return on average assets was 1.33% and its return on average equity was 15.24% in fiscal year 1997. The Bank's return on average assets was 0.87% and its return on average equity was 12.05% in fiscal year 1996.

     The Bank is required to meet certain capital requirements as established by the Federal Reserve Board. At December 31, 1997 and 1996, the Bank met all capital adequacy requirements to which it was subject.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

     Net Income. Net income for the year ended December 31, 1997 increased $168,000 to $571,000, or $0.45 basic earnings per share ($0.44 per share, assuming dilution), from net income of $403,000, or $0.32 basic earnings per share ($0.32 per share, assuming dilution) for the year ended December 31, 1996. The increase in net income is primarily due to an increase of $136,000 in net interest income to $2.1 million for the year ended December 31, 1997 from $2.0 million for the year ended December 31, 1996.

     Interest Income. The major component of the Bank's net earnings is net interest income, which is the excess of interest income on interest-earning assets over the interest expense on interest-bearing liabilities. Net interest income is affected by changes in volume resulting from growth and alterations of the balance sheet composition as well as fluctuations in interest rates ("interest rate spread") and maturities of sources and uses of funds. The Bank's management seeks to maximize net interest income by managing the balance sheet and determining the optimal product mix with respect to yields on assets and costs of funds in light of projected economic conditions, while maintaining an acceptable level of risk.

     Interest income totaled $3.3 million for the year ended December 31, 1997, a decrease of $164,000 or 4.8% from $3.4 million from the year ended December 31, 1996. This decrease in interest income was due to a $121,000 decrease in interest on federal funds sold with lower yields on loans. Interest on federal funds sold decreased because of the decrease in deposits, resulting in less federal funds available to sell. The decrease in interest income is also due in part to a decrease in the loan portfolio which resulted from management's policy to improve the overall quality of the Bank's loan portfolio. Net loans decreased by $1.8 million or 7.4% from December 31, 1996 to December 31, 1997.

     Interest Expense. Total interest expense decreased $300,000, or 21.3%, from $ 1.4 million for the year ended December 31, 1996 to $1.1 million for the year ended December 31, 1997. This decrease was primarily due to the $4.6 million decrease in the average balance of interest- bearing liabilities from $34.8 million for the year ended December 31, 1996 to $30.2 million for the year ended December 31, 1997. The decrease also resulted from a decrease in the average rate paid on interest- bearing liabilities from 4.05% to 3.68% due to a management decision not to renew Certificates of Deposit at higher rates previously offered.

     Net Interest Income. Net interest income increased by $ 136,000 or 6.8% from $2.0 million for the year ended December 31, 1996 to $2.1 million for the year ended December 31, 1997.

     The Bank's net interest margin (net interest income expressed as a percentage of total average interest-earning assets) increased to 5.25% for the year ended December 31, 1997 compared to 4.54% for the year ended December 31,

1996. The Bank's net yield (the average yield earned on interest-earning assets less the average rate incurred on interest bearing liabilities) was 4.29% and 3.69% for the years ended December 31, 1997 and December 31, 1996, respectively.

     Noninterest Income. Noninterest income for the year ended December 31, 1997 was $181,000, representing an increase of $62,000 from the noninterest income of $119,000 for the year ended December 31, 1996. This increase was caused primarily by an increase in service charges on deposit accounts and $47,000 representing gains on the sale of government securities during 1997.

     Noninterest Expense. Noninterest expense consists primarily of operating expenses for compensation and related benefits, occupancy, federal insurance premiums and operating assessments, and equipment expenses. Noninterest expense increased $111,000 or 6.5% from $1.7 million for the year ended December 31, 1996 to $1.8 million for the year ended December 31, 1997. This increase was due in part to an increase in salaries and employee benefits expense of $54,000 or 6.1% from $899,000 for the year ended December 31, 1996 to $953,000 for the year ended December 31, 1997. Other operating expenses increased by $60,000 or 11.5% from $520,000 to $580,000 for the years ended December 31, 1996 and 1997, respectively. This increase was due to a normal increase in data processing service contract charges of $8,000 from 1996 to 1997; increases in stationery and supply expense of $17,000 primarily due to additional printing expenses for brochures for the loan department and other printing costs; and increases due to advertising expense increasing $8,000, the payment of directors' fees of $19,000 in 1997, and an increase of $5,000 in charitable contributions by the Bank.

     Income Taxes. The Bank had an income tax benefit of $85,000 for the year ended December 31, 1997 and had no income tax liability for the year ended December 31, 1996. At December 31, 1997, the Bank has operating loss carryforwards of approximately $387,000 that may be offset against future taxable income. The Bank expects to use its net operating loss carryforward in its entirety by the end of fiscal year 1998.

COMPARISON OF FINANCIAL CONDITION FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

     The Bank's total assets decreased $799,000 or 1.7% to $46.1 million at December 31, 1996, from $46.9 million at December 31, 1995. Net loans increased $925,000, or 3.9%, from $23.7 million at December 31, 1995 to $24.6 million at December 31, 1996. This increase was due to increased loan demand. Total deposits decreased $1.1 million, or 2.65%, from $43.5 million at December 31, 1995 to $42.4 million at December 31, 1996. The decrease in deposits is primarily due to a decrease in attorney escrow accounts. Federal Funds sold and securities purchased under an agreement to resell decreased $11.8 million from 1995 to 1996 and securities available-for-sale increased $10.6 million from 1995 to 1996. This shift in assets was a result of the Bank converting its investments from federal funds sold into higher yielding government securities.

     The Bank's return on average assets was 0.87% for the year ended December 31, 1996 as compared to 0.46% for the year ended December 31, 1995. The Bank's return on average stockholder equity was 12.05% and 5.89% for the years ended December 31, 1996 and 1995, respectively. Stockholders' equity at December 31, 1996 was $3.5 million, as compared to $3.1 million on December 31, 1995. This increase was due to net income for the year ended December 31, 1996 of $403,000 Book value per share increased from $2.52 per share on December 31, 1995 to $2.84 per share on December 31, 1996.

     The Bank is required to meet certain capital requirements as established by the Federal Reserve Board. At December 31, 1996 and 1995, the Banks met all capital adequacy requirements to which it was subject.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

     Net Income. Net income for the year ended December 31, 1996 was $403,000, representing an increase of $220,000, or 120.9%, over the net income of $183,000 for the year ended December 31, 1995. On a per share basis, the Bank earned $0.32 basic earnings per share ($0.32 per share, assuming dilution) in 1996 compared with $0.15 basic earnings per share ($0.15 per share, assuming dilution) in 1995.

     Interest Income. The major component of the Bank's net earnings is net interest income, which is the excess of interest income on interest-earning assets over the interest expense on interest-bearing liabilities. Net interest income is affected by changes in volume resulting from growth and alterations of the balance sheet composition as well as fluctuations in interest rates ("interest rate spread") and maturities of sources and uses of funds. The Bank's management seeks to maximize net interest income by managing the balance sheet and determining the optimal product mix with respect to yields on assets and costs of funds in light of projected economic conditions, while maintaining an acceptable level of risk.

     The Bank's net interest margin (net interest income expressed as a percentage of total average interest-earning assets) decreased to 4.54% for the year ended December 31, 1996 compared to 4.93% for the year ended December 31, 1995. The Bank's net yield (the average rate incurred on interest-bearing liabilities) was 3.69% and 3.96% for the years ended December 31, 1996, and December 31, 1995, respectively.

     Interest income increased $372,000 or 12.2% to $3.4 million for the year ended December 31, 1996 over the year ended December 31, 1995. This increase in interest income was primarily due to an increase in income from the investment portfolio.

     Interest income on loans decreased $78,000 from $2.4 million at December 31, 1995 to $2.3 million at December 31, 1996. This decrease occurred primarily because of competitive pressure on loan pricing. Interest income on securities increased by $504,000, or 157.8%, from $320,000 at December 31, 1995 to $823,000 at December 31, 1996. This increase was due primarily to the increased volume of investment in securities.

     Interest Expense. Total Interest Expense increased $246,000, or 21. 1%, from $1.2 million at December 3 1, 1995 to $1.4 million at December 31, 1996. Interest expense on interest checking deposits increased from $417,000 for the year ended December 31, 1995 to $453,000 for the year ended December 31, 1996. The increase in total interest expense is primarily due to a $210,000 increase in interest paid on certificates of deposit and a $36,000 increase in the interest paid on checking deposits. The balance of interest checking deposits on the balance sheet increased $2.5 million, or 18.3%, from $13.7 million for the year ended December 31, 1995 to $16.2 million for the year ended December 31, 1996.

     Net Interest Income. Net interest income increased by $126,000, or 6.7%, in the year ended December 31, 1996 over the same period of 1995. This increase in net interest income occurred because of an increase in bond income and the increased volume of investment in securities, which outpaced the increase in deposit interest expense.

     Noninterest Income, Noninterest Income amounted to $98,000 and $119,000 for the years ended December 31, 1995, and December 31, 1996, respectively. Noninterest income consists primarily of service charges and fees associated with the Bank's loan and savings accounts. The $21,000 increase from 1995 to 1996 was due primarily to an increase in service charges on deposit accounts.

     Noninterest Expense. Noninterest expense consists primarily of operating expenses for compensation and related benefits, occupancy, federal insurance premiums and operating assessments and data processing charges. Total other expenses decreased $129,000 from $1.9 million for the year ended December 31, 1995 to $1.7 million for the year ended December 31, 1996. This decrease was primarily the result of reduced overhead, achieved through a reduction of legal fees to collect loans, FDIC insurance premiums and other expenses. FDIC insurance premiums decreased $58,000 from December 31, 1995 to December 31, 1996. Professional fees decreased $62,000, or 32.7%, from $191,000 at December 31, 1995 to $129,000 at December 31, 1996.

     Income Taxes. The Bank had no tax expense at December 31, 1996, compared to income tax expense of $31,000 at December 31, 1995. At December 31, 1996, the Bank had operating loss carryforwards of approximately $849,000 that were available to offset future taxable income and which will expire over various years from the year 2006 to the year 2010.

AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS

     The following table sets forth information relating to the Bank's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid for the periods indicated. Such yields and costs are derived by dividing income or expense by the average daily balances of assets and liabilities, respectively, for the periods presented.

   AVERAGE BALANCES, INTEREST INCOME AND EXPENSES AND AVERAGE YIELDS AND RATES
                             (DOLLARS IN THOUSANDS)

                                                    MARCH 31,                              YEARS ENDED DECEMBER 31,
                                       -------------------------------- ------------------------------------------------------------
                                                      1998                         1997                            1996
                                       -------------------------------- -----------------------------  -----------------------------
                                                    INTEREST                      INTEREST                       INTEREST
                                           AVERAGE  INCOME/   AVERAGE    AVERAGE  INCOME/    AVERAGE   AVERAGE   INCOME/    AVERAGE
                                           BALANCE  EXPENSE  YIELD/RATE  BALANCE  EXPENSE  YIELD/RATE  BALANCE   EXPENSE  YIELD/RATE
                                           -------  -------  ----------  -------  -------  ----------  -------   -------  ----------
EARNING ASSETS:
Loans receivable(1)....................   $ 23,580  $ 553       9.38%    $ 24,533 $ 2,286      9.32%   $ 24,458  $ 2,322      9.49%
Investment securities, taxable.........     14,732    225       6.11       13,432     816      6.08      14,597      823      5.64
Federal funds sold.....................      4,097     59       5.76        2,867     154      5.37       5,148      275      5.34
                                          --------  -----       ----     -------- -------      ----    --------  -------      ----
   Total earning assets................     42,409    837       7.89       40,832   3,256      7.97      44,203    3,420      7.74
                                          --------  -----       ----     -------- -------      ----    --------  -------      ----

NON-EARNING ASSETS:
Cash and due from banks................      1,760                          1,649                         1,891
Other Assets                                   493                            414                           444
                                          --------                       --------                      --------
   Total non-earning assets............      2,253                          2,063                         2,335
                                          --------                       --------                      --------
   Total Assets                           $ 44,662                       $ 42,895                      $ 46,538
                                          ========                       ========                      ========

INTEREST-BEARING LIABILITIES:
Deposits:
   Interest-bearing demand (NOW) deposits $  5,406   $ 31       2.29%    $  5,073     113      2.23%   $  5,495      119      2.17%
   Money market deposits...............      9,446     77       3.26       10,377     330      3.19      10,535      335      3.18
   Savings deposits....................      3,312     24       2.90        3,369      99      2.94       3,259       97      2.98
   Time deposits.......................     11,338    142       5.01       11,196     561      5.01      15,511      860      5.54
   Federal funds purchased.............        354      3       3.39          159       7      4.40           -        -         -
                                          --------  -----       ----     -------- -------      ----    --------  -------      ----
     Total interest-bearing liabilities     29,856    277       3.71       30,174   1,111      3.68      34,800    1,411      4.05
                                          --------  -----       ----     -------- -------      ----    --------  -------      ----

NON-INTEREST-BEARING LIABILITIES:
Demand deposits........................      9,868                          8,829                         8,222
Other liabilities......................        139                            145                           172
                                          --------                       --------                      --------
   Total non-interest-bearing liabilities   10,007                          8,974                         8,394
                                          --------                       --------                      --------
Stockholders' equity...................      4,799                          3,747                         3,344
                                          --------                       --------                      --------
   Total liabilities and stockholders'
      equity                              $ 44,662                       $ 42,895                      $ 46,538
                                          ========                       ========                      ========
Interest spread........................                         4.18%                          4.29%                          3.69%
Net interest margin....................             $ 560       5.28%             $ 2,145      5.25%             $ 2,009      4.54%
                                                                                  =======                        =======

                                                 YEARS ENDED DECEMBER 31,
                                           ---------------------------------
                                                          1995
                                           ---------------------------------
                                                         INTEREST
                                            AVERAGE     INCOME/    AVERAGE
                                            BALANCE     EXPENSE  YIELD/RATE
                                            -------     -------  ----------
EARNING ASSETS:
Loans receivable(1)....................     $ 26,346     $ 2,399     9.11%
Investment securities, taxable.........        6,082         320     5.26
Federal funds sold.....................        5,782         329     5.69
                --                          --------     -------     ----
   Total earning assets................       38,210       3,048     7.98
                --                          --------     -------     ----

NON-EARNING ASSETS:
Cash and due from banks................        1,899
Other Assets                                      34
                                            --------
   Total non-earning assets............        1,933
                                            --------
   Total Assets                             $ 40,143
                                            ========

INTEREST-BEARING LIABILITIES:
Deposits:
   Interest-bearing demand (NOW) deposits   $  5,745         147     2.56%
   Money market deposits...............        7,921         270     3.41
   Savings deposits....................        3,619         115     3.18
   Time deposits.......................       11,727         633     5.40
   Federal funds purchased.............            -           -        -
                --                          --------     -------     ----
     Total interest-bearing liabilities       29,012       1,165     4.02
                --                          --------     -------     ----

NON-INTEREST-BEARING LIABILITIES:
Demand deposits........................        7,879
Other liabilities......................          144
                                            --------
   Total non-interest-bearing liabilities      8,023
                                            --------
Stockholders' equity...................        3,108
                                            --------
   Total liabilities and stockholders'
      equity                                $ 40,143
                                            ========
Interest spread........................                              3.96%
Net interest margin....................                  $ 1,883     4.93%
                                                         =======

----------

(1) Non-accrual loan balances are included in the calculation of average balances.

                            RATE AND VOLUME ANALYSIS
                             (DOLLARS IN THOUSANDS)

                                                                             YEAR ENDED                     YEAR ENDED
                                                                         DECEMBER 31, 1997               DECEMBER 31, 1996
                                           THREE MONTHS ENDED               COMPARED TO                     COMPARED TO
                                             MARCH 31, 1998              DECEMBER 31, 1996               DECEMBER 31, 1995
                                       COMPARED TO MARCH 31, 1997    INCREASE (DECREASE) DUE TO     INCREASE (DECREASE) DUE TO
                                    -------------------------------------------------------------------------------------------
                                       RATE     VOLUME     TOTAL     RATE     VOLUME     TOTAL     RATE     VOLUME    TOTAL
                                    -------------------------------------------------------------------------------------------
INTEREST EARNED ON:
Loans receivable, net ..............   $  23    $ (36)    $ (13)    $ (43)    $   7     $ (36)    $ 107     $(184)    $ (77)
Investment securities, taxable .....       9       17        26       304      (311)       (7)       25       478       503
Federal funds sold .................       2       29        31         2      (123)     (121)      (19)      (35)      (54)
                                       -----    -----     -----     -----     -----     -----     -----     -----     -----
     Total interest income .........      34       10        44       263      (427)     (164)      113       259       372
                                       -----    -----     -----     -----     -----     -----     -----     -----     -----
INTEREST PAID ON:
   Interest-bearing (NOW)
     deposits ......................       2        0         2         3        (9)       (6)      (22)       (6)      (28)
   Money market deposits ...........       4      (10)       (6)        1        (5)       (4)      (17)       82        65
   Savings deposits ................       0        0         0        (1)        3         2        (7)      (11)      (18)
   Time deposits ...................       0       (6)       (6)      (77)     (222)     (299)       17       210       227
   Federal funds purchased .........       3        0         3      --           7         7      --        --        --
                                       -----    -----     -----     -----     -----     -----     -----     -----     -----
     Total interest expense ........       9      (16)       (7)      (74)     (226)     (300)      (29)      275       246
                                       -----    -----     -----     -----     -----     -----     -----     -----     -----
     Net interest income ...........   $  25    $  26     $  51     $ 337     $(201)    $ 136     $ 142     $ (16)    $ 126
                                       =====    =====     =====     =====     =====     =====     =====     =====     =====

INTEREST RATE SENSITIVITY

     An important element of both earnings performance and liquidity is management of interest rate sensitivity. Interest rate sensitivity reflects the potential effect on net interest income of a movement in interest rates. The difference between the Bank's interest-sensitive assets and interest-sensitive liabilities for a specified time frame is referred to as "gap." A financial institution is considered to be asset-sensitive, or having a positive gap, when the amount of its earning assets maturing or repricing within a given time period exceeds the amount of its interest-bearing liabilities also maturing or repricing within that time period. Conversely, a financial institution is considered to be liability-sensitive, or have a negative gap, when the amount of its interest-bearing liabilities maturing or repricing within a given period exceeds the amount of earning assets also maturing or repricing within that time period. During a period of rising interest rates, a positive gap would tend to increase net interest income, while a negative gap would tend to have an adverse effect on net interest income. During a period of falling interest rates, a positive gap would tend to have an adverse effect on net interest income, while a negative gap would tend to increase net interest income.

     The Bank evaluates interest sensitivity risk and then formulates guidelines regarding asset generation and pricing, funding sources and pricing, and off-balance sheet commitments in order to decrease sensitivity risk. These guidelines are based upon management's outlook regarding future interest rate movements, the state of the regional and national economy and other financial and business risk factors. The Bank uses a static gap model and a computer simulation to measure the effect on net interest income of various interest rate scenarios over selected time periods. The gap can be managed by repricing assets or liabilities, selling investments held for sale, replacing an asset or liability prior to maturity or adjusting the interest rate during the life of an asset or liability. Matching the amount of assets and liabilities repricing during the same time interval helps to reduce the risk and minimize the impact on net interest income in periods of rising or falling interest rates.

     As of March 31, 1998, the Bank's static one-year cumulative gap to total interest-sensitive assets position was (20.9)% and the Bank was, therefore, in a liability-sensitive position. It is the Bank's policy to control the mix and rate sensitivity of assets and liabilities such that the revolving gap (the gap is less than one year) will never exceed 10% (positive or negative) of assets.

         The following table illustrates the interest sensitivity gap position of the Bank as of March 31, 1998 (focusing only on repricing schedules, not fixed versus variable rates). This table presents a position as of a particular day, which position changes continually and is not necessarily indicative of the Bank's position at any other time.

                          INTEREST SENSITIVITY ANALYSIS
                                 MARCH 31, 1998

                             (DOLLARS IN THOUSANDS)

                                                                   MATURING OR REPRICING IN:
                                                   ---------------------------------------------------------
                                                                                                   MORE
                                                      3 MONTHS         4-12         1 TO 5         THAN
                                                      OR LESS         MONTHS        YEARS        5 YEARS          TOTAL
                                                   --------------- ------------- ------------- ------------- -------------
INTEREST-SENSITIVE ASSETS:
Loans (1) ........................................   $  8,723        $  6,884        6,364       $  1,660      $ 23,631
Securities .......................................         --           2,442       10,713          1,135        14,290
Federal funds sold ...............................      4,250              --           --             --         4,250
                                                     --------        --------       ------       --------      --------
Total interest-sensitive assets ..................   $ 12,973        $  9,326       17,077       $  2,795      $ 42,171
                                                     ========        ========       ======       ========      ========
INTEREST-SENSITIVE LIABILITIES:
Certificates of deposit greater than $100,000 ....   $  1,119        $  2,550          390             --      $  4,059
     Certificates of deposit less than $100,000 ..      1,270           3,778        2,269             --         7,317
     Super NOW accounts/Money Market deposit
     accounts(2) .................................     19,012              --           --             --        19,012
                                                     --------        --------       ------       --------      --------
Total interest-sensitive liabilities .............   $ 21,401        $  6,328        2,659       $     --      $ 30,388
                                                     ========        ========       ======       ========      ========

Period gap .......................................   $ (8,428)       $  2,998       14,418          2,795      $ 11,783

Cumulative gap ...................................   $ (8,428)       $ (5,430)       8,988       $ 11,783

Ratio of cumulative interest-sensitive liabilities
to interest-sensitive assets .....................     164.97%         124.35%       77.17%         72.06%
                                                     ========        ========       ======       ========

------------------
(1)  Excludes non-accrual loans.

(2) Non-certificate deposit accounts are shown as repricing within the 3 month or less timeframe, although the Bank believes, based on historical experience, that such deposits are less interest sensitive.


                         ANALYSIS OF FINANCIAL CONDITION

LOAN PORTFOLIO

     The loan portfolio is the largest category of the Bank's earning assets and is comprised of commercial real estate loans, commercial loans, home equity loans, construction loans, consumer loans and participation loans with other financial institutions. The primary markets in which the Bank makes loans include the town of McLean, Virginia and Fairfax County, Virginia. The mix of the loan portfolio is weighted toward loans secured by real estate and
commercial   loans.   In   management's   opinion,   there  are  no  significant
concentrations   of  credit  with  particular   borrowers   engaged  in  similar
activities.

     Net loans consist of total loans minus the allowance for loan losses, unearned discounts and deferred loan fees. The Bank's net loans were $23.2 million at March 31, 1998, representing a 2.0% increase over net loans of $22.8 million at December 31, 1997. Net loans decreased 7.4% in 1997, from a balance of $24.6 million at December 31, 1996. The average balance of total loans as a percentage of average earning assets was 55.6% for the three months ended March 31, 1998, down from 60.1% for 1997. The average balance of total loans as a percentage of average earnings assets was 55.3% for 1996.

     In the normal course of business, the Bank makes various commitments to meet the financing needs of its customers and incurs certain contingent liabilities which are disclosed but not reflected in the financial statements contained in this Proxy Statement-Prospectus including standby letters of credit and commitments to extend credit. At March 31, 1998, commitments for standby letters of credit totaled $203,000 and commitments to extend credit totaled $6.2 million. Commitments for standby letters of credit totaled $191,000 and $274,000 at December 31, 1997 and 1996, respectively. Commitments to extend credit totaled $5.2 million and $4.9 million at December 31, 1997 and 1996, respectively.

     The following table summarizes the composition of the Bank's loan portfolio at the periods indicated:

                                 LOAN PORTFOLIO
                             (DOLLARS IN THOUSANDS)

                     AT MARCH 31,                                             DECEMBER 31,
                  -----------------------------------------------------------------------------------------------------------------
                         1998              1997               1996               1995               1994                1993
                  -----------------------------------------------------------------------------------------------------------------
                    AMOUNT   PERCENT  AMOUNT   PERCENT    AMOUNT  PERCENT  AMOUNT    PERCENT   AMOUNT  PERCENT    AMOUNT    PERCENT
                    ------   -------  ------   -------    ------  -------  ------    -------   ------  -------    ------    -------
Real estate:
Mortgage..........  $18,761   75.0%  $17,532    75.0    $19,524    77.5%    8,735      76.9%  $21,219     77.4%  $22,313     75.6%
Construction......      446    1.8       448     1.9        633     2.5       147       0.6       305      1.1       216      0.7
Commercial........    3,472   14.6     4,191    17.9      4,210    18.6     4,526      18.6     4,851     17.7     5,767     19.6
Consumer..........    1,163    4.9     1,219     5.2        835     3.3       938       3.9     1,051      3.8     1,221      4.1
                     ------  -----    ------   -----     ------   -----    ------     -----    ------    -----    ------    -----
Loans, gross......   23,842  100.0%   23,390   100.0%    25,202   100.0%   24,346     100.0%   27,426    100.0%   29,517    100.0%
                             -----             -----              -----               -----              -----              -----
Less:  allowance
  for loan losses.     (641)            (634)              (617)             (685)             (1,164)              (959)
                    -------          -------            -------           -------             -------            -------
Loans, net........  $23,201          $22,756            $24,585           $23,661             $26,262            $28,558
                    =======          =======            =======           =======             =======            =======

     The following table sets forth certain information with respect to the Bank's non-accrual, restructured and past due loans, as well as foreclosed assets, for the periods indicated.

                              NON-PERFORMING ASSETS
                             (Dollars in thousands)

                                                                                               AT DECEMBER 31,
                                                            AT MARCH 31,    ------------------------------------------------------
                                                              1998          1997        1996        1995         1994        1993
                                                              ----          ----        ----        ----         ----        ----
Non-accrual loans......................................       $211          $222        $465        $445         $  594     $  775
Real estate owned......................................        263           263         263         300            500        800
                                                              ----          ----        ----        ----         ------     ------
Total non-performing loans.............................       $474          $485        $728        $745         $1,094     $1,575
                                                              ----          ----        ----        ----         ------     ------
Loans past due 90 or more days accruing interest.......         55             7          --         268            260         35
Non-performing loans to total loans, at period end.....        0.9%          0.9%        1.8%        1.8%           2.2%       2.6%
Non-performing assets to period end assets.............        1.1%          1.1%        1.6%        1.6%           2.6%       3.5%
Non-performing assets: total loans and other real
estate owned...........................................        2.0%          2.1%        2.9%        3.0%           3.9%       5.2%

     The amount of interest on non-accrual loans which would have been recorded as income under the original terms of such loans was approximately $34,300, $10,800, and $6,200 for the years ended December 31, 1997, 1996 and 1995, respectively. Loans are placed on non-accrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more.

     In addition to the nonaccrual loans, past due loans, and other real estate owned listed above, loans totaling $3.4 million or 14.37% of total loans at March 31, 1998 were either internally classified or specially mentioned, require more than normal attention, and are potential problem loans. These potential problem loans represent a decrease from $3.6 million of potential problem loans, or 15.4% of total loans, at December 31, 1997.

     The real estate owned of $263,000 at March 31, 1998 consists of a single piece of industrial property located in Loudoun County, Virginia. The property is not currently under any contract for sale.

LOAN MATURITY

     The following table shows the contractual maturity at March 31, 1998. The table reflects the entire unpaid principal balance in the maturity period that includes the final loan payment date and, accordingly, does not give effect to periodic principal repayments or possible prepayments.

                     MATURITY AND RATE SENSITIVITY OF LOANS
                             (Dollars in thousands)

                                                                 AT MARCH 31, 1998
                                ------------------------------------------------------------------------------
                                                  OVER ONE YEAR
                                               THROUGH FIVE YEARS                      OVER FIVE YEARS
                                ONE YEAR  -------------------------------       -----------------------------
                                OR LESS   FIXED RATE        FLOATING RATE       FIXED RATE      FLOATING RATE
                                -------   ----------        -------------       ----------      -------------

Commercial                    $ 1,605       $ 495               $ 887              $ 173             $ 312

Real estate-construction      $   446       $  --               $  --              $  --             $  --
                              -------       -----               -----              -----             -----
                              $ 2,051       $ 495               $ 887              $ 173             $ 312
                              =======       =====               =====              =====             =====



ALLOWANCE FOR LOAN LOSSES

     In originating loans, the Bank recognizes that credit losses will be experienced and the risk of loss will vary with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral for such loan. The Bank maintains an allowance for loan losses based upon, among other things, such factors as changes in the character and size of the loan portfolio and related loan loss experience, a review and examination of overall loan quality which includes the assessment of problem loans, the amount of non-performing assets, regulatory policies, generally accepted accounting principles, general economic conditions, and other factors related to the collectability of loans in the Bank's portfolios. In addition to unallocated allowances, specific allowances are provided for individual loans when ultimate collection is considered questionable by management after reviewing the current status of loans which are contractually past due and after considering the net realizable value of any collateral for the loan.

     Management actively monitors the Bank's asset quality in a continuing effort to charge-off loans against the allowance for loan losses and to provide specific loss allowances when necessary. Although management believes it uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ from the assumptions used in making the initial determinations. The Bank's allowance for loan losses was $641,000, or 2.69% of total loans as of March 31, 1998 and was $634,000, or 2.71%% of total loans, as of December 31, 1997, $617,000, or 2.45% of total loans, as of December 31, 1996 and $685,000, or 2.81% of total loans, as of December 31, 1995.

     Management believes the allowance is adequate to absorb losses inherent in the loan portfolio. The Bank expects that its allowance for loan losses is adequate and that with the expected increases in the Bank's loan portfolio, the allowance for loan losses remains adequate. The Bank expects to grow its loan portfolio and believes it has adequate reserves in the allowance for loan losses to mirror the growth in the loan portfolio.

     In view of the Bank's plans for expansion and possible loan growth, management will continue to closely monitor the performance of its portfolio and make additional provisions as necessary. The Bank does not presently anticipate that such provisions will have a material adverse impact on the Bank's results of operations in future periods.

         An analysis of the allowance for loan losses, including charge-off activity, is presented below:

                            ALLOWANCE FOR LOAN LOSSES
                             (DOLLARS IN THOUSANDS)

                                                                                AT DECEMBER 31,
                                            AT MARCH 31,    ---------------------------------------------------------------
                                                1998          1997         1996         1995         1994         1993
                                           --------------------------------------------------------------------------------
ALLOWANCE FOR LOAN LOSSES:
Balance at beginning of year ..............   $   634       $   617       $   685      $ 1,164       $   959      $ 1,124

CHARGE-OFFS:
Commercial ................................      --               8            70          360            85          364
Real estate ...............................      --              50            34          158           234          283
Consumer ..................................      --               3             5            2             5           37
                                              -------       -------       -------      -------       -------      -------
Total loans charged off ...................      --              61           109          520           324          684
                                              -------       -------       -------      -------       -------      -------

RECOVERIES:
Commercial ................................         5            60            15           32            35           46
Real estate ...............................      --              14            26           96          --              1
Consumer ..................................      --            --            --           --               6         --
                                              -------       -------       -------      -------       -------      -------
Total recoveries ..........................         5            74            41          128            41           47
                                              -------       -------       -------      -------       -------      -------

Net charge-offs (recoveries) ..............        (5)          (13)           68          392           283          637

Provision for (recovery of) loan losses ...         2             4          --            (87)          488          472
                                              -------       -------       -------      -------       -------      -------

Balance at end of year ....................   $   641       $   634       $   617      $   685       $ 1,164      $   959
                                              -------       -------       -------      -------       -------      -------

Ratio of net charge-offs (recoveries) to
average loans outstanding .................     (0.05)%       (0.02)%        0.28%        1.49%         0.95%        1.98%

Ratio of allowance for loan
losses to loans at year-end ...............      2.69%         2.71%         2.45%        2.81%         4.24%        3.25%

     A breakdown of the allowance for loan losses is provided in the following table. However, the Bank's management does not believe that the allowance for loan losses can be allocated by category with a degree of precision that would be useful to investors. Because all of these factors are subject to change, the allocation of loan losses in the following table is not necessarily predictive of future loan losses in the indicated categories. See Note 1 of the notes to the financial statements for further information regarding the classification of loan losses.

                     ALLOCATION OF ALLOWANCE FOR LOAN LOSSES
                             (DOLLARS IN THOUSANDS)

                                                                        AT DECEMBER 31,
                  AT MARCH 31,      ------------------------------------------------------------------------------------------
                        1998              1997              1996               1995              1994              1993
                  ----------------- ----------------- ----------------- ----------------- ------------------ -----------------
                  AMOUNT PERCENT(1) AMOUNT PERCENT(1) AMOUNT PERCENT(1) AMOUNT PERCENT(1)  AMOUNT PERCENT(1) AMOUNT PERCENT(1)
                  ------ --------- ------ ----------  ------ ---------- ------ ---------- ------ ----------  ------ ----------
Commercial........ $110     14.6%    $109    17.9%     $105   16.7%     $ 88     18.6%     $  456    17.7%   $337     19.6%
Real Estate
Mortgage and
Construction......  506     80.5      502     76.9      492   80.0       560     77.5         656    78.5     569     76.3
Consumer..........   25      4.9       23      5.2       20    3.3        37      3.9          52     3.8      52      4.1
                   ----              ----              ----             ----               ------              --
Total allowance
for loan losses... $641              $634              $617             $685               $1,164            $959
                   ====              ====              ====             ====               ======            ====

----------

(1)  Represents percentage of loans in each category to total loans.

INVESTMENT ACTIVITIES

     The Bank is required to maintain an amount of liquid assets appropriate to its level of net savings withdrawals and current borrowings. It has generally been the Bank's policy to maintain a liquidity portfolio in excess of regulatory requirements. At March 31, 1998, the Bank's liquidity ratio was 50.22%. As a result of the Bank's secondary stock offering in May of 1998, the Bank's pro forma liquidity ratio was 59.7%. Liquidity levels may be increased or decreased depending upon the yields on investment alternatives, management's judgment as to the attractiveness of the yields then available in relation to other opportunities, management's expectations of the level of yield that will be available in the future and management's projections as to the short-term demand for funds to be used in the Bank's loan origination and other activities.

     Interest income from investments in various types of liquid assets provides a significant source of revenue for the Bank. The Bank invests in U.S. Treasury and Federal Agency securities, bank certificates of deposits, equity securities, corporate debt securities, taxable municipals and overnight federal funds. The balance of investment securities maintained by the Bank in excess of regulatory requirements reflects management's historical objective of maintaining liquidity at a level that assures the availability of adequate funds, taking into account anticipated cash flows and available sources of credit, for meeting withdrawal requests and loan commitments and making other investments. See "Liquidity and Capital Resources."

     The Bank purchases securities through a primary dealer of U.S. Government obligations or such other securities dealers authorized by the Board of Directors and requires that the securities be delivered to a safekeeping agent before the funds are transferred to the broker or dealer. The Bank purchases investment securities pursuant to an investment policy established by the Board of Directors.

     Investment securities are recorded on the books of the Bank in accordance with GAAP. The Bank does not purchase investment securities for trading. Effective January 1, 1994, the Bank implemented SFAS No. 115. Available-for-sale securities are reported at fair value with unrealized gains or losses reported as a separate component of net worth, net of tax effects. Held-to-maturity securities are carried at amortized cost. Substantially all purchases of investment securities conform to the Bank's interest rate risk policy.

         The following table summarizes the carrying value of securities for the dates indicated:

                              SECURITIES PORTFOLIO
                             (DOLLARS IN THOUSANDS)

                                                                                            DECEMBER 31,
                                                             MARCH 31,         ---------------------------------------
                                                               1998             1997             1996            1995
                                                               ----             ----             ----            ----
AVAILABLE FOR SALE:
U.S. treasury and other government agencies ...........     $12,042          $ 9,828          $12,854          $ 2,518
State, county and municipal ...........................       1,857            1,854              340              100
Other .................................................         141              112               88               94
                                                                             -------          -------          -------
Total available for sale ..............................      14,040           11,794           13,282            2,712
                                                                             -------          -------          -------
HELD TO MATURITY:

U.S. treasury and other government agencies ...........         250              250              500            2,057
                                                            -------          -------          -------          -------
Total held to maturity ................................         250              250              500            2,057
                                                            -------          -------          -------          -------
Total securities ......................................     $14,290          $12,044          $13,782          $ 4,769
                                                            =======          =======          =======          =======

     The following table sets forth the maturity distribution and weighted average yields of the investment portfolio at March 31, 1998. The weighted average yields are calculated on the basis of the book value of' the investment portfolio and on the interest income of investments adjusted for amortization of premium and accretion of discount.

                   INVESTMENT PORTFOLIO - MATURITY AND YIELDS
                             (DOLLARS IN THOUSANDS)

                                                     1 YEAR             1 YEAR           5 YEARS           AFTER
                                                     OR LESS          TO 5 YEARS       TO 10 YEARS       10 YEARS
                                                     -------          ----------       -----------       --------
MATURITY DISTRIBUTION:
U.S. treasury issues ..........................       $   --            $    3,819            $--            $    --

U.S. agency issues ............................           --                 8,473             --                 --
Municipal issues ..............................           95                 1,762             --                 --
Federal Reserve Bank Stock ....................           --                    --             --                141
                                                      ------            ----------            ----           -------
     Total maturity distribution ..............       $   95            $   14,054            $--            $   141
                                                      ======            ==========            ====           =======
WEIGHTED AVERAGE YIELD:
U.S. treasury issues ..........................           --                  6.10%            --                 --
U.S. agency issues ............................           --                  6.22%            --                 --
Municipal issues ..............................         6.25%                 6.29%            --                 --
Federal Reserve Bank Stock ....................           --                    --             --               6.00%
                                                      ------            ----------            ----           -------
     Total ....................................         6.25%                 6.20%            --%              6.00%
                                                      ======            ==========            ====           =======

Total portfolio weighted average yield ........         6.20%
                                                      ======

DEPOSITS

     The Bank primarily uses deposits to fund its loans and investment portfolio. The Bank offers a variety of deposit accounts to individuals and small- to medium-sized businesses. Deposit accounts include checking, savings, escrow accounts, money market and certificates of deposit. Average certificates of deposit in amounts of $100,000 or more totaled $3.6 million at March 31, 1998 and $4.0 million at December 31, 1997 and 1996. Many of these deposits are from long-standing customers and, therefore, are believed by the Bank's management to be as stable as, and for all practical purposes, no more rate sensitive than, core deposits.

     The following table details the average amount of, and the average rate paid on, the following primary deposit categories for the periods indicated:

                     AVERAGE DEPOSITS AND AVERAGE RATES PAID
                             (DOLLARS IN THOUSANDS)

                                     THREE MONTHS ENDED
                                          MARCH 31,                                 YEARS ENDED DECEMBER 31,
                                   -------------------- ----------------------------------------------------------------------------
                                            1998                    1997                    1996                     1995
                                   ---------------------- ---------------------- ------------------------- -------------------------
                                    AVERAGE     AVERAGE    AVERAGE    AVERAGE     AVERAGE     AVERAGE      AVERAGE       AVERAGE
Interest-bearing deposits:          BALANCE       RATE     BALANCE      RATE      BALANCE       RATE       BALANCE         RATE
                                  ---------------------- ---------------------- ------------------------- --------------------------
          NOW accounts........... $   5, 406      2.29%   $    5,073      2.23  $      5,495      2.17%       5,745       2.56%
          Money market savings...      9,446      3.26        10,377      3.19        10,535      3.18        7,921       3.41
          Regular savings........      3,312      2.90         3,369      2.94         3,259      2.98        3,619       3.18
          Certificates of deposit     11,338      5.01        11,196      5.01        15,511      5.54       11,727       5.40
                                  ----------              ----------            ------------                 ------
Total interest-bearing deposits.. $   27,502      3.72        30,015      3.68  $     34,800      4.05       29,012       4.02
Non-interest-bearing deposits....      9,868                   8,829                   8,222                  7,879
                                  ----------              ----------            ------------                 ------
Total deposits................... $   39,370              $   38,843            $     43,022                 36,891
                                  ==========              ==========            ============                 ======

     The following is a summary of the maturity distribution of certificates of deposit in amounts of $100,000 or more as of March 31, 1998:

            MATURITIES OF CERTIFICATES OF DEPOSIT OF $100,000 OR MORE
                             (DOLLARS IN THOUSANDS)

        MATURITY PERIOD                       AMOUNT                PERCENT
        ---------------                       ------                -------
3 months or less.........................    $1,119                  27.6%
Over 3 months to 6 months................     1,709                  42.1
Over 6 months to 12 months...............       841                  20.7

Over 12 months...........................       390                   9.6
                                             ------                 -----
Total....................................    $4,059                 100.0%

SHORT-TERM BORROWINGS

     The Bank occasionally finds it necessary to purchase funds on a short-term basis due to fluctuations in loan and deposit levels. The Bank has several arrangements under which it may purchase funds. A Repurchase Agreement is maintained with First Union Bank for up to the market value of bonds in safekeeping, which as of the date of this Proxy Statement-Prospectus is approximately $9.31 million. For the periods ended December 31, 1997, 1996 and 1995, respectively , the expense for federal funds purchased totaled approximately $7,000, $0 and $0, respectively.

CAPITAL REQUIREMENTS

     The determination of capital adequacy depends upon a number of factors, such as asset quality, liquidity, earnings, growth trends and economic conditions. The Bank seeks to maintain a strong capital base to support its growth and expansion plans, provide stability to current operations and promote public confidence in the Bank.

     Management believes that the Bank's capital position, as of March 31, 1998, exceeds all regulatory minimums. The federal banking regulators have defined three tests for assessing the capital strength and adequacy of banks, based on two definitions of capital. "Tier 1 Capital" is defined as a combination of common and qualifying preferred stockholders' equity less goodwill. "Tier 2 Capital" is defined as qualifying subordinated debt and a portion of the allowance for loan losses. "Total Capital" is defined as Tier 1 Capital plus Tier 2 Capital. Three risk-based capital ratios are computed using the above capital definitions, total assets and risk-weighted assets and are measured against regulatory minimums to ascertain adequacy. All assets and off-balance sheet risk items are grouped into categories according to degree of risk and assigned a risk weighting and the resulting total is risk-weighted assets. "Tier 1 Risk-based Capital" is Tier 1 Capital divided by risk-weighted assets. "Total Risk-based Capital" is Total Capital divided by risk-weighted assets. The
Leverage Ratio is Tier 1 Capital divided by total average assets. See "Supervision and Regulation--Capital Requirements."

     The following table shows the Bank's capital ratios and the minimum ratios currently required by the Federal Reserve to be well-capitalized:

                                 CAPITAL RATIOS

                                             MARCH 31,                     DECEMBER 31,
                                         -------------------------------------------------------------  REGULATORY
                                                1998            1997           1996          1995         MINIMUM
                                         ---------------------------------------------------------------------------
Tier 1 Risk-based Capital................       17.4%           17.4%          12.6%         11.7%         4.0%
Total Risk-based Capital.................       18.6            18.6           13.9          13.0          8.0
Leverage ratio...........................       10.8            10.8           7.8           7.2           4.0

LIQUIDITY AND CAPITAL RESOURCES

     Liquidity is a measure of the Bank's ability to generate sufficient cash to meet present and future financial obligations in a timely manner through either the sale or maturity of existing assets or the acquisition of additional funds through liability management. These obligations include the credit needs of customers, funding deposit withdrawals, and the day-to-day operations of the Bank. Liquid assets include cash, interest-bearing deposits with banks, federal funds sold, and certain investment securities. As a result of the Bank's management of liquid assets and the ability to generate liquidity through liability funding, management believes that the Bank maintains overall liquidity sufficient to satisfy its depositors' requirements and meet its customers' credit needs.

     As of March 31, 1998, cash, federal funds sold, held-to-maturity investment securities maturing within one year and available-for-sale securities represented 50.22% of deposits and other liabilities, compared to 52.51% at December 31, 1997. See "-- Interest Sensitivity." At March 31, 1998, based upon the Bank's investment policy, approximately 98.3% of total investment securities were available for sale, and were primarily invested in U.S. Treasury and agency securities, with a market value of approximately $3,000 greater than their book value. See "--Investment Activities." Asset liquidity is also provided by managing loan maturities. At March 31, 1998, approximately 66.0% or $15.6 million of loans would mature or reprice within a one-year period.

     The following table summarizes the Bank's liquid assets for the periods indicated:

                            SUMMARY OF LIQUID ASSETS
                             (Dollars in thousands)

                                                           MARCH 31,                     DECEMBER 31,
                                                        ------------------------------------------------------------
                                                             1998             1997           1996           1995
                                                        ------------------------------------------------------------
Cash and due from banks ..................................  $ 1,705        $ 1,987        $ 2,879        $ 1,909
Federal funds sold .......................................    4,250          7,600          3,800         15,550
Investment securities(1) .................................       --             --             --          1,558
Available-for-sale securities, at fair value .............   14,040         11,794         13,282          2,712
                                                            -------        -------        -------        -------
Total liquid assets ......................................  $19,995        $21,381        $19,961        $21,729
                                                            =======        =======        =======        =======
Deposits and other liabilities ...........................  $39,818        $40,719        $42,532        $43,725
Ratio of liquid assets to deposits and other liabilities .    50.22%         52.51%         46.93%         49.69%

----------

(1) Only held-to-maturity investment securities at amortized cost with a maturity of one year or less are considered liquid assets for this table.


IMPACT OF INFLATION, CHANGING PRICES AND MONETARY POLICIES

     The financial statements and related financial data concerning the Bank presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary effect of inflation on the operations of the Bank is reflected in increased operating costs. Unlike industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, changes in interest rates have a more significant effect on the performance of a financial institution than do the effects of changes in the general rate of inflation and changes in prices. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. Interest rates are highly sensitive to many factors which are beyond the control of the Bank, including the influence of domestic and foreign economic conditions and the monetary and fiscal policies of the U.S. government and federal agencies, particularly the Federal Reserve.

     The Federal Reserve implements national monetary policies such as seeking to curb inflation and combat recession by its open market operations in U.S. government securities, control of the discount rate applicable to borrowing by banks, and establishment of reserve requirements against bank deposits. The actions of the Federal Reserve in these areas influence the growth of bank loans, investments and deposits, and affect the interest rates charged on loans and paid on deposits. The nature, timing and impact of any future changes in federal monetary and fiscal policies on the Bank and its results of operations are not predictable.

ACCOUNTING MATTERS

     During June of 1997, the FASB issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS 130"). SFAS 130 establishes standards for reporting and display of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general purpose financial statements. SFAS 130 is effective for financial statements for periods beginning after December 15, 1997.

     During June of 1997, the FASB issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"). SFAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS 131 is effective for financial statements for periods beginning after December 15, 1997.

                              MANAGEMENT OF BANCORP

DIRECTORS

     The Board of Directors of Bancorp currently consists of the nine directors of Heritage. See "Proposal 1 -- Election of Directors -- Information with Respect to Nominees." The directors of Bancorp are divided into three classes, with one class to be elected each year at the annual meeting of stockholders of Bancorp. Directors elected at each annual meeting will serve for a term of three years and until their successors are duly elected and qualified. Approval of the Plan of Reorganization by the holders of Bank Common Stock at the Annual Meeting will be deemed to be approval of such persons as the directors of Bancorp without further action and without changes in classes or terms. There are no arrangements or understandings between Bancorp and any person pursuant to which such person was elected as a director.

EXECUTIVE OFFICERS

     The following individuals are executive officers of the Company and hold the offices set forth below opposite their names. The biographical information for each executive officer is set forth under "Management of Heritage - Directors" and "Executive Officers who are not Directors."

NAME                    POSITION(S) HELD WITH THE COMPANY
----                    ---------------------------------
John T. Rohrback        President and Chief Executive Officer

William B. Sutphin      Executive Vice President,  Chief  Financial  Officer and
                        Treasurer


     The executive officers of Bancorp are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation, retirement or removal by the board of directors. Since the formation of Bancorp, none of the executive officers, directors or other personnel has received remuneration from Bancorp. It is currently expected that, unless and until Bancorp becomes actively involved in business activities separate from those conducted by the Bank, no separate compensation will be paid to the directors and employees of Bancorp. However, directors of Bancorp or the Bank who are not employees of Bancorp or the Bank or any of their subsidiaries may be entitled to participate in the Bank's stock option plans. See "Management of the Bank." Bancorp will also guarantee certain obligations of the Bank to the Bank's executive officers, employees and directors, as described below. Information concerning the principal occupations, employment and compensation of the directors and the officers of Bancorp during the last five years is set forth under "Management of the Bank - Biographical Information."

COMPENSATION

     It is expected that until such time as the officers and directors of Heritage devote significant time to the separate management of Bancorp's affairs, which is not expected to occur until Bancorp becomes actively involved in additional businesses, no separate compensation will be paid for their services to Bancorp. However, Bancorp may determine that such compensation is appropriate in the future and may at such time enter into employment contracts with certain key executive officers. See "Management of Heritage -- Compensation and Employee Benefit Plans."

EMPLOYEE BENEFIT PLANS

     As the directors, officers and employees of Bancorp will not initially be compensated by Bancorp but will continue to serve and be compensated by Heritage, no separate benefit plans for directors, officers and employees of Bancorp are anticipated at this time. Heritage will continue to maintain its other benefit programs. See "Proposal 1 -- Election of Directors -- Certain Employee Benefit Plans and Employment Agreement."

                             MANAGEMENT OF THE BANK

DIRECTORS

     Each director serves a one-year term and is elected at each annual meeting of stockholders. The following table sets forth the names, ages and positions of the Directors of the Bank:

NAME                           AGE AT APRIL 1, 1998     POSITION                                DIRECTOR SINCE
----                           --------------------     --------                                --------------
Harold E. Lieding                       61              Chairman                                     1990
Philip F. Herrick, Jr.                  57              Vice Chairman                                1987
John T. Rohrback                        52              President, CEO and Director                  1996
George K. Degnon                        57              Secretary and Director                       1993
Kevin P. Tighe                          53              Assistant Secretary and Director             1994
Stanley I. Richards                     61              Director                                     1996
Henry E. Hudson                         50              Director                                     1998
Ronald W. Kosh                          52              Director                                     1998
George P. Shafran                       71              Assistant Secretary and Director             1997

NON-DIRECTOR EXECUTIVE OFFICERS

     The following table sets forth the names, ages and positions of the Non-Director Executive Officers of the Bank:

                 NAME                  AGE                  POSITION
                 ----                  ---                  --------
          William B. Sutphin            63           Senior Vice-President

BIOGRAPHICAL INFORMATION

     For certain information regarding the directors of the Bank, see "Proposal 1-Election of Directors."

NON-DIRECTOR EXECUTIVE OFFICERS

     WILLIAM B. SUTPHIN, has been the Senior Vice President of the Bank in charge of operations since 1987. Mr. Sutphin also serves as the principal accounting officer. Mr. Sutphin was Vice President Meetings and Committees of the Board of Directors

     For information regarding the meetings and committees of the Board of Directors of the Bank, see "Proposal 1-Election of Directors - Meetings and Committees of the Board of Directors."

COMPENSATION AND EMPLOYEE BENEFIT PLANS

     For a discussion of the compensation paid to certain executive officers of Heritage, employment agreements entered into with certain of Heritage's officers and a description of the material benefit plans and programs with respect to Heritage's executive officers, see "Proposal 1 -- Election of Directors -- Summary Compensation Table," "-- Certain Employee Benefit Plans and Employment Agreement."

                                  OTHER MATTERS

     As of the date of this Proxy-Statement Prospectus, the Board of Directors knows of no business which will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Stockholders. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the Board of Directors to direct the vote of the shares represented by proxy on such matters in accordance with their best judgment.

                        PROPOSALS FOR 1998 ANNUAL MEETING

     Any stockholder wishing to have a proposal, including nominations to the Board of Directors, considered for inclusion in Bancorp's proxy statement and form of proxy relating to the 1998 Annual Meeting of stockholders must, in addition to other applicable requirements, set forth such proposal in writing and file it with the Secretary of Bancorp on or before March 30, 1999.

                                  LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Bank and the Company by Thacher Proffitt & Wood, Washington, DC, special counsel to the Bank and the Company.

                              FINANCIAL STATEMENTS

     A copy of the Annual Report containing financial statements at December 31, 1997 and December 31, 1996, prepared in conformity with generally accepted accounting principles, accompanies this Proxy Statement-Prospectus. The financial statements for the fiscal years ended December 31, 1997 and December 31, 1996 have been audited by Yount, Hyde & Barbour, P.C.. The reports of the independent auditor thereon appear in this Proxy Statement-Prospectus and in the Annual Report. An additional copy of the Annual Report will be furnished without charge to stockholders upon request.

                              AVAILABLE INFORMATION

     The Bank is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports, proxy statements and other information with the Federal Reserve. Such reports, proxy statements and other information may be inspected and copied without charge at the offices of the Federal Reserve, 20th and C Streets, N.W., Washington, D.C. 20551. In addition, copies of such documents filed by the Bank under the Exchange Act may be obtained by sending a written request to the Federal Reserve, Regulatory Reporting and Accounting Section, Mail Stop 154, at the preceding address, along with payment of the fees prescribed by the Federal Reserve. Copies of such documents may also be inspected and copied at the Federal Reserve Banks of Richmond, New York, Chicago and San Francisco.

     The Bank furnished annual reports to its stockholders containing audited financial statements of the Bank and any subsidiaries on a yearly basis, as well as quarterly reports containing unaudited financial information. Copies of the Form 10-K and 1997 Annual Report to Shareholders may be obtained without charge by written request to: William B. Sutphin, Senior Vice President, The Heritage Bank, 1313 Dolley Madison Blvd., McLean, Virginia 22101.

     Bancorp is not currently subject to the information reporting requirements of the Exchange Act and, accordingly, has not filed reports, proxy statements or other information with the SEC. All of the Bancorp Common Stock is currently owned by Heritage, and there is, therefore, no public trading market for Bancorp Common Stock. If the Reorganization is consummated, Bancorp Common Stock will be registered under the Exchange Act, and Bancorp will file periodic reports and other information with the SEC. In addition, in accordance with the rules and regulations of the SEC with respect to annual meetings of the stockholders of Bancorp, proxy statements accompanied or preceded by annual reports to stock holders will be furnished to stockholders of Bancorp. Such reports will contain financial information that has been examined and reported upon, with an opinion expressed by, an independent public accounting firm.

     This Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement and the related exhibits which Bancorp has filed with the SEC, and to which reference is hereby made. Reports, proxy and information statements and other information, including the Registration Statement and exhibits thereto, can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, 7 World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies can be obtained at prescribed rates from the SEC Public Reference Branch, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a Web Site, http://www.sec.gov, that contains reports, proxy and information statements and other information submitted by registrants, including Bancorp.

     If the Plan of Reorganization is adopted and approved by the Bank's stockholders, Bancorp and the Bank will file an application for approval of the Plan of Reorganization, pursuant to Section 13.1-720 of the Virginia Code. In addition, Bancorp will file with the Federal Reserve Board (the "FRB") an application to become a bank holding company under the Bank Holding Company Act of 1956, as amended. Finally, Bancorp will file an application with the Nasdaq Stock Market, Inc. in order to list its shares on the Nasdaq SmallCap Market under the symbol "HBVA," the same symbol currently used by the Bank.

     A copy of the Bank's Annual Report to Stockholders for the fiscal year ended December 31, 1997 (the "Annual Report") accompanies this Proxy Statement-Prospectus. The Annual Report contains financial statements, prepared in conformity with generally accepted accounting principles, for the years ended December 31, 1997 and 1996 and certain other information and should be read along with this Proxy Statement-Prospectus.

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.


                                              By Order of the Board of Directors

                                              George K. Degnon
                                              Secretary

McLean, Virginia
July ___, 1998

                          INDEX TO FINANCIAL STATEMENTS
                              OF THE HERITAGE BANK

                                    CONTENTS

FINANCIAL STATEMENTS

     Statements of condition............................................... FS-2
     Statements of operations.............................................. FS-3
     Statements of changes in stockholders' equity......................... FS-4
     Statement of cash flows............................................... FS-5
     Notes to financial statements......................................... FS-6

                                THE HERITAGE BANK

                             STATEMENT OF CONDITION
                                   (UNAUDITED)
                                 March 31, 1998
                             (Dollars in Thousands)

        ASSETS
Cash and due from banks                                                          $         1,705
Federal funds sold                                                                         4,250
                                                                                 ---------------
               Total cash and cash equivalents                                   $         5,955

Securities available-for-sale, at approximate market
   value                                                                                  14,040
Securities to be held-to-maturity at amortized cost                                          250

Loans, net                                                                                23,201

Premises and equipment, net                                                                  368
Other real estate owned                                                                      263
Accrued interest and other assets                                                            557
                                                                                  --------------
               Total assets                                                       $       44,634
                                                                                  ==============


    LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
  Noninterest-bearing deposits                                                   $         8,995
  Savings and interest-bearing demand deposits                                            19,012
  Time deposits                                                                           11,376
                                                                                 ---------------
               Total deposits                                                    $        39,383
  Securities sold under agreement to repurchase                                              315
  Accrued interest and other liabilities                                                     120
  Commitments and contingent liabilities                                                      --
                                                                                 ---------------
               Total liabilities                                                 $        39,818
                                                                                 ---------------

STOCKHOLDERS' EQUITY
  Common stock, $1 par value; authorized 10,000,000
   shares; issued and outstanding 1,489,636 shares                               $         1,490
  Capital surplus                                                                          3,327
  Accumulated deficit                                                                         (4)
  Accumulated other comprehensive income, net                                                  3
                                                                                 ---------------
               Total stockholders' equity                                        $         4,816
                                                                                 ---------------
               Total liabilities and stockholders' equity                        $        44,634
                                                                                 ===============


See Accompanying Notes to Financial Statements.

                                THE HERITAGE BANK

                            STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
               For the Three Months Ended March 31, 1998 and 1997
                             (Dollars in Thousands)

                                                                                   1998               1997
                                                                              --------------      -------------
INTEREST INCOME
  Loans                                                                       $          553      $          566
  Securities                                                                             225                 199
  Federal funds sold                                                                      59                  28
                                                                              --------------      --------------
               Total interest income                                          $          837      $          793
                                                                              --------------      --------------

INTEREST EXPENSE
  Interest checking deposits                                                  $           31      $           29
  Time deposits                                                                          142                 148
  Money market and savings deposits                                                      101                 107
  Federal funds purchased                                                                  3                  --
                                                                              --------------      --------------
               Total interest expense                                         $          277      $          284
                                                                              --------------      --------------

               Net interest income                                            $          560      $          509

Provision for loan losses                                                                  2                   4
                                                                              ---------------     --------------
               Net interest income after
                 provision for loan losses                                    $          558      $          505
                                                                              --------------      --------------

OTHER INCOME
  Service charges on deposit accounts                                         $           25      $           28
  Other operating income, net                                                              7                   5
                                                                              --------------      --------------
               Total other income                                             $           32      $           33
                                                                              --------------      --------------

OTHER EXPENSES
  Salaries and employee benefits                                              $          264      $          258
  Occupancy expense                                                                       55                  53
  Equipment expense                                                                       16                  23
  Other operating expenses                                                               154                 127
                                                                              --------------      --------------
               Total other expenses                                           $          489      $          461
                                                                              --------------      --------------

               Income before income taxes                                     $          101      $           77

  Income tax (benefit)                                                                    --                   5
                                                                              --------------      --------------

NET INCOME                                                                    $          101      $           72
                                                                              ==============      ==============
EARNINGS PER SHARE, basic                                                     $         0.07      $         0.06
                                                                              ==============      ==============
EARNINGS PER SHARE, assuming dilution                                         $         0.07      $         0.06
                                                                              ==============      ==============



See Accompanying Notes to Financial Statements.

                                THE HERITAGE BANK

                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                   (UNAUDITED)
            For Three Months Ended March 31, 1998 and March 31, 1997
                             (Dollars in Thousands)

                                                                                                   ACCUMULATED
                                                                                                     OTHER
                                       COMMON       CAPITAL       ACCUMULATED     COMPREHENSIVE     COMPREHENSIVE
                                       STOCK        SURPLUS         DEFICIT          INCOME         INCOME (LOSS)        TOTAL
                                   ------------   -----------    ------------    -------------     -------------    -------------
BALANCES, JANUARY 1, 1997          $      1,250   $      2,967   $      (676)                     $           2     $      3,543
 Comprehensive income:
   Net income                                --             --           72      $        72                 --               72
   Other comprehensive income:
     Unrealized (loss) on securities
      available-for-sale:
       Unrealized holding (loss)
        arising during the period            --             --           --              (52)               (52)             (52)
                                                                                 -----------      -------------     ------------
               Total comprehensive
                income                       --             --           --      $        20                 --               --
                                  -------------   ------------   -----------     ===========      -------------     ------------
BALANCES, MARCH 31, 1997          $       1,250   $      2,967   $      (604)                     $          (50)   $      3,563
                                  =============   ============   ===========                      ==============    ============



BALANCES, JANUARY 1, 1998         $       1,490   $      3,327   $      (105)                     $          18     $      4,730
 Comprehensive income:
   Net income                                --             --           101     $       101                 --              101
   Other comprehensive income:
    Unrealized (loss) on securities
     available for sale:
      Unrealized holding (loss)
       arising during the period             --             --            --             (15)               (15)             (15)
                                                                                 -----------      -------------     ------------
                Total comprehensive
                 income                      --             --            --     $        86                 --               --
                                   ------------   ------------   -----------     ===========      -------------     ------------
BALANCES, MARCH 31, 1998           $      1,490   $      3,327   $        (4)                     $           3     $      4,816
                                   ============   ============   ===========                      =============     ============


See Accompanying Notes to Financial Statements.

                                THE HERITAGE BANK

                            STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
               For the Three Months Ended March 31, 1998 and 1997

                                                                          1998                 1997
                                                                       -------------       -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                            $     101           $      72
  Adjustments to reconcile net income to net cash
   (used in) operating activities:
    Provision for loan losses                                                   2                   4
    Depreciation and amortization                                              14                  20
    Amortization of investment security premiums,
     net of discounts                                                           8                   3
    (Increase) in accrued interest and other assets                          (136)               (133)
    Increase (decrease) in accrued interest and
     other liabilities                                                          5                 (59)
                                                                        ---------           ---------
        Net cash (used in) operating activities                         $      (6)          $     (93)
                                                                        ---------           ---------

CASH FLOWS FROM INVESTING ACTIVITIES
  Maturities and calls of securities available-for-sale                 $   2,230           $     231
  Purchase of securities available-for-sale                                (4,499)                 --
  Net (increase) decrease in loans                                           (447)                196
  Purchase of premises and equipment                                           (4)                 (4)
                                                                        ---------           ---------
          Net cash provided by (used in) investing activities           $  (2,720)          $     423
                                                                        ---------           ---------

CASH FLOWS FROM FINANCING ACTIVITIES
  (Decrease) in demand deposits, NOW accounts and
    savings deposits                                                    $  (1,473)          $   (2,146)
  Increase (decrease) in certificates of deposit                              252               (2,577)
  Increase in repurchase agreements                                           315                   --
                                                                        ---------           ----------
          Net cash (used in) financing activities                       $    (906)          $   (4,723)
                                                                        ---------           ----------
          Net change in cash and cash equivalents                       $  (3,632)          $   (4,393)

CASH AND CASH EQUIVALENTS, beginning of period                              9,587                6,679
                                                                        ---------           ----------

CASH AND CASH EQUIVALENTS, end of period                                $   5,955           $    2,286
                                                                        =========           ==========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash payments for:
    Interest                                                            $     288           $      287
                                                                        =========           ==========

    Income taxes                                                        $      --           $        5
                                                                        =========           ==========

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES,
  unrealized gain (loss) on securities available-for-sale               $      15           $      (52)
                                                                        =========           ==========



See Accompanying Notes to Financial Statements.

                                THE HERITAGE BANK

                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 1.    ACCOUNTING POLICIES

           The unaudited financial statements as of and for the three months ended March 31, 1998 and 1997 have not been audited but, in the opinion of management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position and results of operations of the Bank as of such date and for such periods. The unaudited financial statements should be read in conjunction with the annual financial statements of the Bank and the notes thereto appearing elsewhere herein. The results of operation for the three months ended March 31, 1998 are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 1998 or for any future periods.

NOTE 2.    PROPOSED HOLDING COMPANY

           The Board of Directors has proposed the formation of a bank holding company for the Heritage Bank by the adoption and approval of an Agreement and Plan of Reorganization dated as of June 10, 1998, by and between the Bank and Heritage Bancorp, Inc. ("Bancorp"), pursuant to which Heritage will become the wholly-owned subsidiary of Bancorp and all of the outstanding shares of common stock of Heritage (other than shares held by stockholders exercising dissenters' rights, if any) will be converted into and exchanged for, on a one-for-one basis, shares of common stock of Bancorp. The proposed transaction is subject to the approval of regulatory authorities and shareholders of the Bank.

                                                                      APPENDIX A


                                THE HERITAGE BANK

                      EMPLOYEE INCENTIVE STOCK OPTION PLAN

1.   PURPOSE OF THE PLAN.

     The purposes of this  Employee  Incentive  Stock Option Plan are to attract and retain the best available personnel for positions of substantial responsibility at The Heritage Bank, to provide additional incentive to all employees of The Heritage Bank and to promote the success of The Heritage Bank.

2.   DEFINITIONS.

     As used herein, the following definitions shall apply:

     (A)  "Board" shall mean the Board of Directors of the Company.

     (B) "Cause" with respect to an Employee's termination shall mean malfeasance, misfeasance, nonfeasance, failure to properly perform an Employee's duties as an Employee of the Company in a diligent proper manner or involvement in any activity which might, in the reasonable opinion of the Company, bring the Company into disrepute, the conviction of any felony or misdemeanor involving moral turpitude or violation of any statute or the rules and regulations established by state or federal regulatory bodies for the conduct of the banking business.

     (C)  "Change in Control" shall mean any of the following events:

          (I) the occurrence of any event upon which any "person" (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), other than (A) a trustee or other fiduciary holding securities under an employee benefit plan maintained for the benefit of employees of the Company; (B) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company; or (C) any group constituting a person in which employees of the Company are substantial members, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities issued by the Company representing 20% or more of the combined voting power of all of the Company's then outstanding securities, for any securities purchased by the Company's employee stock ownership plan and trust; and

          (II) the occurrence of any event upon which the individuals who on the date the Plan is adopted are members of the Board, together with individuals whose election by the Board or nomination for election by the Company's stockholders was approved by the affirmative vote of at least three-quarters of the members of the board then in office who were either members of the board on the date this Plan is adopted or whose nomination or election was previously so approved, cease for any reason to constitute a majority of the members of the Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

          (III) the shareholders of the Company approve either:

               (AA) a merger  or  consolidation  of the  Company  with any other corporation, other than a merger or consolidation following which both of the following conditions are satisfied:

                    (1) either (i) the members of the Board of the Company immediately prior to such merger or consolidation constitute at least a majority of the members of the governing body of the institution resulting from such merger or consolidation; or (ii) the shareholders of the Company own securities of the institution resulting from such merger or consolidation representing 80% or more of the combined voting power of all such securities of the resulting institution then outstanding in substantially the same proportions as their ownership of voting securities of the Company immediately before such merger or consolidation; and

                    (2)  the  entity   which   results   from  such   merger  or
                         consolidation expressly agrees in writing to assume and perform the Company's obligations under the Plan; or

               (BB) a  plan  of  complete  liquidation  of  the  Company  or  an agreement for the sale or disposition by the company of all or substantially all of its assets; and

          (IV) the occurrence of an event which would require the Company to report a response to Item 1(a) of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Exchange Act of 1934;

          (V) the occurrence of an event which would result in a Change in Control of the Company within the meaning of the Home Owners' Loan Act of 1933 and the Rules and Regulations promulgated by the Federal Reserve Board ("FRB"), as in effect on the date hereof (provided that in applying the definition of change in control as set forth in the rules and regulations of the FRB, the board shall substitute its judgment for that of the FRB).

     (D)  "Code" shall mean the Internal Revenue Code of 1986, as amended.

     (E)  "Common Stock" shall mean common stock of the Company.

     (F)  "Committee" shall mean the stock option committee.

     (G)  "Company" shall mean:

          (I) The Heritage Bank, so long as The Heritage Bank is not a wholly owned subsidiary of a parent holding company; and

          (II) the parent holding company which wholly owns The Heritage Bank from and after the date upon which The Heritage Bank becomes a wholly owned subsidiary.

     (H) "Employee" shall mean any person who is a full-time Employee of the Company.

     (I) "Exercise" shall mean notice to the Company accompanied by payment to the Company of the Option Price for an Option.

     (J) "Grant" shall mean the official actions of the Board in awarding the Options.

     (K) "Non-Qualified Stock Option" shall mean an option granted by the board which does not qualify as an incentive stock option as defined in
          Section 422 of the Code.

     (L) "Option" shall mean a stock option granted pursuant to the Plan. One Option shall reflect the right to acquire one or more shares of stock of the Company.

     (M) "Option Agreement" shall mean the terms of a specific Option granted to an Employee.

     (N) "Option Price" shall mean the price at which the Option to purchase Shares may be exercised.

     (O) "Optioned Shares" shall mean shares upon which exercisable options have been granted.

     (P)  "Optionee" shall mean an Employee who receives an Option.

     (Q)  "Shares" shall mean the common stock of the Company.

     (R)  "Plan" shall mean this Employee Incentive Stock Option Plan.

3.   MAXIMUM NUMBER OF SHARES.

     Subject to the provisions of this Plan, the maximum aggregate number of shares which may be optioned and sold under the Plan is seventy-five thousand (75,000) Shares. Such shares may be authorized and unissued shares, treasury shares, or shares previously issued and reacquired by the Company. Any shares subject to Grant under the Plan which are terminated, expire, are forfeited or are canceled without having been exercised in full shall again be available for Grant under the Plan.

4.   ADMINISTRATION OF THE PLAN.

     The Plan shall be administered by the Board as follows:

     (A)  PROCEDURAL RULES.

          The Board may  appoint a Committee  consisting  of not less than three
(3) members of the Board to administer the Plan on behalf of the Board subject to such terms and conditions as the Board may prescribe. Once appointed, the Committee shall continue to serve until otherwise directed by the Board. From time to time, the Board may: increase the size of the Committee and appoint additional members thereof; remove members (with or without cause) and appoint new members in substitution therefor; fill vacancies however caused; and remove all members of the Committee and, thereafter, directly administer the Plan. A majority of the entire Committee shall constitute a quorum and the action of a majority of the members present at any meeting at which a quorum is present shall be deemed the action of the Committee.

          In addition, any decision or determination reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it has been made by the majority vote at a meeting duly called and held. The Committee may appoint a secretary to keep minutes of its meetings and may make such rules and regulations for the conduct of its business as it shall deem advisable.

          As hereinafter used in this Plan and in any Option granted hereunder, the term "Committee" shall refer to either the Committee or the Board if no Committee is then serving.

          No Employee receiving Options under the terms of the Plan shall be eligible to serve on the Committee.

     (B)  POWERS OF THE COMMITTEE.

          Subject to the provisions of this Plan, the Committee shall have authority:

          (I) to determine the fair market value of the shares covered by each Option, the Employees to whom and the time or times at which Options shall be granted and the number of Shares to be represented by each Option.

          (II) to interpret the Plan;

          (III) to prescribe, amend and rescind any rules and regulations relating to the Plan but not the Plan itself;

          (IV) to determine the terms and provision of each Option granted under the Plan (which need not be identical) and, with the consent of the holder thereof to modify or amend any Option;

          (V) to accelerate the exercise date of any Option;

          (VI) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Option previously granted by the Committee; and

          (VII) to make all other determinations deemed necessary or advisable for the administration of the Plan.

     (C)  EFFECT OF COMMITTEE'S DECISION.

          All decisions, determinations and interpretations of the Committee and/or the Board relating to this Plan shall be final and binding on all Optionees and any other holders of any Options granted under this Plan.

     (D)  BOARD RATIFICATION.

          No Option shall be granted until the Board ratifies the action of the Committee. The Board may modify or overrule any action taken by the Committee with respect to any Option.

5.   ELIGIBILITY.

     Options may be granted to Employees who are Employees at the time of Grant. No Employee who owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, its parent or subsidiary corporations shall be granted an Option except as provided in Section 9 hereof. An Employee who has been granted an Option may, if he or she is otherwise eligible, be granted an additional Option or Options.

6.   TERM OF PLAN.

     The Plan shall become effective upon its approval by vote of a majority of the shareholders of the Company, at an annual or special meeting of stockholders, and shall continue for a period of ten (10) years unless sooner terminated in accordance with the provisions of Section 13(b) hereof, provided that any Options issued within such term may be exercisable under Section 9 hereof after the Plan has terminated.

7.   TERM OF OPTION.

     Unless otherwise provided herein, or limited in the specific terms of the Option granted, the term of each Option granted under the Plan shall be ten (10) years (except as otherwise provided in Section 9 hereof) from the date of Grant thereof unless the Optionee has been discharged from his or her employment by the Company for Cause in which case the Option must be exercised no later than six (6) months following the date of such discharge.

8.   OPTION PRICE.

     The Option Price for Shares to be issued upon exercise of any Option granted under this Plan shall be determined by the Committee at or before the time of Grant, but in no event shall the Option Price be less than the fair market value of the Company's shares at the time of the Grant.

9.   ADDITIONAL RESTRICTIONS ON INCENTIVE STOCK OPTIONS.

     In addition to the limitations of Section 5, an Option granted to an Employee shall be subject to the following limitations:

     (A) If, for any calendar year, the sum of (i) plus (ii) exceeds $100,000.00 where (i) equals the fair market value (determined as of the date of the grant) of Shares subject to an Option which first becomes available for purchase during such calendar year and (ii) equals the fair market value (determined as of the date of Grant) of Shares subject to any other Options previously granted to the same Employee which first become exercisable in such calendar year, then that number of Shares optioned which causes the sum of (i) and (ii) to exceed $100,000.00 shall be deemed to be Shares optioned pursuant to a Non-Qualified Stock Option or No-Qualified Stock Options with the same terms as the Option; except as to such non-qualification;

     (B) The Option Price of an Option granted to an Employee who, at the time the Option is granted, owns Shares comprising more than 10% of the total combined voting power of all classes of stock of the Company shall not be less than 110% of the fair market value of a Share, and if an Option shall be granted at an Option Price that does not satisfy this requirement, the designated Option Price shall be observed and the Option shall be treated as a Non-Qualified Stock Option;

     (C) Notwithstanding the provisions of Section 7 hereof, the Option Period of an Option granted to an Employee who, at the time the Option is granted, owns Shares comprising more than 10% of the total combined voting power of all classes of stock of the Company, shall expire no later than the fifth anniversary of the date on which the Option was granted, and if an Option shall be granted for an Option Period that does not satisfy this requirement, the designated Option Period shall be observed and the Option shall be treated as a Non-Qualified Stock Option;

     (D) An Option that is exercised during its designated option period but more than:

          (I) six (6) months after the termination of employment with the Company, a parent or a subsidiary (other than on account of disability within the meaning of Section 22(e)(3) of the Code or death) of the Employee to whom it was granted; and

          (II) one (1) year after such individual's termination of employment with the Company, a parent or a subsidiary due to disability (within the meaning of Section 22(e)(3) of the Code);

          may be exercised in accordance with the terms but at the time of exercise shall be treated as a Non-Qualified Stock Option; and

     (E) Except with the prior written approval of the Committee, no individual shall dispose of Shares acquired pursuant to the exercise of an Option until after the late of (i) the second anniversary of the date on which the Option was granted, or (ii) the first anniversary of the date on which the Shares were acquired.

10.  PROCEDURE FOR EXERCISE OF OPTION.

     Any Option granted hereunder shall be exercisable at such times and under such conditions as shall be permissible under the terms of this Plan and of the Option Agreement granted to an Optionee.

     An Option may not be exercised for fractional Shares.

     An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the Optionee and full payment for the Shares with respect to which the Option is exercised has been received by the

Company. Until shares are registered in the name of the Optionee (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to Optioned Shares notwithstanding the exercise of the Option. No adjustment will be made for a dividend or other rights for which the record date is prior to the date the stock certificates are issued except as provided in Section 12 of this Plan. The Committee, in its sole discretion, shall determine, at the time an Option is granted to an Employee, the date or dates upon which all or a portion of the Option shall vest and become exercisable and such date or dates shall constitute the Option's vesting schedule' provided, however, that each Option granted hereunder shall automatically become 100% vested and fully exercisable in the event of an Option holder's death, disability or retirement or in the event of a Change in Control.

11.  NON-TRANSFERABILITY OF OPTIONS.

     An Option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution to any person and may be exercised only by the Optionee during the lifetime of such Optionee.

12.  ADJUSTMENTS UPON CHANGES IN CAPITALIZATION.

     If all or any portion of an Option is exercised subsequent to any stock dividend, split-up, recapitalization, combination or exchange of shares, merger, consolidation, acquisition of property or stock, separation, reorganization, or other similar change or transaction of or by the Company following the Grant of the Option as a result of which Shares of any class shall be issued in respect of outstanding Shares of the class covered by Options hereunder or Shares of the class covered by Options hereunder shall be changed into the same or a different number of Shares of the same or another class or classes, the Optionee shall receive, for the aggregate Option Price payable upon such exercise of the Option, the aggregate number and class of shares equal to the number and class of Shares he or she would have had on the date of exercise had the Shares been purchased for the same aggregate price on the date the Option was granted and had not been disposed of, taking into consideration any such stock dividend, split-up, recapitalization, combination or exchange of shares, merger, consolidation, transaction; provided however, that no fractional Share shall be issued upon any such exercise, and the aggregate price paid shall be appropriately reduced on account of any fractional Share not issued.

     In the event of any such change in the Shares, the aggregate number and class of Shares remaining available under the Plan shall be equal to the number and class of Shares which a person to whom an Option for all remaining available Shares had been granted on the date preceding such change, would be entitled to receive as provided in this Section 11.

13.  CONSOLIDATION, MERGER OR REORGANIZATION OF COMPANY.

     (A) In the event of any merger, consolidation, or other business reorganization in which the Company is not the surviving entity, any Options granted under the Plan which remain outstanding, whether or not exercisable, may be canceled as of the effective date of such merger, consolidation, business reorganization, liquidation or sale by the board upon 30 days' written notice to the Option holder; provided, however, that on or as soon as practicable following the date of cancellation, each Option holder shall receive a monetary payment in such amount, or other property of such kind and value, as the board determines in good faith to be equivalent in value to the Options that have been canceled.

     (B) In the event that the Company shall declare and pay any dividend with respect to Shares (other than a dividend payable in Shares) which results in a nontaxable return of capital to the holders of Shares for federal income tax purposes or otherwise than by dividend makes distribution of property to the holders of its Shares, the company shall, in the discretion of the Compensation Committee, either:

          (I) make an equivalent payment to each person holding an outstanding Option as of the record date for such dividend. Such payment shall be made at substantially the same time, in substantially the same form and in substantially the same amount per optioned Share as the dividend or other distribution paid with respect to outstanding Shares; provided, however, that if any dividends or distribution on outstanding Shares is paid in property other than cash, the Company, in the Compensation Committee's discretion, may make such payment in a cash amount per optioned Share equal in fair market value to the fair market value of the no-cash dividend or distribution; or

          (II) adjust the Option Price of each outstanding Option in such manner as the Compensation Committee may determine to be appropriate to equitably reflect the payment of the dividend; or

          (III)take the action described in subsection (c)(i) of this Section with respect to certain outstanding Options and the action described in Sub-Section (c)(ii) of this Section with respect to the remaining outstanding Options.

14.  TIME OF GRANTING OPTIONS.

     The date of Grant of an Option under the Plan shall, for all purposes, be the date on which the Board approves the Committee's decision to grant such Option. Notice of the determination shall be given to each Employee to whom an Option is so granted within a reasonable time after the date of such grant.

15.  AMENDMENT AND TERMINATION OF THE PLAN.

     (A)  AMENDMENT.

          The Board, without further approval of the stockholders of the Company, may amend the Plan from time to time in such respects as the Board may deem advisable; provided, however, that no amendment shall become effective (until approval of the stockholders) which:

          (I) increases (except in accordance with Sections 3 and 11 of the Plan), the maximum number of Shares for which Options may be granted under the Plan; or

          (II) changes the standard of eligibility prescribed by Section 5 of the Plan.

          (III) increases the term of the Plan or the term of the Option as prescribed in Sections 6 and 7 of the Plan.

          (IV)  changes  the  provisions  as to Option  Price as  prescribed  in
Section 8 of the Plan.

          (V) changes the provisions of Section 11 of the Plan.

          (VI) would cause the Plan to be disqualified as an Incentive Stock Option Plan as defined in Section 422 of the Code.

     (B)  TERMINATION.

          The Board, without further approval of the stockholders, may at any time terminate the Plan.

     (C)  EFFECT OF AMENDMENT OR TERMINATION.

          Any such amendment or termination of the Plan shall not affect Options already granted and such Options shall remain in full force and effect as if this Plan had not been amended or terminated.

16.  CONDITIONS UPON ISSUANCE OF SHARES.

     Shares shall not be issued with respect to an Option granted under the Plan unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

17.  RESERVATION OF SHARES.

     The Company, during the term of this Plan, will at all times reserve and keep available, the number of Shares as shall be sufficient to satisfy the requirements of the Plan.

     Inability of the Company to obtain from any regulatory body having jurisdictional authority deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder shall relieve the Company of any liability in respect of the non-issuance or sale of such Shares as to which such requisite authority shall not have been obtained.

18.  TAX MATTERS.

     The Company intends for Options granted under the terms of this Plan (unless otherwise specifically provided herein) to qualify as an Incentive Stock Option within the meaning of Section 422 of the Code, provided, however, the Company shall make no warranty to any Employee as to the tax effect of a Grant or Exercise of any Option hereunder.

19.  APPLICABLE LAW.

     This Plan shall be interpreted in accordance with the laws of the Commonwealth of Virginia.

                                                                      APPENDIX B

                                THE HERITAGE BANK

                       OUTSIDE DIRECTORS STOCK OPTION PLAN

         1.       PURPOSE OF THE PLAN.

                  The purposes of this Outside Directors Stock Option Plan are to attract and retain the best available personnel as members of the Board of Directors of The Heritage Bank, to provide additional incentive to Outside Directors of The Heritage Bank, and to promote the success of The Heritage Bank.

         2.       DEFINITIONS.

                  As used herein, the following definitions shall apply:

                  (A)  "Board" shall mean the Board of Directors of the Company.

                  (B) "Change in Control" shall mean any of the following events:

                       (I) the occurrence of any event upon which any "person" (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), other than (A) a trustee or other fiduciary holding securities under an employee benefit plan maintained for the benefit of employees of the Company; (B) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company; or (C) any group constituting a person in which employees of the Company are substantial members, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities issued by the Company representing 20% or more of the combined voting power of all of the Company's then outstanding securities, for any securities purchased by the Company's employee stock ownership plan and trust; and

                       (II) the   occurrence   of  any  event   upon  which  the
                            individuals who on the date the Plan is adopted are members of the Board, together with individuals whose election by the Board or nomination for election by the Company's stockholders was approved by the affirmative vote of at least three-quarters of the members of the Board then in office who were either members of the Board on the date this Plan is adopted or whose nomination or election was previously so approved, cease for any reason to constitute a majority of the members of the Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

                       (III) the shareholders of the Company approve either:

                              (AA)a merger or  consolidation of the Company with
                                  any other corporation, other than a merger or consolidation following which both of the following conditions are satisfied:

                                  (1) either (i) the members of the Board of the
                                      Company  immediately  prior to such merger
                                      or  consolidation  constitute  at  least a
                                      majority of the  members of the  governing
                                      body  of the  institution  resulting  from
                                      such merger or consolidation;  or (ii) the
                                      shareholders of the Company own securities
                                      of the  institution  resulting  from  such
                                      merger or  consolidation  representing 80%
                                      or more of the  combined  voting  power of
                                      all  such   securities  of  the  resulting
                                      institution     then     outstanding    in
                                      substantially   the  same  proportions  as
                                      their ownership of voting securities of the Company immediately before such merger or consolidation; and

                                  (2) the entity which  results from such merger
                                      or   consolidation   expressly  agrees  in
                                      writing   to  assume   and   perform   the
                                      Company's obligations under the Plan; or

                              (BB)a plan of complete  liquidation of the Company
                                  or an agreement for the sale or disposition by the company of all or substantially all of its assets; and

                       (IV) the occurrence of an event which would require the Company to report a response to Item 1(a) of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Exchange Act of 1934;

                       (V) the occurrence of an event which would result in a Change in Control of the Company within the meaning of the Home Owners' Loan Act of 1933 and the Rules and Regulations promulgated by the Federal Reserve Board ("FRB"), as in effect on the date hereof (provided that in applying the definition of change in control as set forth in the rules and regulations of the FRB, the Board shall substitute its judgment for that of the FRB).

               (C) "Code" shall mean the Internal Revenue Code of 1986, as amended.

               (D)  "Common Stock" shall mean common stock of the Company.

               (E) "Committee" shall mean the Outside Directors Stock Option Committee.

               (F)  "Company" shall mean:

                    (I) The Heritage Bank, so long as The Heritage Bank is not a wholly owned subsidiary of a parent holding company; and

                    (II) the  parent  holding  company  which  wholly  owns  The
                         Heritage Bank from and after the date upon which The Heritage Bank becomes a wholly owned subsidiary.

               (G) "Employee" shall mean any person who is a full-time Employee of the Company.

               (H) "Exercise" shall mean notice to the Company accompanied by payment to the Company of the Option Price for an Option.

               (I) "Grant" shall mean the official actions of the Board in awarding the Options.

               (J) "Option" shall mean a stock option granted pursuant to the Plan. One Option shall reflect the right to acquire one or more shares of stock of the Company.

               (K) "Option Agreement" shall mean the terms of a specific Option granted to an Outside Director.

               (L) "Option Price" shall mean the price at which the Option to purchase Shares may be exercised.

               (M) "Optioned Shares" shall mean shares upon which exercisable options have been granted.

               (N) "Optionee" shall mean an Outside Director who receives an Option.

               (O) "Outside Director" shall mean a member of the Board who is not an Employee.

               (P)  "Shares" shall mean the common stock of the Company.

               (Q)  "Plan" shall mean this Outside Directors Stock Option Plan.

          3.   MAXIMUM NUMBER OF SHARES.

               Subject to the provisions of this Plan, the maximum aggregate number of shares which may be optioned and sold under the Plan is seventy-five thousand (75,000) Shares. Such shares may be authorized and unissued shares, treasury shares, or shares previously issued and reacquired by the Company. Any shares subject to Grant under the Plan which are terminated, expire, are forfeited or are canceled without having been exercised in full, shall again be available for Grant under the Plan.

          4.   ADMINISTRATION OF THE PLAN.

               The Plan shall be administered by the Board as follows:

               (A)  PROCEDURAL RULES.

               The Board may appoint a Committee consisting of three (3) members to administer the Plan on behalf of the Board subject to such terms and conditions as the Board may prescribe. One member of the Committee shall be an Employee who is not an Outside Director, one member shall be an Outside Director and one member shall be a stockholder who is neither an Employee or an Outside Director. Once appointed, the Committee shall continue to serve until otherwise directed by the Board. From time to time, the Board may remove members (with or without cause) and appoint new members in substitution therefor and fill vacancies however caused. A majority of the entire Committee shall constitute a quorum and the action of a majority of the members present at any meeting at which a quorum is present shall be deemed the action of the Committee.

               In addition, any decision or determination reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it has been made by the majority vote at a meeting duly called and held. The Committee may appoint a secretary to keep minutes of its meetings and may make such rules and regulations for the conduct of its business as it shall deem advisable.

               As hereinafter used in this Plan and in any Option granted hereunder, the term "Committee" shall refer to either the Committee, or the Board if no Committee is then serving.

               (B) POWERS OF THE COMMITTEE.


                    Subject to the provisions of this Plan, the Committee shall have authority:

                    (I) to determine the fair market value of the shares covered by each Option, the Outside Directors to whom and the time or times at which Options shall be granted, and the number of Shares to be represented by each Option.

                    (II) to interpret the Plan;

                    (III)  to  prescribe,   amend  and  rescind  any  rules  and
                    regulations relating to the Plan, but not the Plan itself;

                    (IV) to determine the terms and provision of each Option granted under the Plan (which need not be identical) and, with the consent of the holder thereof, to modify or amend any Option;

                    (V) to accelerate the exercise date of any Option;

                    (VI) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Option previously granted by the Committee; and

                    (VII) to make all other determinations deemed necessary or advisable for the administration of the Plan.

               (C)  EFFECT OF COMMITTEE'S DECISION.

                    All decisions, determinations and interpretations of the Committee and/or the Board relating to this Plan shall be final and binding on all Optionees and any other holders of any Options granted under this Plan.

               (D)  BOARD RATIFICATION.

                    No Option shall be granted until the Board ratifies the action of the Committee. The Board may modify or overrule any action taken by the Committee with respect to any Option.

          5.   ELIGIBILITY.

               Options may be granted to members of the Board who are Outside Directors. An Outside Director who has been granted an Option may, if he or she is otherwise eligible, be granted an additional Option or Options.

          6.   TERM OF PLAN.

               The Plan shall become effective upon its approval by vote of a majority of the shareholders of the Company, at a regularly held stockholders meeting, and shall continue for a period of ten (10) years unless sooner terminated in accordance with the provisions of Section 13(b) hereof, provided that any Options issued within such term may be exercisable under Section 9 hereof after the Plan has terminated.

          7.   TERM OF OPTION.

               Unless otherwise provided or limited in the specific terms of the Option granted, the term of each Option granted under the Plan shall be ten (10) years from the date of Grant thereof, provided that, if a Director resigns or is removed from the Board, all of the Director's Stock Options must be exercised within sixty (60) days of his or her departure from the Board.

          8.   OPTION PRICE.

               The Option Price for Shares to be issued upon exercise of any Option granted under this Plan shall be determined by the Committee at or before the time of Grant, but in no event shall the Option Price be less than the fair market value of the Company's Stock at the time of the Grant.

          9.   PROCEDURE FOR EXERCISE OF OPTION.

               Any Option granted hereunder shall be exercisable at such times and under such conditions as shall be permissible under the terms of this Plan and of the Option Agreement granted to an Optionee.

               An Option may not be exercised for fractional Shares.

               An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the Optionee and full payment for the Shares with respect to which the Option is exercised has been received by the Company. Until the issuance of the stock certificates (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to Optioned Shares notwithstanding the exercise of the Option. No adjustment will be made for a dividend or other rights for which the record date is prior to the date the stock certificates are issued except as provided in
Section 11 of this Plan. The Committee, in its sole discretion, shall determine, at the time an Option is granted to an Employee, the date or dates upon which all or a portion of the Option shall vest and become exercisable and such date or dates shall constitute the Option's vesting schedule provided, however, that each Option granted hereunder shall automatically become 100% vested and fully exercisable in the event of an Option holder's death, disability, retirement or in the event of a Change in Control.

          10.  NON-TRANSFERABILITY OF OPTIONS.

               An Option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution to any person and may be exercised only by the Optionee during the lifetime of such Optionee.

          11.  ADJUSTMENTS UPON CHANGES IN CAPITALIZATION.

               If all or any portion of an Option is exercised subsequent to any stock dividend, split-up, recapitalization, combination or exchange of shares, merger, consolidation, acquisition of property or stock, separation, reorganization, or other similar change or transaction of or by the Company following the Grant of the Option as a result of which Shares of any class shall be issued in respect of outstanding Shares of the class covered by Options hereunder, or Shares of the class covered by Options hereunder shall be changed into the same or a different number of Shares of the same or another class or classes, the Optionee shall receive, for the aggregate Option Price payable upon such exercise of the Option, the aggregate number and class of shares equal to the number and class of Shares he or she would have had on the date of exercise had the Shares been purchased for the same aggregate price on the date the Option was granted and had not been disposed of, taking into consideration any such stock dividend, split-up, recapitalization, combination or exchange of shares, merger, consolidation, transaction; provided however, that no fractional Share shall be issued upon any such exercise, and the aggregate price paid shall be appropriately reduced on account of any fractional Share not issued.

               In the event of any such change in the Shares, the aggregate number and class of Shares remaining available under the Plan shall be equal to the number and class of Shares which a person to whom an Option for all remaining available Shares had been granted on the date preceding such change, would be entitled to receive as provided in this Section 11.

          12.  CONSOLIDATION, MERGER OR REORGANIZATION OF COMPANY.

               (A) In the event of any merger, consolidation, or other business reorganization in which the Company is not the surviving entity, any Options granted under the Plan which remain outstanding, whether or not exercisable, may be canceled as of the effective date of such merger, consolidation, business reorganization, liquidation or sale by the Board upon 30 days' written notice to the Option holder; provided, however, that on or as soon as practicable following the date of cancellation, each Option holder shall receive a monetary payment in such amount, or other property of such kind and value, as the Board determines in good faith to be equivalent in value to the Options that have been canceled.

               (B) In the event that the Company shall declare and pay any dividend with respect to Shares (other than a dividend payable in Shares) which results in a nontaxable return of capital to the holders of Shares for federal income tax purposes or otherwise than by dividend makes distribution of property to the holders of its Shares, the company shall, in the discretion of the Compensation Committee, either:

                    (I) make an equivalent payment to each person holding an outstanding

                         Option as of the record date for such dividend. Such payment shall be made at substantially the same time, in substantially the same form and in substantially the same amount per optioned Share as the dividend or other distribution paid with respect to outstanding Shares; provided, however, that if any dividends or distribution on outstanding Shares is paid in property other than cash, the Company, in the Compensation Committee's discretion, may make such payment in a cash amount per optioned Share equal in fair market value to the fair market value of the no-cash dividend or distribution; or

                    (II) adjust the Option Price of each  outstanding  Option in such manner as the Compensation Committee may determine to be appropriate to equitably reflect the payment of the dividend; or

                    (III)take the action described in subsection  (c)(i) of this
                         Section with respect to certain outstanding Options and the action described in Sub-Section (c)(ii) of this Section with respect to the remaining outstanding Options.

          13.  TIME OF GRANTING OPTIONS.

               The date of Grant of an Option under the Plan shall, for all purposes, be the date on which the Board approves the Committee's decision to grant such Option. Notice of the determination shall be given to each Outside Director to whom an Option is so granted within a reasonable time after the date of such grant.

          14.  AMENDMENT AND TERMINATION OF THE PLAN.

               (A)  AMENDMENT.

                    The Board, without further approval of the stockholders of the Company, may amend the Plan from time to time in such respects as the Board may deem advisable; provided, however, that no amendment shall become effective (until approval of the stockholders) which:

                    (I) increases (except in accordance with Sections 3 and 11 of the Plan), the maximum number of Shares for which Options may be granted under the Plan; or

                    (II)  changes the  standard  of  eligibility  prescribed  by
                    Section 5 of the Plan.

                    (III) increases the term of the Plan or the term of the Option as prescribed in Sections 6 and 7 of the Plan.

                    (IV) changes the provisions as to Option Price as prescribed in Section 8 of the Plan.

                    (V) changes the provisions of Section 11 of the Plan.

               (B)  TERMINATION.

                    The Board, without further approval of the stockholders, may at any time terminate the Plan.

               (C)  EFFECT OF AMENDMENT OR TERMINATION.

                    Any such amendment or termination of the Plan shall not affect Options already granted and such Options shall remain in full force and effect as if this Plan had not been amended or terminated.

          14.  CONDITIONS UPON ISSUANCE OF SHARES.

               Shares shall not be issued with respect to an Option granted under the Plan unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

          15.  RESERVATION OF SHARES.

               The Company, during the term of this Plan, will at all times reserve and keep available, the number of Shares as shall be sufficient to satisfy the requirements of the Plan.

               Inability of the Company to obtain from any regulatory body having jurisdictional authority deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder shall relieve the Company of any liability in respect of the non-issuance or sale of such Shares as to which such requisite authority shall not have been obtained.

          16.  TAX MATTERS.

               The Company has determined that Options granted under the terms of this Plan will not qualify as an Incentive Stock Option within the meaning of
Section 422 of the Code.

          17.  APPLICABLE LAW.

               This Plan shall be interpreted in accordance with the laws of the Commonwealth of Virginia.

                                                                      APPENDIX C


================================================================================

                      AGREEMENT AND PLAN OF REORGANIZATION

                                 BY AND BETWEEN

                                THE HERITAGE BANK

                                       AND

                             HERITAGE BANCORP, INC.

                            DATED AS OF JUNE 30, 1998

================================================================================

                      AGREEMENT AND PLAN OF REORGANIZATION

                          Pursuant to Section 13.1-717
                             of the Code of Virginia

     This AGREEMENT AND PLAN OF REORGANIZATION (the "Plan"), dated as of June 30, 1998, is made by and among THE HERITAGE BANK, a stock commercial bank organized and existing under the laws of the Commonwealth of Virginia and having an office at 1313 Dolly Madison Blvd., McLean, Virginia 22101 ("Heritage" or the "Bank") and HERITAGE BANCORP, INC., a corporation organized and existing under the laws of the Commonwealth of Virginia and having an office at 1313 Dolly Madison Blvd., McLean, Virginia 22101 (the "Bancorp"). This Plan constitutes the plan of acquisition between the Bank and Bancorp for purposes of Section 13.1-717 of the Code of Virginia.


                              W I T N E S S E T H:

     WHEREAS, as of the date of this Agreement, the authorized capital stock of Heritage consists of 10,000,000 shares are common stock of par value of $1.00 per share (the "Bank Common Stock"), of which 2,293,617 shares are issued and outstanding.

     WHEREAS, Bancorp is a business corporation, having been incorporated on June 30, 1998 pursuant to Articles of Incorporation filed with the Secretary of the Commonwealth of the Commonwealth of Virginia. The name and address of the registered agent is Edmond L. Walton, Jr., 6862 Elm Street, Suite 400 P.O. Box EE, McLean, Fairfax County, Virginia 22101. As of the date of this Agreement, the authorized capital stock of Bancorp consists of 10,000,000 shares are common stock, no par value per share ("Bancorp Common Stock"), of which 100 shares are issued and outstanding to Heritage.

     WHEREAS, the parties are entering into this Plan in order to set forth the terms and conditions pursuant to which Bancorp will acquire all of the issued and outstanding shares of Bank Common Stock in exchange for shares of Bancorp Common Stock pursuant to the provisions of Section 13.1-717 of the Code of Virginia and of this Plan. This Plan has been adopted and approved by a vote of at least a majority of all the members of the Board of Directors of the Bank, and by a vote of at least a majority of all the members of the Board of Directors of Bancorp. The officers of the Bank and of Bancorp whose respective signatures appear below have been duly authorized to execute and deliver this Plan.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, the Bank and Bancorp hereto do hereby agree as follows:

                                    SECTION 1

                           APPROVAL AND FILING OF PLAN
                           ---------------------------

     1.1 This Plan shall be submitted for approval by the holders of Bank Common Stock at a meeting to be duly called and held in accordance with the Bylaws of the Bank and all applicable laws and regulations. Notice of such meeting shall be mailed directly to all stockholders in accordance with Section 13.1-658 of the Code of Virginia.

     1.2 Subject to the approval of this Plan by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Bank Common Stock as required by law, the Bank and Bancorp shall submit this Plan to the State Corporation Commission of the Commonwealth of Virginia (the "Commission") for its approval and filing in accordance with the provisions of Section 13.1-604 of the Code of Virginia. This Plan shall be accompanied by such certificates of the respective officers of the Bank and Bancorp as may be required by law and a written request from the Bank that this Plan not be filed by the Commission until such future time as the Commission shall have received from the Bank and Bancorp the written notice described in Section 2 hereof.

     1.3 If the requisite approval of this Plan is obtained at the meeting of holders of Bank Common Stock referred to in Subsection 1.1 hereof, thereafter and until the Effective Time, as hereinafter defined, the Bank shall issue certificates for Bank Common Stock, whether upon transfer or otherwise, only if such certificates bear a legend indicating that this Plan has been approved and that shares of Bank Common Stock evidenced by such certificates are subject to the acquisition by Bancorp pursuant to this Plan.


                                    SECTION 2

                          DEFINITION OF EFFECTIVE TIME
                          ----------------------------

     The transactions contemplated by this Plan shall become effective at 12:01 A.M. on the first business day following the date on which this Plan is duly filed with the Commission in accordance with the provisions of Section 13.1-606 the Code of Virginia, which filing shall be preceded by written notice to the Commission from the Bank and Bancorp advising the Commission that (i) all the conditions precedent to this Plan becoming effective specified in Section 5 hereof, other than the condition described in Subsection 5.2, have been satisfied and (ii) the Plan has not been terminated by the Bank or Bancorp in accordance with the provisions of Section 6 hereof. Such time is hereinafter referred to as the "Effective Time."

                                    SECTION 3

                          ACTIONS AT THE EFFECTIVE TIME
                          -----------------------------

     3.1 At the Effective Time, Bancorp shall, without any further action on its part or on the part of the holders of Bank Common Stock, automatically and by operation of law acquire and become the owner for all purposes of all shares of Bank Common Stock issued and outstanding immediately prior to the Effective Time, and Bancorp shall be entitled to have issued to it by the Bank a certificate or certificates representing such shares. Thereafter, Bancorp shall have full and exclusive power to vote such shares of Bank Common Stock, to receive dividends thereon and to exercise all rights of an owner thereof.

     3.2 At the Effective Time, any shares of Bancorp Common Stock which may have been previously issued and are outstanding immediately prior to the Effective Time shall be redeemed and retired and shall thereafter constitute authorized and unissued shares of Bancorp Common Stock.

     3.3 At the Effective Time, the holders of the shares of Bank Common Stock issued and outstanding immediately prior to the Effective Time shall, without any further action on their part or on the part of Bancorp, automatically and by operation of law cease to own such shares and shall instead become owners of one share of Bancorp Common Stock for each share of Bank Common Stock held by them immediately prior to the Effective Time. Thereafter, such persons shall have full and exclusive power to vote such shares of Bancorp Common Stock, to receive dividends thereon, except as otherwise provided herein, and to exercise all rights of an owner thereof.

     3.4 At the Effective Time, all previously issued and outstanding certificates representing shares of Bank Common Stock shall automatically and by operation of law cease to represent shares of Bank Common Stock or any interest therein and each certificate shall instead represent the ownership by the holder thereof of an equal number of shares of Bancorp Common Stock. No holder of a certificate shall be entitled to vote the shares of Bank Common Stock formerly represented by such certificate, or to receive dividends thereon, or to exercise any other rights of ownership in respect thereof.

     3.5 Notwithstanding any of the foregoing, any Dissenting Stockholder, as such term is defined in Subsection 7.1 hereof, shall have such rights as are provided by Subsection 7.2 hereof and by the laws of the Commonwealth of Virginia.

                                    SECTION 4

                        ACTIONS AFTER THE EFFECTIVE TIME
                        --------------------------------

     In connection with the exchange of the issued and outstanding shares of Bank Common Stock for shares of Bancorp Common Stock, it shall not be necessary for non-Dissenting Stockholders, as such term is defined in Subsection 7.1 hereof, to exchange their existing certificates of Bank Common Stock for certificates of Bancorp Common Stock. At the Effective Time, non-Dissenting Stockholders shall automatically become holders of Bancorp Common Stock, and their stock certificates shall automatically represent the same number and type of shares of Bancorp Common Stock. After the Effective Time, as outstanding certificates of Bank Common Stock are presented for transfer or, upon the request of any holder of certificates of Bancorp Common Stock, new certificates of Bancorp shall be issued by the registrar and transfer agent for Bank Common Stock. Any certificate presented for transfer to a name other than that in which the surrendered certificate is registered must be properly endorsed and otherwise in proper form for transfer and accompanied by evidence of payment of any applicable stock transfer or other taxes.


                                    SECTION 5

                              CONDITIONS PRECEDENT
                              --------------------

     This Plan and the transactions provided for herein shall not become effective unless all of the following shall have occurred:

     5.1 This Plan and the transactions contemplated hereby shall have been approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Bank Common Stock at a meeting of such stockholders duly called and held for such purpose in accordance with the Bylaws of the Bank and all applicable laws and regulations.

     5.2 Bancorp shall have filed Articles of Share Exchange with the Commission and the Commission shall have issued a Certificate of Share Exchange, all as provided in Section 13.1-720 of the Code of Virginia.

     5.3  Bancorp  shall have filed an  Application  for  Permission  to Acquire
Voting Shares of a Virginia Financial Institution in accordance with Section 6.1-383.1 of the Code of Virginia with the Bureau of Financial Institutions of the Commonwealth of Virginia (the "Bureau") and the Bureau shall not have objected to the parties consummation of the transactions contemplated hereby within sixty days after the date of the Bureau's receipt of such application or, within such shorter period if the Bureau issues notice of its intent not to disapprove the application.

     5.4 Bancorp shall have provided notice of this Plan to the Federal Reserve Bank of Richmond (the "Reserve Bank") in accordance with 12 C.F.R. Section
225.15 and the Reserve Bank shall not have objected to the parties' consummation of the transactions contemplated hereby within thirty days after the date of the Reserve Bank's receipt of such notice or, alternatively, the

Reserve Bank or the Board of Governors of the Federal Reserve System, acting pursuant to Section 3(a)(1) of the Bank Holding Company Act of 1956, as amended, shall have approved an application of Bancorp to become a bank holding company upon the consummation of the transactions contemplated by this Plan and a period of thirty days shall have elapsed after the date of such approval.

     5.5 The Bank shall have received a favorable opinion from its counsel, satisfactory in form and substance to the Bank, with respect to the federal income tax consequences of this Plan and the transactions contemplated hereby, to the effect that:

     (a) No gain or loss will be recognized by stockholders of Heritage upon the transfer of their shares of Bank Common Stock to Bancorp solely in exchange for shares of Bancorp Common Stock;

     (b) No gain or loss will be recognized by Bancorp upon its receipt of shares of Bank Common Stock in exchange for shares of Bancorp Common Stock;

     (c) The aggregate basis of the shares of Bancorp Common Stock to be received by each stockholder of Heritage will be the same as the aggregate basis of the shares of Bank Common Stock exchanged therefor; and

     (d) The holding period of the shares of Bancorp Common Stock to be received by each stockholder of Heritage in the transaction will include the holding period of the shares of Bank Common Stock exchanged therefor; provided, that such stockholder held such shares of Bank Common Stock as a capital asset at the Effective Time.

     5.6 To the extent legally required, the shares of Bancorp Common Stock to be issued to the holders of Bank Common Stock pursuant to this Plan shall have been registered or qualified for such issuance under the Securities Act of 1933, as amended, and all applicable state securities laws.

     5.7 The Bank and Bancorp shall have obtained all other consents, permissions and approvals and taken all actions required by law and agreement, or otherwise deemed necessary or appropriate by the Bank or Bancorp, prior to the consummation of the transactions provided for by this Plan and Bancorp's having and exercising all rights of ownership with respect to all of the outstanding shares of Bank Common Stock to be acquired by it hereunder.


                                    SECTION 6

                               TERMINATION OF PLAN
                               -------------------

     6.1 This Plan may be terminated by either the Bank or Bancorp at any time before the Effective Time in the event that:

     (a) The number of shares of Bank Common Stock owned by Dissenting Stockholders, as defined in Subsection 7.1 hereof, shall make consummation of the transactions contemplated by this Plan inadvisable in the opinion of the Bank or Bancorp;

     (b) Any action, suit, proceeding or claim has been instituted, made or threatened relating to this Plan which shall make consummation of the transactions contemplated by this Plan inadvisable in the opinion of the Bank or Bancorp; or

     (c) For any other reason consummation of the transactions contemplated by this Plan is inadvisable in the opinion of the Bank or Bancorp.

     Such termination shall be effected by written notice by either the Bank or Bancorp to the other of them, and shall be authorized or approved by the Board of Directors of the party giving such notice. Upon the giving of such notice, this Plan shall be terminated and shall be of no further force or effect and there shall be no liability hereunder or on account of such termination on the part of the Bank or Bancorp or the Directors, officers, employees, agents or stockholders of either of them. In the event of such termination of this Plan, the Bank shall pay the fees and expenses incurred by itself and Bancorp in connection with this Plan and the proposed transactions contemplated hereby. If either party hereto gives written notice of termination to the other party pursuant to this Section 6, the party giving such written notice shall simultaneously furnish a copy thereof to the Commission.


                                    SECTION 7

                        RIGHTS OF DISSENTING STOCKHOLDERS
                        ---------------------------------

     7.1 The term "Dissenting Stockholders" shall mean those holders of Bank Common Stock who file with the Bank before the taking of the vote on this Plan written objection to this Plan, pursuant to Section 13.1-731 of the Code of Virginia, stating that they intend to demand payment for their shares of Bank Common Stock if this Plan is consummated and whose shares are not voted in favor of this Plan.

     7.2 Dissenting Stockholders who comply with the provisions of Sections 29 through 32, inclusive, of Chapter 13 of the Code of Virginia and all other applicable provisions of law shall be entitled to receive from the Bank payment of the fair value of their shares of Bank Common Stock upon surrender by such holders of the certificates which previously represented such shares of Bank
Common Stock. Certificates so obtained by the Bank, upon payment of the fair value of such shares as provided by law, shall be canceled. Shares of Bancorp Common Stock, to which Dissenting Stockholders would have been entitled had they not dissented, shall be deemed to constitute authorized and unissued shares of Bancorp Common Stock and may thereafter be issued or otherwise disposed of by Bancorp at the discretion of, and on such terms as may be fixed by, its Board of Directors.

                                    SECTION 8

                          STOCK BASED COMPENSATION PLAN
                          -----------------------------

     At the Effective Time, Bancorp shall adopt and assume sponsorship of The Heritage Bank Stock Option Plan in effect at the Effective Time, including all of the Bank's obligations with respect to any outstanding options, stock or restricted stock granted pursuant to such plans. All outstanding options to purchase Heritage common stock granted pursuant to any stock option plan of the Bank prior to the Reorganization will become options to purchase the same number of shares of Bancorp common stock with the same terms, conditions and exercise price as the original options granted, and all grants of restricted shares of Heritage common stock granted pursuant to any restricted stock plan of the Bank prior to the Reorganization will become grants of restricted shares of Bancorp common stock.


                                    SECTION 9

                                AMENDMENT OF PLAN
                                -----------------

     This Plan may be amended or modified at any time by mutual agreement of the Boards of Directors of Bancorp and the Bank (i) prior to its approval by the stockholders of the Bank, in any respect, and (ii) subsequent to such approval, in any respect, provided that the Commission shall approve of such amendment or modification.


                                   SECTION 10

                                  GOVERNING LAW
                                  -------------

     This Plan shall be construed under and governed by the laws of the Commonwealth of Virginia without giving effect to the principles of conflict of laws thereof.


                                   SECTION 11

                          NO THIRD PARTY BENEFICIARIES
                          ----------------------------

     Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto and their respective stockholders, or any of them, any rights, remedies, obligations or licenses under or by reason of this Plan.


                                   SECTION 12

                                    HEADINGS
                                    --------

     The  headings  of  sections   contained  herein  are  included  solely  for
convenience of reference. If there is any conflict between such headings and the text of the Plan, the text shall control.

                                   SECTION 13

                                  COUNTERPARTS
                                  ------------

     This Plan may be executed in one or more counterparts, each of which when duly executed shall be deemed an original, and such counterparts shall together constitute one and the same instrument.


                                   SECTION 14

                                  SEVERABILITY
                                  ------------

     If any provision of this Plan or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Plan and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.


                                   SECTION 15

                         GENERAL INTERPRETIVE PRINCIPLES
                         -------------------------------

     For purposes of this Plan, except as otherwise expressly provided or unless the context otherwise requires: (a) the terms defined in this Plan have the meanings assigned to them in this Plan and include the plural as well as the singular, and the words of any gender shall include each other gender where appropriate; (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;
(c) references herein to a "Section" or other subdivision without reference to a document are to the designated Section or other subdivision of this Plan; (d) the words "herein," "hereof," "hereto" and other words of similar import refer to this Plan as a whole and not to any particular provision; and (f) the term "include" or "including" shall mean without limitation by reason of enumeration.


                                   SECTION 16

                    ENTIRE AGREEMENT AND PARTIES IN INTEREST
                    ----------------------------------------

     This Plan, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to their subject matter. This Plan shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

                                   SECTION 17

                                     NOTICES
                                     -------

     Any notice, direction, request, demand, waiver or other communication required or permitted to be given under this Plan shall be in writing and shall be deemed to have been duly given if delivered personally or by telecopy, telex or similar mode of transmission or, if mailed, by certified mail, return receipt requested with first class postage prepaid, to the parties at the addresses listed below, or to such other address as any party may, by written notice, specify to the other parties:

             If to Heritage:
             ---------------

             The Heritage Bank
             1313 Dolley Madison Boulevard
             McLean, Virginia 22101

             Attention: John T. Rohrback, President and Chief Executive Officer

             If to Bancorp:
             --------------

             Heritage Bancorp, Inc.
             c/o The Heritage Bank
             1313 Dolley Madison Boulevard
             McLean, Virginia 22101

             Attention: John T. Rohrback, President and Chief Executive Officer

             With a copy to:
             ---------------

             Richard A. Schaberg, Esq.
             Thacher Proffitt & Wood
             1700 Pennsylvania Avenue, N.W., Suite 800
             Washington, D.C. 20005

     IN WITNESS WHEREOF, Heritage and Bancorp have each caused this Agreement and Plan of Reorganization to be executed on their behalf.

                                       THE HERITAGE BANK

                                       By: /s/ John T. Rohrback
                                          --------------------------------------
                                           John T. Rohrback
                                           President and Chief Executive Officer

Attest:


By: /s/ George K. Degnon
   -------------------------
      Secretary

                                       HERITAGE BANCORP, INC.

                                       By: /s/ John T. Rohrback
                                          --------------------------------------
                                           John T. Rohrback
                                           President and Chief Executive Officer

Attest:


By: /s/ George K. Degnon
   -------------------------
      Secretary

                                                                      APPENDIX D



CODE OF VIRGINIA
TITLE 13.1. CORPORATIONS.
CHAPTER 9. VIRGINIA STOCK CORPORATION ACT.
ARTICLE 15. DISSENTERS' RIGHTS.

s 13.1-729  Definitions.

In this article:

         "Corporation" means the issuer of the shares held by a dissenter before the corporate action, except that (i) with respect to a merger, "corporation" means the surviving domestic or foreign corporation or limited liability company by merger of that issuer, and (ii) with respect to a share exchange, "corporation" means the acquiring corporation by share exchange, rather than the issuer, if the plan of share exchange places the responsibility for dissenters' rights on the acquiring corporation.

         "Dissenter" means a shareholder who is entitled to dissent from corporate action under s 13.1-730 and who exercises that right when and in the manner required by ss 13.1-732 through 13.1-739.

         "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

         "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

         "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

         "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

         "Shareholder"   means  the  record   shareholder   or  the   beneficial
shareholder.

s 13.1-729  Definitions.

In this article:

         "Corporation" means the issuer of the shares held by a dissenter before the corporate action, except that (i) with respect to a merger, "corporation" means the surviving domestic or foreign corporation or limited liability company by merger of that issuer, and (ii) with respect to a share exchange, "corporation" means the acquiring corporation by share exchange, rather than the issuer, if the plan of share exchange places the responsibility for dissenters' rights on the acquiring corporation.

         "Dissenter" means a shareholder who is entitled to dissent from corporate action under s 13.1-730 and who exercises that right when and in the manner required by ss 13.1-732 through 13.1-739.

         "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

         "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

         "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

         "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

         "Shareholder"   means  the  record   shareholder   or  the   beneficial
shareholder.

s 13.1-730  Right to dissent.

         A. A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

         1. Consummation of a plan of merger to which the corporation is a party
(i) if shareholder approval is required for the merger by s 13.1-718 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under s 13.1-719;

         2. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

         3. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the shareholder was entitled to vote on the sale or exchange or if the sale or exchange was in furtherance of a dissolution on which the shareholder was entitled to vote, provided that such dissenter's rights shall not apply in the case of (i) a sale or exchange pursuant to court order, or (ii) a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

         4. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

         B. A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

         C. Notwithstanding any other provision of this article, with respect to a plan of merger or share exchange or a sale or exchange of property there shall be no right of dissent in favor of holders of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or on the National Association of Securities Dealers Automated Quotation System (NASDAQ) or (ii) held by at least 2,000 record shareholders, unless in either case:

         1. The articles of incorporation of the corporation issuing such shares provide otherwise;

         2. In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for such shares anything except:

         a. Cash;

         b. Shares or membership interests, or shares or membership interests and cash in lieu of fractional shares (i) of the surviving or acquiring corporation or limited liability company or (ii) of any other corporation or limited liability company which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or held of record by at least 2,000 record shareholders or members; or

         c. A combination of cash and shares or membership interests as set forth in subdivisions 2 a and 2 b of this subsection; or

        3. The transaction to be voted on is an "affiliated transaction" and is not approved by a majority of "disinterested directors" as such terms are defined in s 13.1-725.

         D. The right of a dissenting shareholder to obtain payment of the fair value of his shares shall terminate upon the occurrence of any one of the following events:

         1. The proposed corporate action is abandoned or rescinded;

         2. A court having jurisdiction permanently enjoins or sets aside the corporate action; or

         3. His demand for payment is withdrawn with the written consent of the corporation.

s 13.1-731  Dissent by nominees and beneficial owners.

         A. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

         B. A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

         1. He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

         2. He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

s 13.1-732  Notice of dissenters' rights.

         A. If proposed corporate action creating dissenters' rights under s 13.1- 730 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

         B. If corporate action creating dissenters' rights under s 13.1-730 is taken without a vote of shareholders, the corporation, during the ten-day period after the effectuation of such corporate action, shall notify in writing all record shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in s 13.1-734.

s 13.1-733  Notice of intent to demand payment.

         A. If proposed corporate action creating dissenters' rights under s 13.1- 730 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (i) shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (ii) shall not vote such shares in favor of the proposed action.

         B. A shareholder who does not satisfy the requirements of subsection A of this section is not entitled to payment for his shares under this article.

s 13.1-734  Dissenters' notice.

         A. If proposed corporate action creating dissenters' rights under s 13.1- 730 is authorized at a shareholders' meeting, the corporation, during the ten- day period after the effectuation of such corporate action, shall deliver a dissenters' notice in writing to all shareholders who satisfied the requirements of s 13.1-733.

         B. The dissenters' notice shall:

         1. State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;

         2. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

         3. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before or after that date;

         4. Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date of delivery of the dissenters' notice; and

         5. Be accompanied by a copy of this article.

s 13.1-735  Duty to demand payment.

         A. A shareholder sent a dissenters' notice described in s 13.1-734 shall demand payment, certify that he acquired beneficial ownership of the shares before or after the date required to be set forth in the dissenters' notice pursuant to subdivision 3 of subsection B of s 13.1-734, and, in the case of certificated shares, deposit his certificates in accordance with the terms of the notice.

         B. The shareholder who deposits his shares pursuant to subsection A of this section retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action.

         C. A shareholder who does not demand payment and deposits his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

s 13.1-736  Share restrictions.

         A. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received.

         B. The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action.

s 13.1-737  Payment.

         A. Except as provided in s 13.1-738, within thirty days after receipt of a payment demand made pursuant to s 13.1-735, the corporation shall pay the dissenter the amount the corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the corporation under this paragraph may be enforced (i) by the circuit court in the city or county where the corporation's principal office is located, or, if none in this Commonwealth, where its registered office is located or (ii) at the election of any dissenter residing or having its principal office in the Commonwealth, by the circuit court in the city or county where the dissenter resides or has its principal office. The court shall dispose of the complaint on an expedited basis.

         B. The payment shall be accompanied by:

         1. The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the effective date of the corporate action creating dissenters' rights, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

         2. An explanation of how the corporation estimated the fair value of the shares and of how the interest was calculated;

         3. A statement of the dissenters' right to demand payment under s 13.1-739; and

         4. A copy of this article.

s 13.1-738  After-acquired shares.

         A. A corporation may elect to withhold payment required by s 13.1-737 from a dissenter unless he was the beneficial owner of the shares on the date of the first publication by news media or the first announcement to shareholders generally, whichever is earlier, of the terms of the proposed corporate action, as set forth in the dissenters' notice.

         B. To the extent the corporation elects to withhold payment under subsection A of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares and of how the interest was calculated, and a statement of the dissenter's right to demand payment under s 13.1-739.

s 13.1-739 Procedure if shareholder dissatisfied with payment or offer.

         A. A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under s 13.1-737), or reject the corporation's offer under s 13.1-738 and demand payment of the fair value of his shares and interest due, if the dissenter believes that the amount paid under s 13.1-737 or offered under s 13.1-738 is less than the fair value of his shares or that the interest due is incorrectly calculated.

         B. A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection A of this section within thirty days after the corporation made or offered payment for his shares.

s 13.1-740  Court action.

         A. If a demand for payment under s 13.1-739 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the circuit court in the city or county described in subsection B of this section to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

         B. The corporation shall commence the proceeding in the city or county where its principal office is located, or, if none in this Commonwealth, where its registered office is located. If the corporation is a foreign corporation without a registered office in this Commonwealth, it shall commence the proceeding in the city or county in this Commonwealth where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

         C. The corporation shall make all dissenters, whether or not residents of this Commonwealth, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

         D. The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this article. If the court determines that such shareholder has not complied with the provisions of this article, he shall be dismissed as a party.

         E. The jurisdiction of the court in which the proceeding is commenced under subsection B of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

         F. Each dissenter made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation or (ii) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under s 13.1-738.

s 13.1-741  Court costs and counsel fees.

         A. The court in an appraisal proceeding commenced under s 13.1-740 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters did not act in good faith in demanding payment under s 13.1-739.

         B. The court may also assess the reasonable fees and expenses of experts, excluding those of counsel, for the respective parties, in amounts the court finds equitable:

         1. Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of ss 13.1-732 through 13.1-739; or

         2. Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed did not act in good faith with respect to the rights provided by this article.

         C. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

         D. In a proceeding commenced under subsection A of s 13.1-737 the court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

                                                                      APPENDIX E

                            ARTICLES OF INCORPORATION

                                       OF

                             HERITAGE BANCORP, INC.

         The undersigned does hereby act to establish a corporation under and by virtue of Chapter 9, Section 13.1 of the Code of Virginia, 1950, and Acts amendatory thereof, for the purposes and under the corporation name hereinafter mentioned, and to that end, I do, by these Articles of Incorporation, set forth as follows:

               1. The name of the corporation shall be:
                  HERITAGE BANCORP, INC.

               2. The aggregate number of shares which the corporation shall have authority to issue shall be ten million shares.

               3. The purposes for which this Corporation is formed are as follows:

                  (a) To act as a financial institution holding company in accordance with the provisions of Virginia Code ss.6.1-381 et seq (1950), as amended;

                  (b) To buy, sell, own, lease, mortgage, rent or otherwise deal in any real or personal property, wheresoever situate;

                  (c) To undertake, guarantee, assume and pay the indebtedness and liabilities of others, whether related in ownership and interest or otherwise;

                  (d) To purchase, acquire or otherwise deal in stocks, bonds, securities of any nature, of any corporation, domestic or foreign, including itself, and whether its powers and purposes are similar or dissimilar to those contained herein;

                  (e) Where permitted by law, to maintain an agency or agencies for the writing and selling of contracts of insurance issued by regularly incorporated insurance companies, domestic and foreign, for the insurance of human beings against death, sickness or personal injury, or property against loss of damage from fire, water, wind, burglaries and other causes, liability insurance and fidelity and surety bonds;

                  (f) To do every act or thing not inconsistent with law, which may seem to the Corporation's Board of Directors or Stockholders calculated at any time and from time to time, directly or indirectly, to effectuate the aforesaid business and objects, or any of them, or to enhance the value of the Corporation's property and rights;

                  (g) To carry on any other lawful business permitted under the laws of the Commonwealth of Virginia or by any Federal regulatory agency or authority.

               4. The stockholders of the corporation shall have no pre-emptive rights to purchase the unissued shares of the corporation.

               5. (a)  In  this   section  of  the  Articles  of  Incorporation,
"Officer" or "Director" means any person serving as an officer or director of the Corporation.

                  "Liability" means the obligation to pay a judgment, settlement, penalty, fine (including any excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

                  "Party" includes, without limitation, an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

                  "Proceeding"  means  any  threatened,  pending,  or  completed
action,  suit,  or  proceeding  whether  civil,  criminal,   administrative,  or
investigative and whether formal or informal.

                  (b) To the full extent that the Virginia Stock Corporation Act, as it exists on the date hereof or as hereafter amended, permits the indemnification, limitation or elimination of the liability of directors and officers, no director or officer of the Corporation made a party to any proceeding who meets the standard of conduct that is a prerequisite to indemnification or limitation or elimination of liability provided under the Virginia Stock Corporation Act, shall be liable to the Corporation or its stockholders for monetary damages arising out of any transaction, occurrence or course of conduct, whether occurring prior or subsequent to the effective date of these Articles of Incorporation.

                  (c) The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the director or officer did not meet any standard of conduct that is a prerequisite to indemnification or limitation or elimination of liability provided under the Virginia Stock Corporation Act.

                  (d) Every reference herein to directors, officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators.

               6. Shareholders shall be entitled to cumulate their votes in the election of Directors of the Corporation provided that the shareholder gives notice of his intent to cumulate votes to the Secretary of the Corporation sixty
(60) days before the date established in the bylaws for the annual meeting or no later than ten (10) days following the mailing of the notice of a special meeting.

               7. The address of the initial registered office of the corporation shall be 6862 Elm Street, Suite 400, P. O. Box EE, McLean, Fairfax County, Virginia 22101, and Edmund L. Walton, Jr., a resident of the State of Virginia and a member of the Virginia State Bar, whose address is 6862 Elm Street, Suite 400, P. O. Box EE, McLean, Fairfax County, Virginia 22101, shall be the initial registered agent of the corporation.

               8. The number of directors shall be fixed by the Bylaws, or, in the absence of a Bylaw fixing the number, the number shall be nine. The directors shall be divided into three classes (A, B and C) as nearly equal in number as possible. The initial term of office for members of Class A shall expire at the first annual meeting of stockholders after their election; the initial term of office for members of Class B shall expire at the second annual meeting of stockholders after their election; and the initial term of office for members of Class C shall expire at the third annual meeting of stockholders after their election. At each annual meeting of stockholders following such initial classification and election, directors elected succeed those directors whose terms expire, and shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, and shall continue to hold office until their respective successors are elected and qualify. At least three directors must be elected at each annual meeting.

         The initial Board of Directors of the Corporation shall consist of nine persons, and the names and addresses of the persons who are to serve as the Directors of the Corporation and the class to which each director is assigned are as follows:

                  CLASS A DIRECTORS         CLASS B DIRECTORS        CLASS C DIRECTORS
                  -----------------         -----------------        -----------------
                  John T. Rohrback          George K. Degnon         Harold E. Leiding
                  Ronald W. Kosh            Kevin B. Tighe           Phillip F. Herrick, Jr.
                  George P. Shafran         Henry E. Hudson          Stanley I. Richards

         In the event of any increase or decrease in the number of directors fixed by the Bylaws, all classes of directors shall be increased or decreased as equally as may be practicable. Newly-created directorships resulting from an increase by not more than two in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office, or other cause, shall be filled by the affirmative vote of a majority of the directors then in office, whether or not a quorum. Each director so chosen shall hold office until the expiration of the term of the director, if any, whom he has been chosen to succeed or, if none, until the expiration of the term of the class assigned to the additional directorship to which he has been elected, or until his earlier death, resignation, or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

               9. (a) Amendment to Articles of Incorporation: An amendment to the Articles of Incorporation shall be approved if two-thirds of the shareholder votes entitled to be cast by each voting class of stockholders entitled to vote on an amendment to the Articles of Incorporation of the Corporation are cast in favor of such action; provided, that, the Board, at its sole discretion, may decrease the required vote to not less than a majority of all the votes cast by each voting class of stockholders entitled to vote on the transaction.

                  (b) Merger, Exchange or Sale: Any merger or share exchange to which the Corporation is a party or any direct or indirect sale, lease, exchange or other disposition of all or substantially all of the Corporation's property, otherwise than in the usual and regular course of business, shall be approved if two-thirds of the shareholder votes entitled to be cast by each class of shareholders entitled to vote on such transaction are cast in favor thereof; provided, that, the Board, at its sole discretion, may decrease the required vote to not less than a majority of all the votes cast by each class of shareholders entitled to vote on the transaction.

                  (c) Conditions Upon Approval: This Article shall not affect the power of the Board of Directors to condition its submission of any plan of merger, share exchange, or direct or indirect sale, lease, exchange or other disposition of all or substantially all of the Corporation's property, otherwise than in the usual and regular course of business, on any basis, including the requirement of a lesser vote.

         10. Duly elected Directors of the Corporation may be removed only for good cause shown.

         11. In accordance with the provisions of Virginia Code ss.13.1-728.7 of the Code of Virginia, 1950, as amended, the Corporation shall possess stock redemption rights to the fullest extent permitted by law.

         WITNESS  the  following   signature  and  seal,  this  _______  day  of
_____________, 1998.

                                      ------------------------------------------
                                      EDMUND L. WALTON, JR., Incorporator

                                                                      APPENDIX F

                                     BYLAWS

                                       OF

                             HERITAGE BANCORP, INC.

         As adopted and duly amended by the Directors of Heritage Bancorp, Inc. (the "Corporation") on June 30, 1998.

                                    ARTICLE I

                                      Stock
                                      -----

         Section l. Certificates of stock and warrants shall be issued in numerical order; they shall be signed by the President and attested by the Secretary. A record of each certificate shall be kept on the stub thereof.

         Section 2. Transfers of stock and warrants shall be made only upon the books of the corporation, and before a new certificate is issued, the old certificate must be surrendered for cancellation and marked "cancelled" with the date of cancellation by the Secretary.

         Section 3. In case of loss or destruction of a certificate of or warrant, no new certificate shall be issued in lieu thereof except upon satisfactory proof to the Board of Directors of such loss or destruction, and upon the giving of a satisfactory security, by bond or otherwise, against loss to the Corporation. Any such new certificate shall be plainly marked "duplicate" upon its face.

                                   ARTICLE II

                                  Stockholders
                                  ------------

         Section l. The annual meeting of the stockholders of the Corporation shall be held in the principal office of the Corporation in Virginia, or such place as may be designated in the notice of the meeting, on the second Wednesday in June of each year, if not a legal holiday, but if a legal holiday, on the day following, or upon such other date as the Board of Directors may determine.

         Section 2. Special meetings of the stockholders may be called by the Chairman of the Board of Directors, President, or a majority of the Board of Directors.

         Section 3. Written notice stating the place, day, and hour of the meeting and the purpose or purposes for which the meeting is called, shall be given not less than ten nor more than fifty days before the date of the meeting (except if a different time is specified by statute), either personally or by mail, by or at the direction of the Chairman of the Board of Directors, the President, the Secretary, or the officer or person calling the meeting, to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the United States Mail addressed to the stockholder at his address as it appears on the stock or warrant transfer books of the Corporation, with postage thereon prepaid.

         Any notice required herein may be waived in writing before or after the meeting.

         Section 4. The transfer books for shares of capital stock of the Corporation may be closed by order of the Board of Directors for not exceeding fifty (50) days immediately prior to the meeting of stockholders for the purpose of determining stockholder entitled to notice of or to vote at any meeting of stockholder or any adjournment thereof or entitled to receive payment of any dividend or in order to make a determination of stockholders for any other purpose. In lieu of closing the stock transfer books, the Board of Directors may fix in advance a date as the record date for any such determination of stockholders, such date to be not more than fifty (50) days preceding the date on which the particular action requiring such determination of the stockholders is to be taken.

         Section 5. For purposes of any control share acquisition vote as defined in Virginia Code Section 13.1-728.1, et seq, Code of Virginia (1950), as amended, the record date for shares eligible to vote shall be the date upon which the potentially controlling shareholder files a control share acquisition statement with the Corporation.

         Section 6. A quorum at any meeting of the stockholders shall consist of a majority of the stock of the Corporation, represented in person or by proxy. A majority of such quorum shall decide any questions that may come before the meeting, except as otherwise provided by statute.

         Section 7. The Chairman of the Board shall preside over all meetings of the stockholders. If he is not present, or there is a vacancy in the office, the Vice Chairman presides. If neither the Chairman of the Board nor the Vice Chairman is present, the President shall preside, or, if none of the above is present, a Chairman shall be elected by the meeting. The Secretary of the Corporation shall act as Secretary of all the meetings, if he is present. If he is not present, the Chairman shall appoint a Secretary of the meeting. The Chairman of the meeting may appoint one or more inspectors of the election to determine the qualification of voters, the validity of proxies and the results of ballots.

         Section 8. Each share of common stock outstanding shall be entitled to one vote on the matter submitted to a vote at the meeting of the stockholders.

         Section 9. Any action by the stockholders may be taken by the unanimous written consent of all of the stockholders, without the necessity of a meeting.

         Section 10. Notice of Shareholder Business: (a) At the annual meeting of the shareholders of the Corporation, only such business shall be conducted as shall have been properly brought before the meeting. To be brought before an annual meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by a shareholder. For business to be properly brought before an annual meeting by a shareholder, the Shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation, not less than sixty (60) days nor more than ninety (90) days prior to the date of the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that in the event that less than seventy (70) days' notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by a shareholder, to be timely, must be so received not later than the close of business on the tenth (10th) day following: (a) the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed; or (b) the day on which such public disclosure was made. A shareholder's notice to the Secretary of the Corporation shall set forth as to each matter the shareholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Corporation's books of the shareholder proposing such business and of any other person or entity who is the record or beneficial owner of any shares of the Corporation and who, to the knowledge of the shareholder proposing such business, supports such proposal, (c) the class and number of the shares of the Corporation which are owned of record and beneficially owned by the shareholder proposing such business on the date of his notice to the Corporation and the number of shares so owned by any person or entity who, to the knowledge of the shareholder proposing such business, supports such proposal, and (d) any material interest (financial or other) of such shareholder in such proposal. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at any annual meeting except in accordance with the procedures set forth in this Section. The Chairman of the annual meeting may, if the facts warrant, determine and declare to the meeting that any business not complying with this provision is not properly brought before the meeting.

                                   ARTICLE III

                                    Directors
                                    ---------

         Section l. There shall be a board of a minimum of five and a maximum of nine directors (the exact number of which shall be determined by a majority vote of the Board of Directors) who shall be elected by ballot by the holders of voting stock for a term of three years and shall serve until the election and acceptance of their duly qualified successors. Notwithstanding the foregoing, the terms for the initial Board of Directors shall be as set forth in the Articles of Incorporation.

         Section 2. NOMINATIONS: Only persons who are nominated in accordance with the procedures set forth in this Section shall be eligible for election as Directors. Nominations of persons for election to the Board of Directors of the Corporation may be made by, or at the direction of the Board of Directors, or by any shareholder of the Corporation entitled to vote for the election of Directors who complies with the notice procedures set forth in subsection (a) of this Section. Such nominations, other than those made by, or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a shareholder's notice shall be delivered to or mailed and received at the principal executive offices of the Corporation, not less than sixty (60) days nor more than ninety (90) days prior to the date of the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that in the event that less than seventy (70) days' notice or prior public disclosure of the date of the meeting is given or made, notice by the shareholder to be timely, must be so received not later than the close of business on the tenth (10th) day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made. Such shareholder's notice shall set forth
(a) as to each person whom the shareholder proposes to nominate for election as a Director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Corporation which are owned of record and beneficially by such person, and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Action of 1934, as amended; and (b) as to the shareholder giving the notice, (i) the name and address of such shareholder and of any other person or entity who is the record or beneficial owner of shares of the Corporation and who, to the knowledge of the shareholder giving notice, supports such nominee(s) and (ii) the class and number of shares of the Corporation which are beneficially owned and owned of record by such shareholder and by any other person or entity who is the record or beneficial owner of shares of the Corporation and who, to the knowledge of the shareholder giving the notice, supports such nominee(s). At the request of the Board of Directors, any person nominated by the Board of Directors for election as a Director shall furnish to the Secretary of the Corporation the information required to be set forth in a shareholder's notice of nomination which pertains to the nominee. No person shall be eligible for election as a Director of the Corporation unless in accordance with the procedures set forth in this Section. The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by the Bylaws, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

         Section 3. The annual meeting of the Board of Directors shall be held on the second Wednesday of June of each year, if not a legal holiday, but if a legal holiday, on the day following or upon such date as may be set by the stockholders. Said meeting may be held within or without the State of Virginia at such place as may be designated in the notice of the meeting.

         Section 4. Regular and special meetings of the Board of Directors shall be held at times fixed by resolution of the Board of Directors or upon three days' written notice at such time and place as may be fixed in the Notice, and may be called at any time by the President or majority of the directors of the Corporation. At the sole discretion of the Board of Directors, Directors may participate in meetings by proxy or by telephone.

         Section 5. The Board of Directors shall elect from its membership, a Chairman who shall serve as presiding officer of the Board of Directors and at meetings of the stockholders and a Vice

Chairman who shall serve in such position in the absence of the Chairman. The Chairman and Vice Chairman shall perform such other duties as are properly required of him by the Board of Directors. The Secretary of the Corporation shall act as Secretary to the Board of Directors but need not be a member of such Board. Those serving as Chairman of the Board and the Vice Chairman of the Board of Directors are not officers of the Corporation by virtue of such positions.

         Section 6. Notices of special meetings shall be mailed by the Secretary to each member of the Board not less than three days before any such meeting and notices of special meetings shall state the purposes thereof. No notices shall be required for any regular meeting, the time, date and location of which has been fixed by resolution of the Board of Directors. Any notice required herein may be waived in writing by the party entitled to such notice.

         Section 7. A quorum of any Board meeting shall consist of such a majority of the entire membership of the Board. A majority of such quorum shall decide any question that may come before the meeting.

         Section 8. Directors may be removed only for good cause shown. All vacancies among the Directors, however occurring, shall be filled by a majority vote of the remaining Directors, although the remaining Directors may be less than a quorum.

         Section 9. The Board of Directors may, be resolution of a majority of all of the Directors, designate three or more directors to constitute an Executive Committee. The Executive Committee, when the Board of Directors is not in session may, to the extent permitted by law, exercise all powers of the Board of Directors. The Board of Directors shall elect a Chairman of the Executive Committee. Those serving as members of the Executive Committee are not officers of the

Corporation by virtue of such positions.

                                   ARTICLE IV

                                    Officers
                                    --------

         Section l. Officers of the Corporation shall be elected by the Board of Directors at their regular meeting. Officers may be removed with or without cause at any time whenever the Board of Directors, in its absolute discretion, shall consider the best interest of the Corporation would be served thereby. Vacancies, however created, shall be filled by the Board of Directors for the unexpired term at any regular or special meeting of the Board of Directors. The Board of Directors shall fix the compensation of the officers of the Corporation.

         Section 2. The officers of the Corporation shall include President, such Vice Presidents, Assistant Vice Presidents as the Board may determine necessary, a Secretary, a Cashier, and such Assistant Secretaries and Assistant Cashiers as it may determine necessary who shall be elected and qualified. The Board of Directors authorizes and directs the President to appoint such other officers and assistant officers as he or she may determine necessary. Such appointments by the President shall be ratified by the Board of Directors and such officers and assistant officers shall perform such duties as may be properly required by the President and the Board of Directors. The same person may simultaneously hold more than one office. The President must be a director.

         Section 3. The President shall preside at all meetings, except as provided in Article II, Section 7 of these bylaws, shall have general administrative supervision of the affairs of the Corporation, shall sign all certificates of stock and shall have the power to sign contracts, notes and other instruments of the Corporation and shall execute all deeds and deeds of trust affecting the real estate owned by the corporation; shall make reports to the directors and the stockholders, and perform such other duties as are incident to his office or her office or are properly required of him or her by the Board of Directors.

         Section 4. The Vice Presidents shall perform the duties as may be properly required of him or her by the President or Board of Directors.

         Section 5. The Secretary shall issue notices for all meetings, shall keep their minutes, shall have charge of the seal and the corporation minute book, and shall sign with the President all certificates of stock, deeds and deeds of trust and such other instruments as require his or her signature by these bylaws or by resolution of the Board of Directors.

         The Secretary shall keep his or her records at the principal place of business of the Corporation, and shall make available for inspection all such books and records to the persons and in such manner as is provided in Sections 13.1-770 through 13.1-772 of the Code of Virginia, as amended.

         Section 6. The Cashier shall be responsible for the maintenance of the general oversight of the accounting books and records of the Corporation and shall perform such other duties as are incident to her or her office or are properly required of him or her by the President or the Board of Directors.

                                    ARTICLE V

                             Finances and Dividends
                             ----------------------

         Section 1. Dividends may be declared by the Board of Directors from time to time in accordance with the Articles of Incorporation and in accordance with Section 13.1-653 of the Code of Virginia, as amended.

         Section 2. The funds of the Corporation shall be deposited in such banks or trust companies as the Directors shall designate and shall be withdrawn only upon check as ordered by the Board of Directors.

                                   ARTICLE VI

                                      Seal
                                      ----

         Section 1. The corporate seal of the Corporation shall show the name of the Corporation, the state in which it is incorporated, and the year of incorporation; i.e., "Heritage Bancorp, Inc.," Commonwealth of Virginia, 1998."

                                   ARTICLE VII

                              Voting of Stock Held
                              --------------------

         Section 1. Unless otherwise provided by a vote of the Board of Directors, the President or his duly designated representative may appoint attorneys to vote any stock in any corporation owned by this Corporation or may attend any meeting of the holders of stock of such Corporation and vote such shares in person.

                                  ARTICLE VIII

                                 Indemnification
                                 ---------------

         Section 1. In this article: "Liability" means the obligation to pay a judgment, settlement, penalty, or fine, or reasonable expenses incurred with respect to a proceeding. "Party" includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding. "Proceeding" means any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

         Section 2. In accordance with Section 13.1-69 et seq. of the Code of Virginia, as amended, the Corporation shall indemnify and reimburse any person who was or is a party to any proceeding, including a proceeding by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him in connection with such proceeding if (a) he conducted himself in good faith, and
(b) he believed, in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests, and, in all other cases, that his conduct was at least not opposed to its best interests, and in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful, and (c) he was not guilty of gross negligence or willful misconduct. Such determination that a person has met the standard of conduct set forth herein shall be made by the Board of Directors by a majority vote of a disinterested quorum, or by the majority vote of disinterested shareholders, or by special legal counsel appointed by the Board of Directors.

         Section 3. The Corporation may pay for or reimburse the reasonable expenses, including counsel fees, incurred by any applicant who is a party to a proceeding in advance of final disposition of the proceeding (1) if the person furnishes the corporation (a) a written statement of his good faith belief that he has met the standards of conduct set forth in Section 2 of this Article and
(b) a written unlimited general obligation, secured or unsecured, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet the standard of conduct and (2) a determination is made that the facts then known to those making the determination would not preclude indemnification under this Article. Determinations and authorizations of payments under this section shall be made in the manner specified in Section 2.

         Section 4. The Board of Directors is hereby empowered, by majority vote of a quorum, to cause the Corporation to indemnify or advance expenses to any person who was or is a party to a proceeding, by reason of the fact that he is or was an employee or agent of the corporation, or is or was serving at the request of the corporation as an employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the same extent and in the same manner as provided above as if such person were an officer or director.

                                   ARTICLE IX

           Loans to Directors, Executive Officers and Immediate Family
           -----------------------------------------------------------

         The total loans to any one director and related interest(s) shall be in compliance with all state and federal regulations.

                                    ARTICLE X

                                   Amendments
                                   ----------

         Section l. These bylaws may be amended, repealed or altered, in whole or in part, by a majority vote of the Board of Directors, at any regular meeting of the Board, or at any special meeting where such action has been announced in the call and notice of such meeting, but bylaws made by the Board of Directors may be repealed or changed and new bylaws made by the stockholders, and the stockholders may prescribe that any bylaws made by them shall not be altered or repealed by the Directors.

         The undersigned hereby certify that the foregoing are the bylaws adopted by unanimous consent of Directors as of June 30, 1998.

ATTEST:


/s/ George Aegnon                                    /s/ John T. Rohrback
--------------------                                 --------------------------
Secretary                                            President

     June 30, 1998                                        June 30, 1998
--------------------                                 ---------------------------
Date                                                 Date

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 13.1-696 of the Code of Virginia authorizes a Virginia corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation in which the director was adjudged liable and action charging improper personal benefit to the director in which he was adjudged liable) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise at the corporation's request, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Furthermore, under Section 13.1-698, a corporation shall indemnify a director who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding unless limited by its articles of incorporation. Section 13.1-702 states that unless, limited by a corporation's articles of incorporation, an officer of the corporation is entitled to mandatory indemnification under Section 13.1-698. Furthermore, under this article, the corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent as to a director.

     Section 13.1-703 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or who, while a director, officer, employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against liability asserted or incurred by him in any such capacity or arising from his status as such, whether or not the corporation would have the power to indemnify him against the same liability under Sections 13.1-697 or 13.1-698.

     Article 5 of the Company's Articles of Incorporation provides that directors and officers shall not be personally liable to the Company or its stockholders for monetary damages to the extent that the Virginia Stock Corporation Act permits such limitation or elimination of liability. Article 5 of the Company's Articles of Incorporation states that the Company may, among other things, indemnify any person who is or was a director or officer of the Company, who was or is made a party to, or is threatened to be made a party to, or has become a witness in, any threatened, pending or completed action, suit or proceeding, by reason of such agreement or service or the fact that such person is, was or has agreed to serve as a director, officer, employee or agent of another corporation or organization at the request of the Company.

     Article 5 also empowers the Company to purchase and maintain insurance to protect itself and its directors and officers, and those who were serving as directors or officers of another corporation or enterprise at the request of the Corporation, against any liability asserted against him arising out of his status as such.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

(A)  LIST OF EXHIBITS. (Filed herewith unless otherwise noted.)

EXHIBIT NO.                        DESCRIPTION                                   PAGE NO.
-----------                        -----------                                   --------
2.1  Agreement  and Plan of  Reorganization  by and among The Heritage  Bank and
     Heritage   Bancorp,   Inc.   (included   as   Appendix   C  to  the   Proxy
     Statement-Prospectus)

3.1 Articles of Incorporation of Heritage Bancorp, Inc. (included as Appendix E to the Proxy Statement-Prospectus)

3.2  Bylaws of  Heritage  Bancorp,  Inc.  (included  as  Appendix F to the Proxy
     Statement-Prospectus)

3.3  Articles of Incorporation of The Heritage Bank

3.4  Bylaws of The Heritage Bank

4.1  Draft Stock Certificate of Heritage Bancorp, Inc.

5.1 Opinion of Thacher Proffitt & Wood re: legality of securities to be registered

8.1  Opinion of Thacher Proffitt & Wood re: federal tax matters*

8.2  Opinion of Walton & Adams, P.C. re: state and local tax matters

10.1 The Heritage Bank 1998 Employee  Incentive  Stock Option Plan  (included as
     Appendix A to the Proxy Statement-Prospectus)*

10.2 The Heritage  Bank 1998  Outside  Director  Stock Option Plan  (included as
     Appendix B to the Proxy Statement-Prospectus)

10.3 The Heritage Bank 1992 Employee Incentive Stock Option Plan

13.1 The Heritage Bank 1997 Annual Report to Shareholders

23.1 Consent of Thacher Proffitt & Wood (included in Exhibits 5.1 and 8.1 to this Registration Statement)

23.2 Consent of Yount, Hyde & Barbour, P.C.

27.1 Financial Data Schedule (only filed in EDGAR format)

----------
*To be filed by amendment

(b)  Financial Statement Schedules.

     Financial statements of The Heritage Bank as of and for the year ended December 31, 1997 (included in pp.17-33 of The Heritage Bank 1997 Annual Report to Shareholders attached as Exhibit 10.4 hereto).

     Financial  statements  of The Heritage  Bank as of and for the three months
     ended  March  31,  1998   (included   in  pp.  F-1  --  F-6  of  the  Proxy
     Statement-Prospectus).

ITEM 22. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes as follows:

     (1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of McLean, Commonwealth of Virginia, on June 30, 1998.

                                           HERITAGE BANCORP, INC.

                                           By:   /s/ John T. Rohrback
                                              ----------------------------------
                                           John T. Rohrback
                                           President and Chief Executive Officer


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints John T. Rohrback and Richard A. Schaberg as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign the Form S-4 Registration Statement and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, and any rules and regulations promulgated thereunder, this Registration Statement, or amendment thereto, has been signed by the following persons in the capacities and on the dates indicated.

                   Name                                    Title                            Date
                   ----                                    -----                            ----
/s/ John T. Rohrback                        Director, President and Chief               June 30, 1998
---------------------------                 Executive Officer
John T. Rohrback                            (Principal executive officer)

/s/ Harold E. Lieding                       Chairman                                    June 30, 1998
---------------------------
Harold E. Lieding

/s/ Philip F. Herrick, Jr.                  Vice Chairman                               June 30, 1998
---------------------------
Philip F. Herrick, Jr.
/s/ George K. Degnon                        Secretary and Director                      June 30, 1998
---------------------------
George K. Degnon
/s/ Kevin P. Tighe                          Assistant Secretary and Director            June 30, 1998
---------------------------
Kevin P. Tighe
/s/ Stanley I. Richards                     Director                                    June 30, 1998
---------------------------
Stanley I. Richards
/s/ Henry E. Hudson                         Director                                    June 30, 1998
---------------------------
Henry E. Hudson
/s/ Ronald W. Kosh                          Director                                    June 30, 1998
---------------------------
Ronald W. Kosh
/s/ George P. Shafran                       Director                                    June 30, 1998
---------------------------
George P. Shafran
/s/ William B. Sutphin                      Senior Vice President (Principal            June 30, 1998
---------------------------                 Accounting Officer)
William B. Sutphin